EXHIBIT 10.61

                   POWER PURCHASE AGREEMENT

                           between

               POTOMAC ELECTRIC POWER COMPANY and

                   PANDA-BRANDYWINE, L.P. dated

                        August 9, 1991





                      TABLE OF CONTENTS


ARTICLE I - Definitions                                  2

ARTICLE II - Term                                       11

     2.1   Term                                         11
     2.2   Extension of Term                            11

ARTICLE III - Conditions to Purchase Obligations        12

     3.1   Regulatory Approvals                         12
     3.2   Conditions Precedent                         15
     3.3   Timing for PEPCO's Response; Updates         19

ARTICLE IV - Financial Assurances                       22

     4.1   Development Security                         22
     4.2   Interconnection Security                     24
     4.3   Form of Development Security and
                  Interconnection Security              25
     4.4   Extension to the Scheduled Commercial
           Operation Date                               26
     4.5   Performance Security                         27
     4.6   Liquidated Damages                           28

ARTICLE V - Sale and Purchase Obligations               29

     5.1   Delivery of Electric Energy and
           Capacity                                     29
     5.2   Electric Characteristics                     29
     5.3   Interruption or Suspension of
           Deliveries by PEPCO                          29
     5.4   Reduction                                    30
     5.5   Maximum Emergency Generation Condition       30

ARTICLE VI - Compensation, Billing and Payment          31

     6.1   Monthly Capacity Payment                     31
     6.2   Monthly Energy Payment                       35
     6.3   Loss of Qualifying Facility Status           54
     6.4   Other Charges                                55
     6.5   Billing and Payment                          55
     6.6   Other Payments                               56

ARTICLE VII - Pre-Operation Period                      57

     7.1   Facility Construction and Start-Up           57
     7.2   Commencement Date                            60
     7.3   Actual Commercial Operation Date             60

ARTICLE VIII - Operation and Maintenance                62

     8.1   Operation of Facility                        62
     8.2   Dependable Capacity; Testing of Capacity
           Rating                                       62
     8.3   Schedule and Dispatch of Generation          64
     8.4   Annual Notice of Scheduled
           Maintenance Outages                          66
     8.5   Routine Maintenance                          66
     8.6   Annual Maintenance and Inspection
           Report                                       66
     8.7   Maintenance Reserve                          67
     8.8   Special Operational Audits                   69
     8.9   Modification of Project and
           Financing Documents                          69
     8.10  Operating Committee                          70

ARTICLE IX - Interconnection                            71

     9.1   Interconnection and Transmission Facilities  71
     9.2   Cost Estimate and Schedule for Design
           Construction                                 71
     9.3   Interconnection Costs                        73
     9.4   Protective Devices                           73
     9.5   Access to Facility and Site                  74
     9.6   Transmission Facilities                      74

ARTICLE X - Metering                                    75

   10.1    Metering Devices                             75
   10.2    Inspection of Metering Devices               75
   10.3    Adjustments for Inaccurate Meters            76

ARTICLE XI - Representations, Warranties and
           Additional Covenants of Seller and PEPCO's
           Representations                              77
   11.1    Qualifying Facility                          77
   11.2    Fuel Supply and Transportation               77
   11.3    Operating and Maintenance Standards          78
   11.4    Effects on Voltage                           78
   11.5    Electrical Characteristics                   78
   11.6    Status and Authorization                     78
   11.7    Permits; Compliance with Laws                79
   11.8    Certificates                                 80
   11.9    Continuity of Existence                      80
   11.10   Books and Records; Information               80
   11.11   PEPCO's Representations                      80

ARTICLE XII - Taxes; Fines                              81

   12.1    Taxes                                        81
   12.2    Fines                                        81

ARTICLE XIII - Insurance                                82

   13.1    Insurance Required                           82
   13.2    Substitute Coverages                         84
   13.3    Scope of Insurance                           84
   13.4    Evidence of Insurance                        85
   13.5    Application of Proceeds                      85
   13.6    Primary or Excess Insurance                  85

ARTICLE XIV - Force Majeure                             86

   14.1    Effect of Force Majeure                      86
   14.2    Force Majeure Defined                        86
   14.3    Notification and Obligation to Remedy
           the Cause of Force Majeure                   86
   14.4    Limitations on Force Majeure; Right
           to Terminate                                 86

ARTICLE XV - Termination and Default                    87

   15.1    Event of Default                             87
   15.2    Remedies for Default                         91
   15.3    Termination Due to Market Forces             93

ARTICLE XVI - Indemnification and Liability             94

   16.1    Indemnification                              94
   16.2    Consequential Damages                        96

ARTICLE XVII - Dispute Resolution                       96

   17.1    Senior Officers                              96
   17.2    Maryland Commission                          97

ARTICLE XVIII - Option to Purchase Facility; Rights
                of First Refusal                        97

   18.1    Option to Purchase Transfer Interest         97
   18.2    Right of First Refusal to Purchase
           Transfer Interest                            98
   18.3    Right of First Refusal to Purchase
           Interest in Seller                           99
   18.4    Seller's Right to Convey Transfer
           Interest; Owner's Right to Convey
           Seller Interest                             100
   18.5    Limitations on Option to Purchase and
           Rights of First Refusal                     101
   18.6    PEPCO General Transfer Rights               101

ARTICLE XIX - Miscellaneous                            103

   19.1    Assignment                                  103
   19.2    Notices                                     104
   19.3    Choice of Law                               104
   19.4    Entire Agreement                            104
   19.5    Further Assurances                          105
   19.6    Waiver                                      105
   19.7    Modification or Amendment                   105
   19.8    Severability                                105
   19.9    Counterparts                                106
   19.10   Confidential Information                    106
   19.11   Independent Contractors                     106
   19.12   Third Parties                               107
   19.13   Headings                                    107
   19.14   Press Releases                              107
   19.15   Survival of Rights                          107
   19.16   Incorporated Provisions                     107
   19.17   Sections                                    108

ARTICLE XX - No Warranty of Facility by PEPCO          108

   20.1 No Implied Warranty                            108

                         APPENDICES

APPENDIX A - Description of Facility and Site
APPENDIX B - Sample Calculations
APPENDIX C - Guidelines and Performance Standards for
             Parallel Operation of Customer Generation
             Equipment on the PEPCO System
APPENDIX D - Testing Procedures for Determining Net
             Capability
APPENDIX E - Metering Equipment
APPENDIX F - Interconnection and Communication Specification APPENDIX G - Procedures for Determination of Fair Market
             Value of Facility
APPENDIX H - Requirements With Respect to Fuel Supply
             Arrangements
APPENDIX I - Generating Unit Event Reporting
APPENDIX J - Summary Specification for 230KV Overhead
             Transmission Lines
APPENDIX K - Contributions to Maintenance Reserve Pursuant to
             Subsection 8.7(b)(ii)
APPENDIX L - Capacity Rate
APPENDIX M - Natural Gas Reserve Commitment and Price APPENDIX N - Equivalent Availability Factor ("EAF")
APPENDIX O - Equivalent Forced Outage Rate ("EFOR")
APPENDIX P - Valuation Procedures for PEPCO's
             Buyout Rights under Subsection 18.6(b)(ii)






                  POWER PURCHASE AGREEMENT

          This Agreement, dated as of August 9, 1991, by and between Panda-Brandywine, L.P. ("Seller"), a Delaware Limited Partnership, and Potomac Electric Power Company ("PEPCO"), a District of Columbia and Virginia corporation, (referred to hereinafter individually as "Party" and collectively as the "Parties").

                         WITNESSETH:

          WHEREAS, Seller proposes to design, construct, operate and maintain an electric generating facility, with a nominal rating of approximately 230,000 kilowatts to be interconnected with PEPCO's electric transmission system, at a site in Prince George's County, Maryland for the generation and sale of electricity to PEPCO, such facility and site being more specifically described in Appendix A hereto (collectively, the "Facility");

          WHEREAS, PEPCO desires to encourage and promote the development of the lowest cost, reliable generation options, including Qualifying Facilities, as part of its least cost plans for meeting customer needs;

          WHEREAS, Seller desires to sell to PEPCO, and PEPCO desires to purchase from Seller, all the electricity generated by the Facility for a period of twenty-five (25) Years after the Actual Commercial Operation Date at the rates and in accordance with the terms and conditions set forth herein; and

          WHEREAS, PEPCO's willingness to enter into this Agreement and willingness to purchase electric power from the Facility at the rates and in accordance with the terms and conditions set forth herein in based upon the expectation that the regulatory agencies with jurisdiction over PEPCO's sales will determine that this Agreement is consistent with PEPCO's least cost planning with respect to timing and costs.

          NOW, THEREFORE, in consideration of these premises and the mutual covenants set forth herein, the Parties hereby agree that the following terms and conditions shall govern Seller's sale and delivery of electricity from the Facility to PEPCO and PEPCO's purchase and receipt of such electricity from Seller:

                          ARTICLE I
                         DEFINITIONS

          Unless otherwise defined herein or in any appendix hereto, the following terms when used herein or in any appendix hereto shall have the meanings set forth below. Such meanings shall be applicable to both the singular and the plural and to the masculine and the feminine forms of such terms.

          1.1 "Actual Commercial Operation Date" - The date following the Day upon which Seller first successfully completes the Net Capability test of the Facility pursuant to
Section 8.2 and has otherwise complied with all conditions set forth in Section 7.3.

          1.2 "Agreement" - This Power Purchase Agreement including all appendices and amendments and supplements that may be entered into by the Parties from time to time.

          1.3 "Availability Market" or "AT" - The AT as defined in Subsection 6.1(a).

          1.4 "Available Capacity" - The Net Capability of the Facility adjusted for ambient temperature as prescribed in manufacturer's design specifications.

          1.5  "Billing Period" - The approximately thirty
(30) Day period used for billing purposes pursuant to Article
VI hereof. This period will correspond as closely as practicable to the Calendar Month.

         1.6  "Business Day" - Monday through Friday
excluding holidays recognized by PEPCO. As of the date of this Agreement, these holidays include New Year's Day, Martin Luther King's Birthday, Inauguration Day, Washington's Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, and Christmas Day. Such holidays may be changed by PEPCO upon ten (10) Days' written notice to Seller.

          1.7 "Calendar Day" or "Day" - A Calendar Day shall be the twenty-four (24) Hour period beginning and ending at 12:00 midnight Eastern Time.

           1.8 "Calendar Month or "Month" - A Calendar Month shall begin at 12:00 midnight on the last Day of the preceding month and end at 12:00 midnight on the last Day of the current month.

          1.9  "Calendar Quarter" or "Quarter" - A Calendar
Quarter shall be a three (3) Month period beginning at 12:00 midnight on December 31, March 31, June 30, or September 30.

          1.10 "Calendar Year" - A Calendar Year shall be the twelve (12) Month period beginning at 12:00 midnight on December 31 and ending at 12:00 midnight on the subsequent
December 31.

          1.11  "CERCLA" - The Comprehensive Environmental
Response, Compensation and Liability Act of 1980, 42 U.S.C.
9601, et seq., as amended from time to time.

          1.12 "Closing Date" - The date of the execution and delivery of the Financing Documents for the construction financing for the Facility, which in any event shall not be earlier than the Scheduled Closing Date.

          1.13  "Columbia Gas System" - The Columbia Gulf
Transmission Company and the Columbia Gas Transmission
Corporation, or any successors thereto.

          1.14  "Columbia Gas Transmission Corporation" -
The Columbia Gas Transmission Corporation or any successor thereto.

          1.15  "Columbia Gulf Transmission Company" - The
Columbia Gulf Transmission Company or any successor thereto.

          1.16  "Columbia LNG" - The Columbia LNG
Corporation or any successor thereto.

          1.17 "Commencement Date" - The first date energy is generated by the Facility and is metered by the PEPCOowned metering equipment.

          1.18 "Construction Start Date" - The date when continuing work has started on the Facility with the pouring of concrete foundations for the structures to be erected and the equipment to be installed at the Site.

          1.19 "Contract Year" - A Contract Year shall be the twelve (12) Month period beginning on the first Day of the first Month following the Actual Commercial Operation Date (provided, however, that if the Actual Commercial Operation Date occurs on the first Day of a Month, then the first Contract Year shall begin on the Actual Commercial Operation Date), and on each succeeding anniversary thereof, and provided further that the last Contract Year shall end at the end of the Term.

          1.20  "Critical Path Method Schedule" or "CPM
Schedule" - The milestone schedule required pursuant to Subsection 7.1(c).

          1.21  "Dependable Capacity" - The capacity
expressed in kilowatts committed by Seller to PEPCO for the Term and determined in accordance with Section 8.2.

          1.22  "Development Security" - The security
provided by the Seller pursuant to Section 4.1.

          1.23  "Dispatch Payment" - The payment for Net
Electrical Output from the Second and Fourth Dispatch
Segments in any given Billing Period calculated in accordance with Subsection 6.2(b)(iii).

          1.24 "Dispatchable Portion" - The portion of the Facility's capacity and the Net Electrical Output associated therewith under the sole direction and control of PEPCO's dispatchers, which portion consists of all of the Dependable Capacity in excess of the Limited Dispatch Portion and shall equal one hundred and forty (140) MW at 92 degrees F. and fifty percent (50%) relative humidity.

          1.25  "District of Columbia Commission" - The
Public Service Commission of the District of Columbia or any successor thereto.

          1.26 "Effective Date" - The date set forth in the first paragraph of this Agreement.

          1.27  "Emergency Condition" - A condition or
situation which in PEPCO's sole judgment presents an imminent physical threat of danger to life, health or property or could cause a significant disruption on the PEPCO System and could adversely affect PEPCO's ability to meet its obligations to provide safe, adequate, and reliable electric service to its customers including, but not limited to, other utilities with which PEPCO is interconnected or the PJM Pool.

          1.28  "Engineering Procurement & Construction
Contractor" or "EPC Contractor" - The firm or firms retained by Seller for the purpose of engineering, procurement, construction and testing of the Facility.

          1.29  "Equivalent Availability Factor" or "EAF" -
The availability of the Facility to produce kilowatt-hours of electrical energy during any period, to be determined as set forth in Appendix N attached hereto.

          1.30  "Equivalent Forced Outage Rate" or "EFOR" -
The equivalent forced outage rate of the Facility as determined in accordance with Appendix O attached hereto.

          1.31  "Extended Scheduled Commercial Operation
Date" - The date to which the Scheduled Commercial Operation
Date has been extended upon the Seller's compliance with the requirements of Section 4.4.

          1.32 "Event of Default" - Shall be defined as set forth in Sections 15.1 and 18.3 and Appendix H attached hereto.

          1.33 "Facility" - Seller's generation facility including the Site, auxiliary equipment and equipment located on the Site as more specifically described in Appendix A, and including Seller's equipment required by Appendices C, E and F.

          1.34  "Federal Power Act" - The Federal Power Act,
16 U.S.C.  791a et seq., as amended from time to time.

          1.35  "FERC" - The Federal Energy Regulatory
Commission or any successor thereto.

          1.36 "Financier Period" - Shall be defined as set forth in Subsection 15.2(b)(i).

          1.37 "Financing Documents" - The loan agreements (including any subordinated debt), notes, bonds, indentures, security agreements, and other documents relating to the construction financing and/or the permanent financing for the Facility, including any refinancing documents and any and all amendments and supplements to the foregoing that may be entered into from time to time.

          1.38 "Financing Parties" - Any and all lenders providing the construction financing and/or the permanent financing for the Facility, pursuant to the Financing
Documents.

          1.39 "First Dispatch Segment" - Shall be defined as set forth in Subsection 6.2(b)(i).

          1.40 "Force Majeure" - An event, condition or circumstance as specified by Section 14.2.

          1.41 "Fourth Dispatch Segment" - Shall be defined as set forth in Subsection 6.2(b)(i).

          1.42 "Fuel" - The primary fuel to be used by the Facility will be natural gas. The Facility will use No. 2 fuel oil as an alternate fuel.

          1.43 "Fuel Supply Contract(s)" - The contracts entered into, or to be entered into, by Seller for the supply of, and transportation of, Fuel for the Facility.

          1.44  "Fuel Supply Plan" - Seller's plan for
providing Fuel for the Facility to ensure the operation of the Facility in accordance with the terms and provisions of this Agreement. The Fuel Supply Plan shall include, but not be limited to, Seller's proposed Fuel supply and transportation arrangements, and Seller's plans to facilitate use of the most economic Fuel.

          1.45 "GNP Deflator" - The implicit price deflator associated with the Gross National Product ("GNP") as normally published by the United States Department of Commerce for each Quarter or, if the quarterly GNP deflator is no longer published, such other substitute index that measures quarterly or annual inflation in prices for goods and services in the United States as the Parties shall mutually agree upon.

          1.46 "Hour" - A period of sixty (60) consecutive minutes commencing at 12:00 midnight Eastern Time, or commencing at the end of such consecutive sixty (60) minute period or at the end of a subsequent consecutive sixty (60) minute period.

          1.47  "Independent Engineer" - The consulting
engineering firm or professional engineer retained by the Seller or the Financing Parties and approved by PEPCO, which approval shall not be unreasonably withheld.

          1.48 "Interconnection Costs" - PEPCO's costs and expenses associated with the construction and installation of the Interconnection Facilities in accordance with the terms and conditions set forth in Article IX, including but not limited to any applicable allowance for funds used during construction, any PEPCO income tax obligation
(including the tax on tax effect, if any), and the reasonable costs incurred by PEPCO to remedy or mitigate any system stability risks to the PEPCO System caused or contributed to by the Facility.

          1.49  "Interconnection Facilities" - All the
facilities (except for any Transmission Facilities) determined to be necessary by PEPCO in accordance with Prudent Utility Practices to enable PEPCO to receive Net Electrical Output and Dependable Capacity from the Facility and to maintain the stability of the PEPCO system, including but not limited to, all metering devices, transformers and associated equipment, communications equipment, relay and switching equipment, circuit breakers and other protective devices and safety equipment, and telecommunications equipment, wherever located.

          1.50 "Interconnection Plan" - The plan for the construction and installation of the Interconnection
Facilities, including the estimates of the Interconnection
Costs, prepared by PEPCO in accordance with the terms and conditions set forth in Article IX.

          1.51 "Interconnection Point" - The physical point at PEPCO's Burches Hill Substation where the Transmission
Facilities and the PEPCO System are connected, or such other point as the Parties may agree.

          1.52 "Interconnection Security" - The security provided by Seller pursuant to Section 4.2.

          1.53 "Limited Dispatch Portion" - The portion of the Facility's capacity and the Net Electrical Output associated therewith over which PEPCO has limited dispatch control. The Limited Dispatch Portion shall consist of up to approximately eighty-five percent (85%) of the maximum capability of the Facility and the Net Electrical Output associated therewith with one combustion turbine operating and shall equal ninety (90) MW at 92 degrees F. and fifty percent
(50%) relative humidity.

          1.54  "Maintenance Reserve" - The Maintenance
Reserve fund described in and maintained in accordance with
Section 8.7.

          1.55  "Maryland Commission" - The Maryland Public
Service Commission or any successor thereto.

          1.56 "Maximum Emergency Generation Condition" - A period in which PEPCO has determined that it needs the maximum attainable Net Electrical Output from the Facility as a result of an emergency shortage of electric capacity or energy as declared by the PEPCO dispatcher or for such other periods as the Parties may mutually agree upon.

          1.57 "MBtu" - One million (1,000,000) British thermal units.

          1.58 "Maximum Generation Emergency Condition" - A light load period declared by the PEPCO dispatcher.

          1.59  "Monthly Capacity Payment" - The payment
PEPCO will pay Seller each Billing Period for Dependable
Capacity calculated in accordance with Section 6.1.

          1.60 "Monthly Energy Payment" - The payment PEPCO will pay Seller each Billing Period for the Net Electrical Output of the Facility calculated in accordance with Section
6.2. The Monthly Energy Payment shall consist of the sum of the Dispatch Payment, Unit Commitment Payment, and Simple Cycle Energy Payment.

          1.61  "MW" - Megawatt.

          1.62  "MWH" - Megawatt-hour.

          1.63 "Net After-Tax Cash Flow" - The sum equal to the net cash flow from the operation of the Facility (all revenues net of all direct and indirect expenses, including but not limited to operation and maintenance expenses incurred in good faith and debt service and any debt reserve funding requirements, and excluding as an expense, depreciation, amortization or other non-cash expenditures) available to Seller for distribution to its partners minus the Seller's effective Federal and State income taxes as determined in accordance with generally accepted accounting principles consistently applied.

          1.64 "Net Capability" - The capacity expressed in kilowatts or megawatts from the Facility metered by the PEPCO-owned metering equipment as established in accordance with Appendix D.

          1.65  "Net Electrical Output" - The electric
energy output of the Facility net of station use in kilowatt hours metered by the PEPCO-owned metering equipment and delivered at the Interconnection Point.

          1.66  "Operating Committee" - The Committee
established in accordance with Section 8.10.

          1.67 "PEPCO" - The Potomac Electric Power Company or any successor thereto.

          1.68  "PEPCO System" - The bulk power network
controlled or used by PEPCO for the purpose of generating, transmitting, and distributing electricity to PEPCO's customers.

          1.69  "Performance Security" - The security
provided by Seller pursuant to Section 4.5.

          1.70  "PJM Agreement" - The Pennsylvania-New
Jersey Maryland Interconnection Agreement, made among the members of the PJM Pool, providing, inter alia, for coordinated planning and operation of the members' systems in order to enhance the efficiency, economy, and reliability of electrical service in the Mid-Atlantic Region, as it may be amended or superseded from time to time.

          1.71 "PJM Pool" - The power pool comprised of various electric utility systems in the Mid-Atlantic Region, including PEPCO, serving customers in the States of Maryland, New Jersey, and Delaware, the Commonwealths of Virginia and Pennsylvania, and the District of Columbia, or any other power pool in which PEPCO may be included hereafter.

          1.72 "Prudent Utility Practices" - The practices generally followed by the United States electric utility industry with respect to the design, construction, operation, and maintenance of electric generating, transmission, and distribution facilities (including, but not limited to, the engineering, operating, and safety practices generally followed by the electric utility industry).

          1.73  "PURPA" - The Public Utility Regulatory
Policies Act of 1978, Pub. L. No. 95-617, as amended from time to time.

          1.74  "Qualifying Facility" - A cogeneration
facility or a small power production facility which is a qualifying facility within the meaning of the FERC regulations implementing PURPA set forth in Part 292 of Title
18 of the Code of Federal Regulations, as in effect from time to time.

          1.75  "RCRA" - The Resource Conservation and
Recovery Act of 1976, 42 U.S.C. 6901, et seq., as amended from time to time.

          1.76 "Reduction" - The reduction or interruption of Net Electrical Output by Seller at PEPCO's request pursuant to Section 5.4.

          1.77  "Scheduled Closing Date" - The date on which
Seller, by at least one hundred (100) Days' prior written notice to PEPCO, projects that the Closing Date will occur.

          1.78  "Scheduled Commencement Date" - The
scheduled commencement date specified by Seller pursuant to Subsection 7.1(c)(viii) in the initial CPM Schedule, as such date is confirmed pursuant to Subsection 9.2(a).

          1.79  "Scheduled Commercial Operation Date" -
June 1, 1996.

          1.80 "Scheduled Outage" - A planned interruption of the Facility's generation that has been coordinated in advance with PEPCO with a mutually agreed start date and duration pursuant to Section 8.4 and that is required for inspection, preventive maintenance, or corrective maintenance of the Facility.

          1.81 "Second Dispatch Segment" - Shall be defined as set forth in Subsection 6.2(b)(i).

          1.82  "Seller" - Panda-Brandywine, L.P., a
Delaware Limited Partnership.

          1.83 "Simple Cycle Energy Payment" - The payment for Net Electrical Output during periods when the Facility is dispatched in simple cycle mode (i.e., when the steam turbine is not available), calculated in accordance with Subsection 6.2(b)(iv)

          1.84 "Site" - The parcel of land upon which the Facility is to be constructed and located.

          1.85  "Start-up Energy" - The electric energy
delivered at the Interconnection Point associated with the start-up testing of the Facility prior to the Actual
Commercial Operation Date as metered by the PEPCO-owned metering equipment.

          1.86 "Steam Supply Contract" - The contract(s) entered into by Seller and an industrial host for the sale of thermal energy produced by the Facility.

          1.87 "Summer Period" - The Months of June, July and August.

          1.88 "Term" - The period of this Agreement as specified in Section 2.1 hereof, plus any extension thereof in accordance with Section 2.2.

          1.89  "Test Energy" - The electric energy
delivered at the Interconnection Point associated with the testing of the Facility following the Actual Commercial
Operation Date as metered by the PEPCO-owned metering equipment.

          1.90 "Third Dispatch Segment" - Shall be defined as set forth in Subsection 6.2(b)(i).

          1.91  "Transco System" - The Transcontinental Gas
Pipe Line Corporation or any successor thereto.

          1.92 "Transfer Interest" - All or any portion of Seller's right, title or interest in the Facility and/or the Site, which Seller proposes to sell, transfer, convey or otherwise dispose of, whether upon Seller's own initiative, or in response to a bona fide offer received by Seller from a third party, or otherwise.

          1.93 "Transmission Facilities" - The transmission lines and associated equipment for connecting the Facility at the line side of the Facility's line disconnect switch to the line side of the line disconnect switch at PEPCO's Burches Hill 230 kV Substation.

          1.94 "Transmission Facilities Plan" - The plan for construction of the Transmission Facilities to be prepared by Seller and approved by PEPCO pursuant to Section
9.6.

          1.95  "Transmission Facilities Site" - The
parcel(s) of land upon which the Transmission Facilities are to be constructed and located.

          1.96 "Unit Commitment Payment" - The payments associated with commitment of the Facility's First Dispatch
Segment and Third Dispatch Segment calculated in accordance with Subsection 6.2(b)(ii).

          1.97  "Week" - A period of seven (7) consecutive
Days beginning at 12:00 midnight on Sunday and ending at 12:00 midnight on the following Sunday.

          1.98  "Winter Period" - The Months of December,
January and February.

          1.99 "Year" - A Year shall be the three hundred and sixty-five (365) Day period beginning at 12:00 midnight on the Day before the first Day of such period and ending at 12:00 midnight on the 365th Day of such period, provided that a Year in which there is a February 29th shall consist of three hundred and sixty-six (366) Days.

                         ARTICLE II
                            TERM

          2.1 Term. This Agreement shall become effective as of the Effective Date, and shall continue in effect for an initial period ending on the date that is twenty-five (25) Years from the Actual Commercial Operation Date, unless otherwise extended or terminated in accordance with the provisions set forth herein.

          2.2 Extension of Term. If PEPCO requests an extension of this Agreement prior to two (2) Years before the end of the then current Term, Seller shall enter into good faith negotiations with PEPCO to reach an extension agreement on terms and conditions acceptable to each Party in its sole discretion, and Seller shall not negotiate with any other person for such purpose unless no such extension agreement has been reached as of one (1) Year prior to the end of the then current Term.

                         ARTICLE III
             CONDITIONS TO PURCHASE OBLIGATIONS

          3.1  Regulatory Approvals.
          (a) PEPCO's obligation to purchase, accept and pay for Dependable Capacity and Net Electrical Output pursuant to Articles V and VI shall not commence until (i) PEPCO's receipt of final, nonappealable orders from the Maryland Commission and the District of Columbia Commission, each in form and substance satisfactory to Seller and PEPCO, each in its sole discretion, finding that the need for and the timing of the Facility are consistent with PEPCO's least cost planning, finding that the payments for energy and capacity purchases from the Facility by PEPCO pursuant to the terms of this Agreement are equal to or less than PEPCO's avoided costs, and approving this Agreement, (ii) PEPCO's receipt of all other governmental or regulatory approvals required by PEPCO in connection with its execution and performance of this Agreement in form and substance satisfactory to Seller and PEPCO, each in its sole discretion, and (iii) Seller's receipt of all other governmental or regulatory approvals required by Seller in connection with its execution and performance of this Agreement in form and substance satisfactory to Seller and PEPCO (as determined by each Party in accordance with the standards set forth in Subsection 3.1(b)). The Parties hereto agree to seek all such regulatory approvals expeditiously and to use all reasonable efforts to obtain approval of the Agreement from the Maryland Commission and the District of Columbia Commission.

          (b) For purposes of the governmental or regulatory approvals to be received by Seller referred to in Subsection 3.1(a)(iii) (other than any approval for the Transmission Facilities or any air permit for the Facility from the Maryland Department of Environment's Air Management Administration), any such approval shall be satisfactory to a Party unless such Party reasonably determines that such approval would materially impair the operation of the Facility by Seller as a facility that is dispatchable by PEPCO in accordance with the terms and provisions of this Agreement or would otherwise materially impair PEPCO's rights in accordance with the terms and provisions of this Agreement. Any governmental or regulatory approval required for the Transmission Facilities (including, but not limited to, any certificate of public convenience and necessity for the Transmission Facilities from the Maryland Commission) shall be satisfactory to a Party if such approval is satisfactory to such Party in its sole discretion. The air permit for the Facility from the Maryland Department of Environment's Air Management Administration shall be satisfactory to a Party if such permit satisfies the standard set forth in the first sentence of this Subsection 3.1(b) and, additionally in the case of PEPCO, if such permit does not materially impair any existing air permit for any existing or planned facility issued to PEPCO prior to the Effective Date.

          (c) Upon receipt by PEPCO or Seller of any order or approval described in Subsection 3.1(a) above, such Party shall promptly transmit to the other Party a copy of such order or approval. Within thirty (30) Days of the date of such transmittal, each Party shall give notice to the other Party whether it deems the terms and conditions of such order or approval to be satisfactory in accordance with the standards set forth for its review of such order or approval in the relevant subpart of Subsection 3.1(a) and, if applicable, Subsection 3.1(b). If a Party determines that any such order or approval does not satisfy such standards, such Party shall include with its notice a brief written explanation of the basis for its determination, unless the determination of whether such order or approval was satisfactory was left to the sole discretion of the Party, in which case no written explanation shall be required.

          (d)  If the orders identified in Subsection
3.1(a)(i) have not been received and accepted by the Parties in accordance with Subsections 3.1(a)(i) and 3.1(c) by June 1, 1992, either Party shall have the right to terminate this Agreement immediately without any further liability hereunder by providing written notice of such termination to the other Party within thirty (30) Days of June 1, 1992.

          (e) (i) On or before April 1, 1992, PEPCO shall provide to Seller for informational purposes a list of all governmental or regulatory approvals to be obtained by PEPCO in connection with PEPCO's execution and performance of this Agreement that are within the scope of Subsection 3.1(a)(ii). This list shall indicate the status of each such approval (i.e., whether such approval has been received and accepted by PEPCO pursuant to Subsections 3.1(a)(ii) and 3.1(c), whether an application is pending for such approval, or the approximate time when PEPCO contemplates applying for and receiving such approval). PEPCO shall have the right to revise the list of governmental or regulatory approvals submitted to Seller under this Subsection 3.1(e) at any time to include any additional governmental or regulatory approvals required to be obtained by PEPCO in connection with its execution and performance of this Agreement, provided that the requirement to obtain any such additional approval was imposed after the submittal of the list under this Subsection 3.1(e).

                  (ii)  When PEPCO receives any governmental
or regulatory approval specified in the list provided by PEPCO to Seller pursuant to Subsection 3.1(e)(i), as such list may be revised by PEPCO pursuant to such subsection, PEPCO shall notify Seller whether it considers such approval to be satisfactory in form and substance in its sole discretion in accordance with the procedures set forth in Subsection 3.1(c). If PEPCO notifies Seller that any such approval that is in final and nonappealable form is not satisfactory to PEPCO, PEPCO may terminate this Agreement immediately by written notice to Seller given within ten (10) Days after the date of the notice that such approval was not satisfactory.

                  (iii)  On or before thirty (30) Days prior
to the Scheduled Closing Date, PEPCO shall advise Seller of the status of any remaining governmental or regulatory approvals specified in the list provided by PEPCO to Seller pursuant to Subsection 3.1(e)(i), as such list may be revised by PEPCO pursuant to such subsection, for which PEPCO has not provided Seller notice under Subsection 3.1(c). If PEPCO has not obtained any such approval in form and substance satisfactory to PEPCO in its sole discretion on or before the Closing Date, then PEPCO, by written notice given to Seller at any time prior to the Closing Date, may terminate this Agreement.

                   (iv)  If PEPCO terminates this Agreement
pursuant to this Subsection 3.1(e), neither Party shall have any further liability to the other Party, except that PEPCO shall return or release, as the case may be, the Development Security, and the accumulated interest thereon, to Seller within thirty (30) Days after the date of such termination.

          (f) Both Parties agree that the rates pursuant to which PEPCO shall purchase Net Electrical Output and Dependable Capacity from Seller hereunder constitute formula rates established pursuant to this Agreement which must be filed with, and approved by, the Maryland Commission in accordance with Subsection 3.1(a)(i) as a condition precedent to the commencement of PEPCO's obligation to purchase, accept and pay for Dependable Capacity and Net Electrical Output from Seller at such rates. The Parties further agree that in the event that the facility loses its status as a Qualifying Facility, they hereby (i) waive the right to make any unilateral filing with the FERC under Section 205 of the Federal Power Act, (ii) waive the right to submit any complaint under Section 206 of the Federal Power Act which seeks to modify or change this Agreement without the prior consent of the other Party, and (iii) intend that FERC's power to impose changes to this Agreement under Section 206 of the Federal Power Act be limited to circumstances in which FERC finds that this Agreement is contrary to the public interest.

          3.2 Conditions Precedent. PEPCO's obligation to purchase, accept and pay for Dependable Capacity and Net Electrical Output pursuant to Articles V and VI of this Agreement shall not commence until Seller has provided the following material and information to PEPCO (or, in the case of the information to be provided under Subsection 3.2(h)(vi), to PEPCO's fuel consultant) within the times specified herein (unless previously provided to PEPCO) and PEPCO has approved such material and information in accordance with Section 3.3 (except that PEPCO's obligation to purchase Start-up Energy shall not be subject to the provision of the material and information identified in Subsections 3.2(p) or (q)):

          (a) As soon as available, but no later than one hundred and eighty (180) Days after the last to occur of receipt of (i) approval of this Agreement, with the findings specified in Subsection 3.1(a)(i), by the Maryland Commission and (ii) approval of this Agreement, with the findings specified in Subsection 3.1(a)(i), by the District of Columbia Commission:

                (i) a copy of Seller's water supply plan for the Facility;
               (ii)  a copy of Seller's waste disposal plan
     for the Facility;
              (iii) a Phase 1 EPA environmental assessment of the Site and the portion of the Transmission Facilities Site that is not on property owned by PEPCO as of the Effective Date (including, but not limited to, identification of the presence of any polychlorinated biphenyls, materials stored in underground storage tanks, hazardous wastes within the meaning of RCRA and hazardous substances within the meaning of CERCLA);
               (iv)  information and analyses reasonably
     satisfactory to PEPCO demonstrating that the Site and the Transmission Facilities Site and construction and operation of the Facility and the Transmission Facilities shall comply with all applicable environmental requirements;
                (v)  a copy of the Fuel Supply Plan for the
     Facility;
               (vi) a report of the Independent Engineer to the effect that the Facility can be constructed in accordance with Prudent Utility Practices and the other requirements of this Agreement; and
              (vii) a report from an independent third party knowledgeable in the operation and maintenance of a generating facility such as the Facility and mutually acceptable to the Parties that, given reasonable assumptions as to costs and inflation, the projected revenues under this Agreement throughout the Term will be sufficient to cover the projected expenses to operate and maintain the Facility in accordance with Prudent Utility Practices throughout the Term.

          (b) Within one hundred and twenty (120) Days after the last to occur of receipt of (i) approval of this Agreement, with the findings specified in Subsection 3.1(a)(i), by the Maryland Commission, and (ii) approval of this Agreement, with the findings specified in Subsection 3.1(a)(i), by the District of Columbia Commission, the initial CPM schedule as required pursuant to Subsection 7.1(c) of this Agreement.

          (c)  As soon as available, but no later than
September 1, 1992, a copy of Seller's application for an air permit for the Facility from the Maryland Department of Environment's Air Management Administration.

          (d)  As soon as available, but no later than
September 1, 1993, a copy of Seller's applications for a water withdrawal permit for the Facility from the Maryland Department of Environment and for either (i) a national pollutant discharge elimination system permit for the Facility from the Maryland Department of Environment or (ii) a permit for the Facility in compliance with rules promulgated pursuant to the pre-treatment effluent standards of the Clean Water Act.

          (e) The Development Security in the amounts and at such times as required under Section 4.1.

          (f) No later than ninety (90) Days prior to the Scheduled Closing Date, a copy of the Seller's limited partnership agreement.

          (g) Beginning at least forty-five (45) Days prior to the Scheduled Closing Date and continuing through the Closing Date as required pursuant to Subsection 3.3(b) of this Agreement, copies of the current drafts of those Financing Documents which include provisions that may affect PEPCO's rights under this Agreement, or for which the Financing Parties will request PEPCO's consent.

         (h)  At least thirty (30) Days prior to the
Scheduled Closing Date:

                (i)  an air permit for the Facility from the
     Maryland Department of Environment's Air Management
     Administration;

               (ii)  a water withdrawal permit from the
     Maryland Department of Environment and either (A) a national pollutant discharge elimination system permit for the Facility from the Maryland Department of Environment, or (B) a permit for the Facility in compliance with rules promulgated pursuant to the pre treatment effluent standards of the Clean Water Act;

              (iii)  a final and nonappealable FERC order
     certifying that the Facility is a Qualifying Facility pursuant to the Optional Certification Procedure established in Section 292.207(b) of Subpart A of the FERC Regulations issued pursuant to Sections 201 and 210 of PURPA, as in effect from time to time;

               (iv) (A) a special exception or other zoning approval from Prince George's County, Maryland, if necessary, for Seller to construct and operate the Facility on the Site and (B) a special exception or other zoning approval from Prince George's County, Maryland, and/or a certificate of public convenience and necessity from the Maryland Commission, if necessary, for Seller to construct and operate the Transmission Facilities prior to the transfer of the Transmission Facilities to PEPCO pursuant to Subsection 7.3(a)(v) and for PEPCO's initial operation of the Transmission Facilities subsequent to such transfer;

                (v) Seller's plan for obtaining all material governmental and regulatory approvals required for operation of the Facility in accordance with this Agreement that Seller has not obtained, or does not anticipate obtaining, prior to the Closing Date;

               (vi)  copies of all executed Fuel Supply
     Contract(s) and other commitments then in existence to implement the Fuel Supply Plan for the Facility, and all information required to be provided under Appendix H, shall be delivered to the fuel consultant selected by PEPCO in accordance with the provisions of Subsection 3.3(e);

              (vii)  a report of the Independent Engineer,
     to the effect that: (A) the Facility can be constructed in accordance with Prudent Utility Practices and the other engineering, construction and performance requirements of this Agreement (updating and confirming the report provided pursuant to Subsection 3.2(a)(vi)),
     (B) it is technically feasible for the Actual Commercial Operation Date to occur on or before the Scheduled Commercial Operation Date, and (C) the Facility's useful life is at least equal to the initial twenty-five (25) Year Term;

             (viii) a report from an independent third party knowledgeable in the operation and maintenance of a generating facility such as the Facility and mutually acceptable to the Parties updating and confirming the report provided pursuant to Subsection 3.2(a)(vii);

               (ix)  a copy of the Steam Supply Contract
     (edited to delete specific dollar amounts to be paid to Seller); and

              (x) a copy of all easements or rights of way necessary: (A) for Seller to construct and operate the Facility for the Term of this Agreement plus fifteen
    (15) Years, (B) for Seller to construct the Transmission Facilities (including environmental indemnifications to PEPCO from the parties providing each such easement or right of way satisfactory to PEPCO in its sole discretion), (C) for PEPCO to install, operate, maintain, replace and/or remove the metering devices specified in Appendix E on Seller's side of the Interconnection Point for the Term of this Agreement plus fifteen (15) Years and (D) for PEPCO to operate the Transmission Facilities for the Term of this Agreement plus fifteen (15) Years. (i) Within thirty (30) Days after the Closing Date:

              (i)  a copy of a deed or lease entitling
    Seller to the use of the Site for a period of at least forty (40) Years from the Actual Commercial Operation
    Date; and

               (ii) conceptual engineering drawings and the specifications pertaining to the electric generators and step-up transformers of the Facility, including demonstrations that (A) the requirements for reactive supply facilities at the Facility will be met, and (B) the Facility will meet the guidelines and performance standards for parallel operation set forth in Appendix C.

          (j)  At least two (2) Years prior to the Scheduled
Commencement Date specific information necessary for preparation of the Interconnection Plan required to be provided by Seller pursuant to Subsection 9.2(a)

          (k)  At least fifteen (15) Days prior to the
Construction Start Date, certificates of insurance coverage or insurance policies for the construction period required under Subsection 13.1(a).

           (l)  At least thirty (30) Days prior to the
commencement of construction of the Interconnection
Facilities as indicated in the Interconnection Plan, the Interconnection Security pursuant to Section 4.2.

          (m) As soon as available, but no later than one hundred and twenty (120) Days prior to the Commencement Date, a copy of the operation and maintenance agreement for the Facility (edited to delete specific dollar amounts to be paid to the operator) or, if Seller is to operate the Facility, Seller's plans and procedures for such operation.

          (n)  At least fifteen (15) Days prior to the
Commencement Date, certificates of insurance coverage or insurance policies for the operation period required under Subsection 13.1(b).

          (o) Prior to the Actual Commercial Operation Date, a certificate from the Independent Engineer to the effect that the Facility has been designed and constructed in accordance with (i) Prudent Utility Practices, (ii) the terms of this Agreement and (iii) the design information submitted pursuant to Subsection 3.2(i)(ii).

          (p) Prior to the Actual Commercial Operation Date, a certificate from the Independent Engineer to the effect that the acceptance testing by the EPC Contractor hen been substantially completed for the Facility.

          (q)  Within ten (10) Days after the Commencement
Date, written confirmation that such date has occurred.

         3.3  Timing for PEPCO's Response; Updates.
          (a) Except as otherwise explicitly provided in this Agreement, PEPCO shall, within thirty (30) Days (one hundred and twenty (120) Days in the case of Subsection 3.2(j), sixty (60) Days in the case of Subsection 3.2(i)(ii) and forty-five (45) Days in the case of Subsections 3.2(a)
(v) and 3.2(h)(vi)), of receipt of any material or information required to be delivered by Seller pursuant to Subsections 3.2(a) through (f), Subsections 3.2(h)(v) through 3.2(h)(x), or Subsections 3.2(i) through (q), respectively, review and approve or disapprove (with written objections) the material or information submitted. For purposes of such review, PEPCO shall approve the material or information submitted unless PEPCO reasonably determines that such material or information would materially impair the operation of the Facility by Seller as a facility that is dispatchable by PEPCO in accordance with the terms and provisions of this Agreement or would otherwise materially impair PEPCO's rights in accordance with the terms and provisions of this Agreement. Notwithstanding the foregoing, any environmental indemnification to PEPCO from the parties providing each easement or right of way for the Transmission Facilities (as provided to PEPCO pursuant to Subsection 3.2(h)(x)(B)) must be satisfactory to PEPCO in its sole discretion. The regulatory approvals referred to in Subsections 3.2(h)(i) through 3.2(h)(iv) shall be subject to review and approval by the Parties in accordance with Subsections 3.1(b) and 3.1(c).

          (b) During the period beginning forty-five (45) Days prior to the Scheduled Closing Date and ending twenty five (25) Days prior to the Scheduled Closing Date, Seller shall provide to PEPCO in a timely manner current drafts (including revised drafts) of all Financing Documents referred to in Subsection 3.2(g) of this Agreement that are in a form reasonably satisfactory to Seller. During the period beginning twenty-five (25) Days prior to the Scheduled Closing Date and continuing through the Closing Date, Seller shall provide to PEPCO in a timely manner current drafts of all Financing Documents referred to in Subsection 3.2(g) of this Agreement, and all modifications to such drafts (irrespective of whether such drafts and modified drafts are in a form reasonably satisfactory to Seller). PEPCO shall review drafts of Financing Documents submitted by Seller pursuant to Subsection 3.2(g) and provide comments thereon to Seller within a reasonable period of time, taking into account the Scheduled Closing Date and the scope of the material to be reviewed. PEPCO shall approve any Financing Document unless PEPCO reasonably determines that such Financing Document would materially impair PEPCO's rights in accordance with the terms and provisions of this Agreement (without regard to those terms and provisions of this Agreement that subordinate PEPCO's rights to the rights of the Financing Parties under Financing Documents reviewed and approved by PEPCO), provided, however, that PEPCO shall not be required to provide its final approval or disapproval of any such Financing Document until the Closing Date. Notwithstanding the foregoing: (i) PEPCO shall not be required to provide its final approval or disapproval of any Financing Document unless PEPCO has been provided at least five (5) Business Days to review a final execution copy of such Financing Document, and (ii) any Financing Document to be executed by PEPCO (including, but not limited to, any consent) shall be subject to approval by PEPCO in its sole discretion.

          (c) Seller shall, as soon as possible, provide PEPCO with written notice of and, to the extent applicable, copies of, any significant change made prior to the Actual Commercial Operation Date in any material or information previously submitted to PEPCO to fulfill any of the requirements of Section 3.2, other than Subsection 3.2(g). PEPCO shall use all reasonable efforts to review and approve or disapprove such material or information pursuant to the standard set forth in Subsection 3.3(a) as soon as possible but in any case within thirty (30) Days after PEPCO's receipt of such material or information (or such longer period of time as is reasonably necessary taking into consideration the nature and extent of the changes involved and Seller's timing and need for PEPCO's review and approval). If Seller materially changes or fails to implement any material or information as previously provided to PEPCO pursuant to
Section 3.2 and approved by PEPCO, without receiving PEPCO's written approval for such change or failure, PEPCO shall not be bound by its prior review and approval of such material and information, nor shall it have the obligation to commence to purchase, accept and pay for the Dependable Capacity and Net Electrical Output under this Agreement.

          (d) During the period between the Closing Date and the Actual Commercial Operation Date, (i) changes to any
Financing Documents that were submitted to PEPCO for review and approval pursuant to Subsection 3.2(g) and Subsection
3.3(b), (ii) changes to any Financing Document that has been, or is to be, executed by PEPCO, or (iii) any new or revised provision added to a Financing Document or any new Financing Document that affects PEPCO's rights under this Agreement or for which the Financing Parties will request PEPCO's consent, shall be subject to review and approval by PEPCO in accordance with Subsection 8.9(b). If Seller has not received PEPCO's prior written approval in accordance with Subsection 8.9(b) for any such change or revision to any such Financing Document or for any new such Financing Document, PEPCO shall not be bound by its prior review and approval pursuant to Subsection 3.3(b) of any such Financing Document, nor shall it have the obligation to commence to purchase, accept and pay for Dependable Capacity and Net Electrical
Output under this Agreement.

           (e) PEPCO shall have the right to retain a consultant, which is reasonably acceptable to Seller, to review the Fuel Supply
Plan, any Fuel Supply Contract(s), or any other contract or arrangement to obtain Fuel for the Facility that is subject to PEPCO's review and approval under Subsections 3.2(a)(v), 3.2(h)(vi), 3.3(a) and/or 3.3(c). Any such fuel consultant shall execute a confidentiality agreement, in form and substance reasonably satisfactory to Seller and PEPCO, obligating the fuel consultant not to disclose any confidential information obtained from Seller in connection with the Fuel Supply Plan, any Fuel Supply Contract(s), or any other contract or arrangement to obtain Fuel for the Facility.
                         ARTICLE IV
                    FINANCIAL ASSURANCES

          4.1  Development Security.

          (a) At the times and in the amounts set forth below, Seller shall provide to PEPCO a security deposit (the
"Development Security") in any form set forth in Section 4.3.
The Development Security shall be provided as follows:


                (i)  Within the later of one hundred and
twenty (120) Days after the Effective Date or sixty (60)
Days after receipt of the orders required under Subsection 3.1(a)(i), one million one hundred fifty thousand dollars ($1,150,000.00) (equal to the product of five dollars ($5.00) per kilowatt multiplied by 230,000 kilowatts);

               (ii) On or before December 1, 1993, and on or before the first Day of every second Month thereafter through June 1, 1995, an additional two hundred thirty thousand dollars ($230,000.00) (equal to the product of one dollar ($1.00) per kilowatt multiplied by 230,000 kilowatts), so that the total amount of Development Security provided by Seller to PEPCO by June 1, 1995 shall equal three million four hundred fifty thousand dollars ($3,450,000.00) (equal to the product of fifteen dollars ($15) per kilowatt multiplied by 230,000 kilowatts). The Development Security is to ensure that the Actual Commercial Operation Date will occur by the Scheduled Commercial Operation Date or the Extended Scheduled Commercial Operation Date, if applicable. PEPCO will hold cash provided as Development Security in an interest bearing escrow account. Seller will be responsible for the payment of any and all federal, state or local taxes imposed on any such interest and any fees of the escrow agent. At Seller's election (or at PEPCO's election if Seller fails to pay any such taxes or escrow fees), any accumulated interest on the Development Security remaining at the time payment of any such taxes or escrow fees is due may be used to pay such taxes or escrow fees, thereby reducing the amount of accumulated interest that would be available for return or release to Seller under various provisions of this Agreement.

          (b)  If the Actual Commercial Operation Date
does not occur by the Scheduled Commercial Operation Date, or the Extended Scheduled Commercial Operation Date, if applicable, for any reason other than PEPCO's default, PEPCO shall have the right to terminate this Agreement immediately by providing written notice of such termination to Seller.
In the event that PEPCO exercises any of its rights under this Agreement to terminate this Agreement prior to the Actual Commercial Operation Date, except for its right to terminate under Subsection 3.1(e) or Section 15.3, PEPCO may draw upon and retain the Development Security as liquidated damages and any interest accumulated on such Development Security shall be returned or released, as the case may be, to Seller within thirty (30) Days after such termination. If PEPCO terminates this Agreement pursuant to Subsection 3.1(e) or Section 15.3 or if Seller terminates this Agreement prior to the Scheduled Commercial Operation Date, or the Extended Scheduled Commercial Operation Date, if applicable, due to PEPCO's default, any remaining Development Security, and the accumulated interest on the Development Security, shall be returned or released, as the case may be, to the Seller within thirty (30) Days after the date of such termination, subject to the prior payment to PEPCO of all amounts due to PEPCO under Section 4.4.

          (c) Either Party may terminate this Agreement immediately by written notice to the other Party given within thirty (30) Days after September 1, 1993, if by September 1, 1993, Seller has not: (i) entered into a letter of intent with Columbia Gas Transmission Corporation for firm transportation of 23.7 million cubic feet of natural gas per day from Broad Run, West Virginia to an interconnection with the Columbia LNG pipeline at Loudoun, Virginia for the Term of this Agreement, (ii) entered into a letter of intent with Columbia LNG for transportation of a sufficient volume of natural gas per day to fuel the four (4) dispatch segments of the Facility (as specified in Subsection 6.2(b)(i)) from an interconnection with the Columbia Gas Transmission Corporation pipeline at Loudoun, Virginia to Waldorf, Maryland for the Term of this Agreement or, in lieu thereof, entered into a letter of intent with a third party whereby such third party will include Seller's gas under its existing or replacement transportation agreement with Columbia LNG, or as part of such third party's letter of intent with Columbia LNG, for transportation to Waldorf, Maryland, and (iii) entered into a letter of intent with Conrail (Consolidated Rail Corporation) for an easement for construction and operation of Transmission Facilities for the Term of this Agreement on that portion of Conrail's right-of-way located in Prince George's County, Maryland that extends from the Facility to that portion of the Transmission Facilities Site that is owned by PEPCO as of the Effective Date. If either Party terminates this Agreement pursuant to this Subsection 4.1(c), neither Party shall have any further liability to the other Party, except that PEPCO may retain the Development Security as liquidated damages for such termination, and the accumulated interest on the Development Security shall be returned or released, as the case may be, to Seller within thirty (30) Days after the date of such termination.

          (d) Either Party may terminate this Agreement immediately by written notice to the other Party given within thirty (30) Days after April 1, 1994, if by April 1, 1994, Seller has not provided evidence reasonably satisfactory to PEPCO demonstrating that sufficient natural gas reserves to fuel the Limited Dispatch Portion are available for purchase by Panda at prices that are economic in light of the provisions of this Agreement. If either Party terminates this Agreement pursuant to this Subsection 4.1(d), neither Party shall have any further liability to the other Party, except that PEPCO may retain the Development Security as liquidated damages for such termination, and the accumulated interest on the Development Security shall be returned or released, as the case may be, to Seller within thirty (30) Days after the date of such termination.

          (e)  Within thirty (30) Days after the Actual
Commercial Operation Date, PEPCO will return or release, as the case may be, to Seller the remaining portion of the Development Security against which PEPCO does not assert a claim, with any accumulated interest thereon.

          4.2  Interconnection Security.

          (a) Thirty (30) Days prior to PEPCO's commencement of the construction of the Interconnection Facilities, or the procurement of the major equipment or components related thereto, as specified in the schedule provided by PEPCO pursuant to Subsection 9.2(b), Seller shall provide PEPCO with a security deposit in an amount equal to the Interconnection Costs estimated pursuant to Section 9.2 (the "Interconnection Security") in any form set forth in Section
4.3. The Interconnection Security may be drawn upon and retained by PEPCO for the payment of Interconnection Costs, the payment of any cancellation charges, the payment of removal costs, or other out-ofpocket expenses reasonably incurred by PEPCO with respect to the study, planning, engineering, procurement and construction of the Interconnection Facilities if this Agreement is terminated prior to the Scheduled Commercial Operation Date or the Extended Scheduled Commercial Operation Date, if applicable. Without limiting the foregoing, if this Agreement is terminated by Seller due to PEPCO's default, PEPCO may draw upon and retain the Interconnection Security for the payment of (i) any Interconnection Costs incurred by PEPCO prior to the date of such termination and (ii) any costs reasonably incurred by PEPCO to remove or complete any Interconnection Facilities, or to restore PEPCO's facilities to their condition prior to the commencement of construction of the Interconnection Facilities. Within ninety (90) Days after the date that Seller terminates this Agreement due to PEPCO's default, the remaining portion of the Interconnection Security against which PEPCO does not assert a claim, together with any accumulated interest thereon, shall be returned or released, as the case may be, to Sellers.

          (b) Within ten (10) Days after PEPCO's receipt of any payment from Seller for Interconnection Costs pursuant to
Section 9.3, PEPCO shall return or release, as applicable, to Seller an amount of the Interconnection Security equal to the amount of such Interconnection Costs payment, provided, however, that the Interconnection Security will in no event be reduced below fifteen percent (15%) of the amount of the Interconnection Security initially posted by Seller pursuant to the first sentence of Subsection 4.2(a), which shall be returned or released, as the case may be, to Seller in accordance with Subsection 4.2(c).

          (c) Within thirty (30) Days after the Actual Commercial Operation Date, PEPCO will return or release, as the case may be, to Seller the remaining portion of the Interconnection Security against which PEPCO does not assert a claim.

          (d)  PEPCO will hold cash provided as
Interconnection Security in an interest bearing escrow account. Seller will be responsible for the payment of any and all federal, state or local taxes imposed on any interest accumulated on the Interconnection Security and any fees of the escrow agent. At Seller's election (or at PEPCO's election if Seller fails to pay any such taxes or escrow fees), any accumulated interest on the Interconnection Security remaining at the time payment of any such taxes or escrow fees is due may be used to pay such taxes or escrow fees, thereby reducing the amount of accumulated interest that would be available for return or release to Seller under various provisions of this Section 4.2.

          4.3  Form of Development Security and
Interconnection Security. The Development Security and Interconnection Security shall be cash or such other equivalent assurance, satisfactory in form and substance to PEPCO in its sole discretion, including without limitation
(a) an irrevocable direct pay letter of credit in PEPCO's name issued by a financial institution acceptable to PEPCO in its sole discretion; (b) an escrow account with an escrow agent satisfactory to PEPCO in its sole discretion; (c) a surety bond with a surety satisfactory to PEPCO in its sole discretion; (d) a corporate guarantee from an entity of demonstrable financial substance sufficient to back the guarantee as determined by PEPCO in its sole discretion; or
(e) any combination of the foregoing. A letter of credit in form and substance satisfactory to PEPCO in its sole discretion issued by a financial institution with a Thomson BankWatch rating of C or better and with assets of at least twenty-five billion dollars ($25,000,000,000.00) shall be deemed to satisfy the requirements of Subsection 4.3(a). A surety bond in form and substance satisfactory to PEPCO in its sole discretion issued by a surety with an A.M. Best's rating of B or better and adjusted policyholders' surpluses of at least five hundred million dollars ($500,000,000.00) shall be deemed to satisfy the requirements of Subsection 4.3(c). A corporate guarantee in form and substance satisfactory to PEPCO in its sole discretion issued by a corporation with a Standard & Poor's credit rating of at least A and assets of at least one billion dollars ($1,000,000,000.00) shall be deemed to satisfy the requirements of Subsection 4.3(d). The Development Security and Interconnection Security shall not be subject to any lien or other claim by any person (including, but not limited to, any Financing Parties) other than PEPCO. The Development Security and Interconnection Security need not be in the same form. The Development Security and the Interconnection Security each may be provided in up to two (2) different forms of security. Each security instrument specified above shall reference this Agreement and Seller's obligations to PEPCO hereunder and shall include a provision allowing PEPCO to draw against such instrument or otherwise collect therefrom for the amounts due PEPCO under this Agreement. From time to time after the initial posting of the Development Security and the Interconnection Security, Seller shall, within thirty (30) Days of PEPCO's request therefor, provide evidence (including, without limitation, legal opinions) reasonably satisfactory to PEPCO of the continuing existence of the Development Security and/or the Interconnection Security.

          4.4  Extension to the Scheduled Commercial
               Operation Date.

          (a) If the Actual Commercial Operation Date has not occurred by June 1, 1996, Seller may by written notice to PEPCO extend the Scheduled Commercial Operation Date by up to twelve (12) Months. Such extension to the Scheduled Commercial Operation Date will be operative only if:
(i) the Seller with the aforementioned notice pays to PEPCO a non-refundable, one-time payment of one million one hundred fifty thousand dollars ($1,150,000.00) (equal to the product of five dollars ($5.00) per kilowatt multiplied by 230,000 kilowatts) and (ii) for each Month, or portion of a Month, that the Scheduled Commercial Operation Date is extended Seller pays to PEPCO a non-refundable payment of two hundred thirty thousand dollars ($230,000.00) (equal to the product of one dollar ($1.00) per kilowatt multiplied by 230,000 kilowatts) on or before the first Day of each such Month. In no event shall the extension to the Scheduled Commercial Operation Date exceed a twelve (12) Month period.

           (b) Notwithstanding the foregoing, if Seller is unable to achieve the Actual Commercial Operation Date by June 1, 1996 due to an event or events of Force Majeure in effect after the Closing Date, Seller may extend the Scheduled Commercial Operation Date day-for-day for the period that such Force Majeure remains in effect after the Closing Date ("Force Majeure Delay Period") to a date no later than June 1, 1997 by making a nonrefundable payment to PEPCO as liquidated damages in the amount of one hundred seventy-two thousand five hundred dollars ($172,500.00) (equal to the product of seventy-five cents ($0.75) per kilowatt multiplied by 230,000 kilowatts) per Month for each Month of the extension requested for such Force Majeure Delay Period on or before the first Day of each such Month. If, at the end of any extension of the Scheduled Commercial Operation Date implemented pursuant to this Subsection 4.4(b) the Facility has not achieved the Actual Commercial Operation Date, Seller may further extend the Scheduled Commercial Operation Date (to a date no later than June 1, 1997) pursuant to Subsection 4.4(a), in which case the initial payment of one million one hundred fifty thousand dollars ($1,150,000.00) and the payment of two hundred thirty thousand dollars ($230,000.00) due for the first Month under Subsection 4.4(a) shall be paid on or before the first Day following the end of the extension period implemented pursuant to this Subsection 4.4(b).

          4.5  Performance Security.

          On or before the Actual Commercial Operation Date, Seller shall provide and maintain throughout the Term Performance Security by establishing an escrow account under escrow arrangements satisfactory to PEPCO in its sole discretion with a depository institution acceptable to PEPCO in its sole discretion and deposit therein: (i) two million dollars ($2,000,000.00) in cash, (ii) an irrevocable letter of credit in form and substance satisfactory to PEPCO in its sole discretion in the amount of two million dollars ($2,000,000.00) payable to the escrow agent issued by a financial institution with a Thomson BankWatch rating of C or better and assets of at least twenty-five billion dollars ($25,000,000,000.00), (iii) a surety bond in form and substance satisfactory to PEPCO in its sole discretion in the amount of two million dollars ($2,000,000.00) payable to the escrow agent issued by a surety company with an A.M. Best's rating of B or better and adjusted policyholders' surpluses of at least five hundred million dollars ($500,000,000.00), or (iv) any other form of financial guarantee upon which PEPCO and Seller mutually agree. Seller will be responsible for the payment of any and all federal, state or local taxes imposed on any interest accumulated on the Performance Security and for the payment of all of the escrow agent's fees. PEPCO shall have the right to apply this Performance Security to the payment of any monetary damages awarded to PEPCO as a result of a termination of this Agreement at any time after the Actual Commercial Operation Date to the extent such damages are not the result of events covered by liquidated damages pursuant to Section 4.2 in the event of such termination. From time to time after the initial posting of this security, Seller shall, within thirty (30) Days of PEPCO's request therefor, provide evidence (including, without limitation, legal opinions) reasonably satisfactory to PEPCO of the continuing existence of such security. Each security instrument specified above shall reference this Agreement and Seller's obligations to PEPCO hereunder and shall include a provision allowing PEPCO to draw against such instrument or otherwise collect therefrom for the amounts due PEPCO under this Agreement, including any termination resulting from Seller's failure to secure and maintain the security described hereunder. The Performance Security shall not be subject to any lien or other claim by any person (including, but not limited to, any Financing Parties) other than PEPCO.

          4.6  Liquidated Damages.

          (a) The Parties agree that the sums to be paid to PEPCO as specified in: (i) Sections 4.1 and 4.2, if the Actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, or the Extended Scheduled Commercial Operation Date, if applicable, or for reimbursement of Interconnection Costs upon termination of this Agreement (ii) Section 4.4, if Seller elects to extend the Scheduled Commercial Operation Date pursuant to such section, or (iii) Subsection 7.1(a), if the Construction Start Date fails to occur by the date specified in such subsection, constitute liquidated damages, and not a penalty, for each such occurrence. The Parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by PEPCO as a result of such occurrences and that the liquidated damages specified in the foregoing Sections and Subsection are fair and reasonable and represent a reasonable estimate of fair compensation for the losses that may reasonably be anticipated by PEPCO under such circumstances. Such liquidated damages shall be the sole and exclusive remedy of PEPCO for each and every circumstance for which they are or may be payable.

          (b) Seller hereby waives any defense as to the validity of the payment of any liquidated damages stated in this Agreement as they may appear on the grounds that such liquidated damages are unfair, unreasonable, inadequate or should be void as penalties.

                          ARTICLE V
                SALE AND PURCHASE OBLIGATIONS

          5.1 Delivery of Electric Energy and Capacity. Subject to the satisfaction of the conditions set forth in
Article III and in accordance with the terms of this Agreement (a) Seller shall sell and deliver to PEPCO and PEPCO shall purchase and accept the Dependable Capacity and the Net Electrical Output from the Facility for the Term at the rates set forth in Article VI, (b) Seller shall sell and deliver to PEPCO and PEPCO shall purchase and accept Startup Energy generated by the Facility on a total of up to one hundred and twenty (120) Days in the aggregate occurring during the period between the Commencement Date and the Actual Commercial Operation Date, provided, however, that PEPCO shall continue to accept, but shall not be required to pay for, Start-up Energy from the Facility after such aggregate period of one hundred and twenty (120) Days, and
(c) Seller shall sell and deliver to PEPCO and PEPCO shall purchase and accept from time to time Test Energy generated by the Facility, provided, however, that in no event shall PEPCO be obligated to purchase Test Energy from the Facility for more than an aggregate total of twelve (12) equivalent full load hours occurring over no more than a seven (7) Day period associated with any single series of tests.

         5.2  Electric Characteristics.  Electricity
generated by Seller shall be delivered to PEPCO at the Interconnection Point in the form of three-phase, sixty (60) hertz, alternating current at a nominal voltage of two hundred and thirty (230) KV, with reasonable variation of frequency and voltage allowed consistent with Prudent Utility Practices, and with voltage control as specified in Appendix
F. The Seller's power factor must meet the requirements of Appendix C, Section V.C.

          5.3 Interruption or Suspension of Deliveries by PEPCO. PEPCO may interrupt or suspend deliveries of Net Electrical Output and Dependable Capacity so long as the circumstances set forth below continue, provided, however, that such interruption or suspension shall not affect PEPCO's obligation to make payment for Dependable Capacity in accordance with Article VI, except as reflected in determination of the EAF and EFOR:

          (a) If the PEPCO dispatcher declares an Emergency Condition or inspection of the interconnection reveals an unsafe condition, PEPCO may interrupt the interconnection between the PEPCO System and the Facility and/or require Seller immediately to suspend or reduce deliveries to the extent directed by PEPCO. Such interruption or suspension may occur on an instantaneous basis; provided that PEPCO shall give Seller advance notice of such occurrences to the extent practical, and, if not practical, PEPCO shall give Seller a written explanation of such occurrence as soon as practicable, but in no event later than twenty (20) Days after such occurrence.

          (b) If in the reasonable opinion of PEPCO, consistent with Prudent Utility Practices: (i) the Facility produces energy or energy and capacity of a character or quality of service which may adversely affect the safety, reliability or security of PEPCO's equipment, facilities, personnel, or system or the safety, reliability or security of those of any other supplier of electricity to PEPCO or to PEPCO's customers, or which does not meet PEPCO's obligation to the PJM Pool in terms of safety, reliability or security, or (ii) inspection of the interconnection and protective equipment reveals a lack of maintenance, lack of records of maintenance or noncompliance with the provisions of Appendix C, then
PEPCO shall notify Seller of this condition and reserves the right to interrupt the interconnection. If Seller fails to correct the condition within a reasonable time specified by PEPCO, PEPCO may interrupt the connection between the PEPCO System and the Facility until Seller demonstrates to the reasonable satisfaction of PEPCO that Seller is operating in accordance with the operating standards set forth in this Agreement and such interruption shall be deemed to be an Unplanned Outage - Immediate (Code U1) pursuant to Appendix I attached hereto.

          5.4 Reduction. In addition to the interruptions and suspensions in Net Electrical Output from the Facility pursuant to Section 5.3 and the rights of PEPCO to dispatch the Facility, during Minimum Generation Emergency Conditions Seller shall cease the delivery of Net Electrical Output to the PEPCO System when requested to do so by PEPCO's dispatcher ("Reduction"), for up to two hundred (200) cumulative hours of operation of the Limited Dispatch Portion in any Year.

          5.5  Maximum Emergency Generation Condition.
Subject to Prudent Utility Practices, Seller agrees, to the extent it can be accomplished without exceeding the manufacturer's recommended operating limits, to use all reasonable efforts to deliver the maximum attainable Net Electrical Output from the Facility to PEPCO whenever the PEPCO dispatcher notifies Seller that a Maximum Emergency Generation Condition has been declared and requests that the Facility be dispatched to its Available Capacity.

                         ARTICLE VI
              COMPENSATION, BILLING AND PAYMENT

          6.1 Monthly Capacity Payment.

          (a) Except as otherwise expressly provided herein, PEPCO shall pay a Monthly Capacity Payment to Seller for Dependable Capacity available to PEPCO from the Facility after the Actual Commercial Operation Date, but in no event prior to June 1, 1996, commencing at the end of the first Billing Period after the later of such dates and continuing through the last Billing Period of the Term of this Agreement. The Monthly Capacity Payment shall be calculated in accordance with the following payment formula:

     MCP       =    (DC) * (CR) * ( EAF/AT)
     MCP       =    Monthly Capacity Payment in dollars.
     DC        =    Dependable Capacity (net) in
                    kilowatts.
     CR        =    Capacity Rate in Dollars/kilowatt/
                    Billing Period, as set forth in Appendix L to this Agreement for each Month of each Contract Year. On the Actual Commercial
                    Operation Date, the CR will be set at the Capacity Rate amount listed in column 2 of Appendix L for Contract Year one, as adjusted based on the percentage change in the GNP
                    Deflator for the period between June 1, 1994 and June 1, 1996, and as further adjusted pursuant to Subsection 6.1(c), if applicable. This CR will remain in effect through the first Contract Year.
                    The CR will be adjusted on the first Day of each subsequent Contract Year thereafter to the Capacity Rate amount listed for that Contract Year in Appendix
                    L, as adjusted based on the same
                    percentage change in the GNP Deflator for the period between June 1, 1994 and June
                    1, 1996, and as further adjusted pursuant to Subsection 6.1(c), if applicable.

     EAF       =    The Facility's Equivalent Availability Factor
                    for the previous twelve (12) Months expressed as a percentage, provided that for purposes of determining the MCP for each of the first eleven (11) Months following the Actual
                    Commercial Operation Date, the EAF will
                    be deemed to be eighty-eight percent (88%) during those Months prior to the Actual
                    Commercial Operation Date for which no actual
                    EAF exists.

     AT        =    The Availability Target
                    set at eighty-eight percent (88%) if the EAF is less than or equal to eighty-eight percent (88%); set at ninety-two percent
                    (92%) if the EAF is greater than or equal to ninety-two percent (92%); and set equal to the EAF for values of the EAF greater than eighty-eight percent (88%) but less than ninety-two percent (92%).

          (b) If the Actual Commercial Operation Date occurs on a date other than the first Day of a Billing Period, or if the Dependable Capacity shall be established or demonstrated on a day other than the first Day of a Billing Period, or if this Agreement terminates on a Day other than the last Day of a Billing Period, then the Monthly Capacity Payment for such Billing Period shall be equal to the sum of (i) the amount of the Monthly Capacity Payment determined in accordance with the formula set forth in Subsection

     6.1 (a) using the Dependable Capacity up to such date multiplied by a fraction, the numerator of which is the number of Days in such Billing Period up to and including such date and the denominator of which is the total number of Days in the Billing Period, plus, (ii) the amount of the Monthly Capacity Payment calculated in accordance with Subsection 6.1(a) using the Dependable Capacity after such date multiplied by a fraction, the numerator of which is the number of Days remaining in such Billing Period after such date and the denominator of which is the total number of Days in such Billing Period. For purposes of this Subsection 6.1(b), the Dependable Capacity of the Facility shall be deemed to be zero (0) for the period either prior to the Actual Commercial Operation Date or following the termination of this Agreement.

          (c) (i) The Capacity Rate used to calculate the Monthly Capacity Payment pursuant to Subsection 6.1(a) shall be adjusted in the following manner to reflect the yield to maturity on United States Treasury Securities with a maturity of twelve (12) years ("12 year T-Bonds") in effect as of the date that the interest rate for permanent financing for the Facility is designated pursuant to an executed commitment for such financing ("Commitment Date"). Seller shall use reasonable efforts to ensure that the Commitment Date occurs on a Day on which the yield to maturity on actively traded 12 year T-Bonds is as low as possible. If the yield to maturity on actively traded 12 year T-Bonds as of the Commitment Date is between eight percent (8%) and nine percent (9%), no adjustment shall be made to the Capacity Rate as specified in Subsection 6.1(a). If the yield to maturity on actively traded 12 year T-Bonds as of the Commitment Date is greater than nine percent (9%), then the Capacity Rates set forth in Appendix L for each Contract Year shall be increased by an amount equal to the product of the amount shown in column 3 of such appendix multiplied by the difference between such yield and nine percent (9%). If the yield to maturity on actively traded 12 year T-Bonds as of the Commitment Date is less than eight percent (8%), then the Capacity Rates for each Contract Year set forth in Appendix L shall be reduced by an amount equal to the product of the amount shown in column 3 of such appendix multiplied by the difference between eight percent (8%) and such yield. Sample calculations showing the adjustment under this Subsection 6.1(c)(i) are set forth in Appendix B.

                   (ii)  If the yield to maturity on actively
traded 12-year T-Bonds as of the Commitment Date is greater than nine percent (9%), then subsequent to the Actual Commercial Operation Date Seller shall undertake to refinance any or all of its debt instruments or debt securities or enter into new or revised lease arrangements for the Facility if so doing will result in a reduction in Seller's effective interest rate (when the fees or other costs incurred by Seller in connection with such refinancing or new or revised lease arrangements are taken into account). Seller shall continue to be obligated to undertake such refinancing or new or revised lease arrangements until the Capacity Rates are reduced to the Original Capacity Rates in accordance with the first sentence of Subsection 6.l(c)(iii).

                  (iii)  Upon the effective date of any
refinancing or new or revised lease arrangements for the Facility entered into by Seller that results in a reduction in Seller's effective interest rate, the Capacity Rates (as adjusted in accordance with Subsection 6.1(c)(i) or previous applications of this Subsection 6.1(c)(iii)) will be reduced by an amount equal to the product of the amount shown in column 3 of Appendix L, multiplied by the reduction in Seller's effective interest rate, until the Capacity Rates are reduced to the amounts set forth in column 2 of Appendix L (as adjusted based on the percentage change in the GNP Deflator for the period between June 1, 1994 and June 1, 1996 (the "Original Capacity Rates")), beginning with the Capacity Rates in effect for the then current Contract Year. If, pursuant to the immediately preceding sentence, the Capacity Rates have been reduced to the Original Capacity Rates, then Seller and PEPCO agree to negotiate additional reductions in such Capacity Rates so that both Parties share equally in the calculated savings from that portion of the reduction in Seller's effective interest rate that was not applied in making the reductions to the Capacity Rates in the immediately preceding sentence. If Seller refinances any or all of its debt instruments or debt securities or enters into a new or revised lease arrangement for the Facility which results in a lower effective interest rate for Seller at any time when the Original Capacity Rates, or Capacity Rates lower than the Original Capacity Rates, are in effect, then Seller and PEPCO agree to renegotiate such Capacity Rates so that both Parties share equally in the calculated savings.

           (d) If the availability or the operation of the Transmission Facilities is interrupted or otherwise impaired after the Actual Commercial Operation Date due to: (i) a defect, lien or other encumbrance on the title to the Transmission Facilities or the Transmission Facilities Site,
(ii) the failure of an easement necessary for PEPCO to operate the Transmission Facilities, (iii) the failure of Seller to obtain any zoning approval or other governmental or regulatory approval required for construction or operation of the Transmission Facilities by Seller prior to the transfer of the Transmission Facilities to PEPCO pursuant to Subsection 7.3(a)(v) or for the initial operation of the Transmission Facilities by PEPCO subsequent to such transfer,
(iv) environmental contamination of any portion of the Transmission Facilities Site that is not on property that was owned by PEPCO on the Effective Date (which in any of cases
(i), (ii), (iii) or (iv) existed or arose from circumstances in existence prior to the transfer of Seller's rights in the Transmission Facilities and the Transmission Facilities Site to PEPCO pursuant to Subsection 7.3(a)(v)), or (v) any breach of this Agreement by, or other fault of, Seller, its directors, officers, employees, agents or affiliates, then PEPCO shall be entitled to immediately suspend payment of the Monthly Capacity Payment to the extent, and for the duration, of such interruption or impairment.

          (e)  Notwithstanding any other provision of this
Section 6.1 or Section 1.65, if, in any Billing Period after the Actual Commercial Operation Date (i) the availability or the operation of the Transmission Facilities is impaired or interrupted for any reason other than those specified in Subsection 6.1(d), and (ii) the Facility is capable of generating electric energy in accordance with the terms of this Agreement but Seller is unable to deliver Net Electrical Output to the Interconnection Point because of such impairment or interruption of the Transmission Facilities, then the Monthly Capacity Payment for such Billing Period shall be calculated on the basis of the Dependable Capacity and EAF in effect in the Billing Period immediately preceding such impairment or interruption.

          (f)  Sample calculations demonstrating the
calculation of the Monthly Capacity Payment are set forth in Appendix B.

          6.2  Monthly Energy Payment.

          (a) PEPCO shall pay Seller for Test Energy at the rate provided by Subsection 6.2(b), provided, however, that for purposes of the formula for determining the Unit Commitment Payment pursuant to Subsection
6.2(b)(ii), startup costs for the Facility will not be included (i.e., the variables X, Y and Z shall each be equal to zero (0)). PEPCO shall pay Seller for Start-up Energy at the rate determined in accordance with the following formula:

          SEP  =   NEO * 8.461 MBtu/MWH * IFR

               Where:

               SEP  = Start-Up Energy Payment.
               NEO  = Net Electrical Output (MWH).
               IFR  = Interruptible Fuel Rate (dollars/MBtu)
                      determined as set forth in Subsection
                      6.2(b)(ii).

          (b) (i) PEPCO shall make a Monthly Energy Payment to the Seller for the Net Electrical Output after the Actual Commercial Operation Date, for each Billing Period commencing with the Billing Period in which such date occurs and continuing through the last Billing Period of the Term of this Agreement. When the Facility is dispatched in combined cycle mode (i.e., when the steam turbine is available), the Monthly Energy Payment shall consist of the sum of the Unit Commitment Payment calculated as described in Subsection 6.2(b)(ii) and the Dispatch Payment calculated as described in Subsection 6.2(b)(iii). The portion of the Monthly Energy Payment for any period when the Facility is dispatched in simple cycle mode (i.e., when the steam turbine is not available), shall be calculated on the basis of the Simple Cycle Energy Payment calculated as described in Subsection 6.2(b)(iv).

     For purposes of calculating the Monthly Energy Payment, the Net Electrical Output of the Facility will be assigned on an hourly basis among the following four (4) dispatch segments of the Facility's capacity beginning with the First
Dispatch Segment and moving sequentially through the remaining dispatch segments:

               Number of                      Cumulative
          Cumbustion Turbines                MW (at 59 degrees F
             Operating with                     and 50%
Dispatch   the Steam Turbine                   Relative
Segment     Also Operating    Description      Humidity)

First            1           Up to minimum         0 to
                                                  99 MW
                             load

Second           1           From minimum         99 MW to
                             load to full        199 MW
                             load

Third            2           From full load      117 MW to
                             with one (1)        199 MW
                             combustion
                             turbine operating
                             to minimum load
                             with two (2)
                             cumbustion
                             turbines
                             operating

Fourth           2           From minimum        199 MW to
                             load to full load   237MW
                             with two (2)
                             combustion
                             turbines
                             operating.

     (ii) PEPCO shall make a Unit Commitment Payment to the Seller for costs associated with commitment of the First
Dispatch Segment and the Third Dispatch Segment in accordance with the following formula:

UCP  =    {[SHA*(NLA+MMA)*MPF] * (FGRa+VOM)} +
          {[SHB*(NLB+MMB)*MPF] * (IFR+VOM)} +
          {[FS*X + HS*Y + CS1*Z + CS2*X] * (IFR)}

Where:

     UCP     =    Unit Commitment Payment.

     SHA     =    Service Hours:
                  Period of time in hours during the
                  Billing Period that the Facility was
                  synchronized with the PEPCO System
                  exclusive of service hours when the
                  Facility was operated in simple cycle
                  mode as described in Subsection
                  6.2(b)(iv).

     SHB     =    Service Hours:
                  Period of time in hours during the
                  Billing Period that both combustion
                  turbines of the Facility were
                  synchronized with the PEPCO System
                  exclusive of service hours when the
                  Facility was operated in simple cycle
                  mode as described in Subsection
                  6.2(b)(iv).

     NLA     =    No Load MBtu for
                  the First Dispatch Segment: 204.1 MBtu
                  per hour of operation.

     NLB     =    No Load MBtu for the Third Dispatch
                  Segment: 205.1 MBtu per hour of operation.

     MMA     =    Maintain Minimum
                  MBtu for the First Dispatch Segment:
                  633.6 MBtu per hour of operation.

     MMB     =    Maintain Minimum
                  MBtu for the Third Dispatch Segment:
                  499.6 MBtu per hour of operation.

     MPF     =    Monthly Performance Factor:  Heat input
                  adjustment based on average historical
                  ambient conditions for each monthly
                  Billing Period.  Monthly Performance
                  Factors are as follows:

         Monthly Billing Period   Performance Factor

           January                 1.08
           February                1.06
           March                   1.04
           April                   1.01
           May                     0.98
           June                    0.96
           July                    0.96
           August                  0.96
           September               0.97
           October                 1.00
           November                1.03
           December                1.06

    FS         =   Partial Facility Start-Ups:  Number of times
                   during the Billing Period that the Facility was dispatched at a time when neither combustion turbine was synchronized with the PEPCO System.

    HS        =    Hot Start-Ups: Number of times during the
                   Billing Period that one (1) of the Facility's combustion turbines is dispatched and synchronized with the PEPCO System after having been disconnected from the PEPCO System for a period of less than or equal to twelve
                   (12) Hours while the other combustion
                   turbine remained synchronized with the
                   PEPCO System.

    CS1       =    Cold Start-Ups - Level 1:
                   Number of times during the Billing Period that one (1) of the Facility's combustion turbines is dispatched and synchronized with the PEPCO System after having been disconnected from the PEPCO System for a period of more than twelve (12) Hours while the other combustion turbine remained synchronized with the PEPCO
                   System.

    CS2       =    Cold Start-Ups - Level 2:
                   Number of times during the Billing Period that the second of the Facility's two (2) combustion turbines is dispatched and synchronized with the PEPCO System and the occurrence cannot be classified as a Hot Start-Up (HS) or a Cold Start-Up -
                   Level 1.

      X       =    four hundred and sixty-three (463) MBtu.

      Y       =    one hundred and thirty-two (132) MBtu.

      Z       =    three hundred and ninety-seven (397) MBtu.

     FGRA     =    Firm Gas Rate to be  applied for generation
                   of the First Dispatch Segment (Dollars/MBtu):
                   Calculated as described in Subsection
                   6.2(b)(v).

    IFR       =    Interruptible Fuel Rate
                   (Dollars/MBtu):
                   The IFR will be equal to the
                   Interruptible Gas Rate as calculated in
                   Subsection 6.2(b)(vi) when the unit is
                   dispatched on natural gas.  Otherwise,
                   the IFR will equal the Oil Rate as
                   calculated in Subsection 6.2(b)(vi).

     VOM      =    Variable Operation and Maintenance Rate:
                   The VOM rate will be set initially at an amount equal to thirty-six cents ($0.36) per MBtu on June 1, 1994. On June 1 of each
                   Year thereafter, the VOM rate will be adjusted based on the annual percentage change in the GNP Deflator.

              (iii)  In addition to the Unit Commitment
     Payment calculated in Subsection 6.2(b)(ii), PEPCO shall make a Dispatch Payment for the Net Electrical Output in any given Billing Period from the Second Dispatch Segment and the Fourth Dispatch Segment. The Dispatch Payment for such Net Electrical Output shall be determined in accordance with the following formula:

      N {[GEN(A)i * IHR(A)i * (FGRB+VOM)]+
DP =     [GEN(B)i * IHR(B)i * (IFR +VOM)]}
     i=1

Where:

     DP       =    Dispatch Payment.

     N        =    Hours in the Billing Period.

     VOM      =    Variable Operation and Maintenance
                   Rate: Calculated as defined in Subsection
                   6.2(b)(ii).

     GENi     =    Generation: The Net Electrical Output of
                   the Facility in MWH for each Hour of the Billing Period when the Facility is operated in combined cycle mode.

     GEN(B)i  =    The portion of GENi attributable to the
                   Third Dispatch Segment and the Fourth
                   Dispatch Segment when the Facility is
                   operated in combined cycle mode.

              =    The greater of zero (0) or {GENi -
                   [the lesser of 117 or (117 * MCA)]}.

                   Where:

                   MCA =  Monthly Capability adjustment:
                          Adjustment to the Facility's generating
                          capability based on average historical
                          ambient conditions for each monthly
                          Billing Period.  The Monthly Capability
                          Adjustments are as follows:


                Monthly Billing          Capability
                    Period:              Adjustment:

                   January                  1.09

                   February                 1.08

                   March                    1.05

                   April                    1.01

                   May                      0.98

                   June                     0.95

                   July                     O.94

                   August                   0.95

                   September                0.96

                   October                  1.00

                   November                 1.03

                   December                 1.07


    GEN(A)i    =   The portion of GENi attributable to the
                   First Dispatch Segment and the Second
                   Dispatch Segment, not to exceed 117 MWH.

               =   GENi - GEN(B)i.

    IHR(A)i    =   Incremental Heat Rate (MBtu/MWH) of the
                   Facility's Second Dispatch Segment

               =   The greater of zero (0) or

                   {[Ba* (GEN(A)i/MCA) +

                   CA*(GEN(A)i/MCA)2 - MMA]* MPF/GEN(A)i}.

                   Where:

                   MPF  =   Monthly Performance Factor:
                            Shall be defined as set forth in
                            Subsection 6.2(b)(ii).

                   BA   =   4.193 MBtu/MWH

                   CA   =   O.02229 MBtu/MWH2

                   MMA  =   Maintain Minimum MBtu for the First
                            Dispatch Segment: Shall be defined as
                            set forth in Subsection 6.2(b)(ii).

    IHR(B)i   =    Incremental Heat Rate (MBtu/MWH) of the Facility's
                   Fourth Dispatch Segment

              =    The greater of zero (O) or

                   {[Bb*(GEN(B)i/MCA) +

                    CB*(GEN(B)i/MCA)2 - MMB] *

                    MPF/GEN(B)i.

                    Where:

                    BB  =  4.846 MBtu/MWH
                    CB  =  O.01520 MBtu/MWH2
                    MMB =  Maintain Minimum MBtu for the Third
                           Dispatch Segment: Shall be defined as
                           set forth in Subsection 6.2(b)(ii).

    FGRB      =     Firm Gas Rate to be applied for generation
                    of the Second Dispatch Segment (Dollars/MBtu):
                    Shall be calculated as described in
                    Subsection 6.2(b)(v).

    IFR       =     Interruptible Fuel Rate (Dollars/MBtu):
                    Shall be calculated as described in Subsection
                    6.2(b)(ii).

                 (iv) Notwithstanding the other provisions of this Subsection 6.2(b), if, when the Facility's steam turbine is not available, Net Electric Output is available from either one (1) or both of the combustion turbines of the Facility in simple cycle mode, the Seller will make such Net Electrical Output available to PEPCO when a Maximum Emergency Generation Condition is in effect. If PEPCO elects to dispatch the Facility at any such time (i.e. when the Facility's steam turbine in not available) PEPCO shall be required to do so at the Facility's maximum Net Electrical Output. PEPCO, however, shall not be required to purchase or accept any Net Electrical
Output from the Facility at any time when the Facility's steam turbine is not available. The Monthly Energy Payment for Net Electrical Output purchased and accepted by PEPCO under this Subsection 6.2(b)(iv) shall be determined in accordance with the following formula:

SCEP - [(SCG * SCHR) + (SCS * 25 MBtu/Start-up)] * (IFR+VOM)

    Where:

    SCEP      =    Simple Cycle Energy Payment

    SCG       =    Simple Cycle Generation (MWH): Net
                   Electrical Output when the steam turbine is not available.

    SCHR      =    Simple Cycle Heat Rate: 12.0 MBtu/MWH.

    SCS       =    Simple Cycle Start-ups:  The number of times
                   during the Billing Period a combustion turbine was dispatched and synchronized with the PEPCO
                   System while in simple cycle mode.

    IFR       =    Interruptible Fuel Rate (Dollars/MBtu): Shall be
                   calculated as defined in Subsection 6.2(b)(ii).

    VOM       =    Variable Operation and Maintenance Rate: Shall be
                   calculated as defined in Subsection 6.2(b)(ii).

               (v) The firm gas rates (FGRA and FGRB) will be the weighted average of two (2) components. The first component will represent natural gas supplied from gas reserves purchased by Seller and will have a guaranteed price throughout the Term. The second component will represent natural gas market purchases by Seller and be tied to natural gas market prices. The percentages of the Fuel to be made available from Seller's reserves for the Term which are required to operate the Facility for the First Dispatch Segment and the Second Dispatch Segment, are given in Appendix M as %GRCA and %GRCB, respectively. The firm gas rate to be applied for generation of the First Dispatch Segment (FGRa) and for the generation of the Second Dispatch Segment (FGRb) will be calculated in accordance with the following formulae:

    FGRA       =   (FGRR * %GRCA/100%) + [FGMR * (1-%GRCA/100%)]

    FGRB       =   (FGRR * %GRCB/100% ) + [FGMR * (1-%GRCB/100%)]

    Where:

    FGRa       =    Firm Gas Rate for First Dispatch Segment.
    FGRB       =    Firm Gas Rate for Second Dispatch Segment.
    FGRR       =    Firm Gas Reserve Rate.
    FGMR       =    Firm Gas Market Rate.
    %GRCA      =    Percent Gas Reserve Commitment to
                    fuel the First Dispatch Segment, as set
                    forth in column 2 of Appendix M for
                    each Contract Year.
    %GRCB      =    Percent Gas Reserve Commitment to
                    fuel the Second Dispatch Segment, as
                    set forth in column 3 of Appendix M for
                    each Contract Year.

                   The unadjusted Firm Gas Reserve
                   Rate ("FGRR") for each Contract Year is
                   set forth in column 4 of Appendix M.
                   After the Actual Commercial Operation
                   Date, the FGRR for each Contract Year
                   will be adjusted by the percent change
                   in the Producer Price Index for Oil and
                   Gas Field Services (Industry Code 138)
                   published by the Bureau of Labor
                   Statistics, U.S. Department of Labor,
                   for the period between June 1, 1994 and
                   June 1, 1996. In the event that the
                   Producer Price Index for Oil and Gas
                   Field Services is no longer published
                   or otherwise available as of June 1,
                   1996, the Parties agree to negotiate in
                   good faith to replace such index with
                   an appropriate alternate source of
                   information.  A sample calculation of
                   the FGRR is set forth in Appendix B.

                      The Firm Gas Market Rate (FGMR)
                   will be set initially on June 1, 1990
                   at an amount equal to the sum of
                   S2.27/MBtu plus the firm displacement
                   tariff rate, not to exceed $0.20/MBtu,
                   payable by, or on behalf of, Seller for
                   transportation on the Columbia LNG
                   pipeline from Loudoun, Virginia to
                   Waldorf, Maryland.  Such rate will be
                   adjusted each Billing Period thereafter
                   in accordance with the following
                   formula:

    FGMR      =    FGMRi * [(.77*CIf) + (.23*TIf)]

    Where:
    FGMR      =    Firm Gas Market Rate in effect for
                   the Billing Period (Dollars/MBtu).

    FGMRi     =    Initial Firm Gas Market Rate.

    CIf       =    Commodity Index for the FGMR:
                   Shall be calculated as described below.

    TIf       =    Transportation Index for the FGMR:
                   Shall be calculated as described below.
                   The Commodity Index for the FGMR will
                   equal the sum of the most recent data
                   for each of the following four (4)
                   published spot gas prices available for
                   the Billing Period that the Commodity
                   Index for the FGMR is to be calculated,
                   divided by $6.46/MBtu (which is the sum
                   of the same spot gas prices as
                   published for June 1990).

        1.   Natural Gas Clearinghouse, "Survey of Domestic
             Spot Market Prices for markets accessed by Columbia Gulf Transmission Company on Onshore
             Laterals, Louisiana;

        2.   Natural Gas Clearinghouse, "Survey of Domestic
             Spot Market Prices" for markets accessed by Tennessee Gas Pipeline Company, Vinton,
             Louisiana;
        3.   Natural Gas Intelligence Gas Price Index,
             "Spot Gas Price" delivered to pipelines thirty
             (30) Day supply transactions for the
             Appalachian Region - contract index price for Columbia Gas Transmission Corporation; and
        4.   Natural Gas Week, "Spot Prices on Gas
             Pipeline Systems" Columbia Gas Transmission
             Corporation at Broad Run, W. VA.

   In the event that any of the sources of information referred to in the Commodity Index for the FGMR is no longer published or otherwise available, the Parties agree to negotiate in good faith to replace such source of information with an appropriate alternate source.

   The Transportation Index for the FGMR will be updated for each Billing Period, beginning with the Billing
   Period in which the Actual Commercial Operation Date occurs, in accordance with the following formula:

           (The CPI for the most recent Month
            for which data have been published)
TIf = {[-----------------------------------     -  1] / 2} + 1
                           129.9

   Where:              CPI  =    Consumer's Price Index
                       for all Urban Consumers, U.S. City
                       Average, or a suitable successor
                       index published monthly by the
                       Bureau of Labor Statistics, U.S.
                       Department of Labor.

                       129.9     =    The value of the CPI
                       for June, 1990.

Sample calculations demonstrating the calculation of FGMR and associated indices are set forth in Appendix B. Either
Party may, by written notice to the other Party given during the period between one hundred and fifty (150) Days and one hundred and twenty (120) Days prior to either the tenth anniversary of the Actual Commercial Operation Date or each subsequent third anniversary of the Actual
Commercial Operation Date thereafter ("Anniversary Date"), request that the FGMR, and/or the Commodity Index and/or
Transportation Index for the FGMR, be reviewed and revised in accordance with the standards set forth herein. If either Party provides such notice within the specified time period, the Operating Committee shall in good faith undertake such review and revision of the FGMR, and/or the Commodity Index and/or Transportation Index for the FGMR, as applicable. The purpose of such review of the FGMR shall be to determine the current market price of the natural gas component and the transportation component of the FGMR at the time of such review and to revise each such component of the FGMR, as necessary, to reflect such then-current market price. The purpose of such review of the Commodity Index and/or Transportation Index for the FGMR, shall be to determine the most accurate method of tracking changes in the price of each of the components of the FGMR at the time of such review and to revise the Commodity
Index and/or Transportation Index for the FGMR, as necessary, for this purpose. If the Operating Committee cannot agree on appropriate revisions to the FGMR, and/or the Commodity Index and/or Transportation Index for the FGMR, as applicable, within sixty (60) days prior to the relevant Anniversary Date, the Parties shall use their best efforts to resolve the matter in accordance with Subsection
17.1(b) and Section 17.2. Any revision of the FGMR, and/or the Commodity Index and/or Transportation Index for the FGMR, as applicable, determined in accordance with the provisions of this Subsection 6.2(b)(v) or Article XVII shall be effective on the relevant Anniversary Date, subject to receipt of all regulatory authorizations
(including, but not limited to, approval of such revision by the Maryland Commission and the District of Columbia
Commission) necessary to implement such revision, in a form satisfactory to each of the Parties in accordance with the standards set forth in Subsections 3.1(a) and 3.1(b). The
Parties agree to cooperate in obtaining all such necessary regulatory authorizations. If a revised FGMR, and/or
Commodity Index and/or Transportation Index for the FGMR, as applicable, has not been determined in accordance with the foregoing procedures and so approved by regulatory authorities prior to the relevant Anniversary Date, PEPCO shall continue to make payments to Seller thereafter based on an FGMR determined in accordance with the FGMR provisions and Commodity Index and/or Transportation Index for the FGMR, that were in effect on the Day prior to the Anniversary Date, until a revised FGMR, and/or Commodity
Index and/or Transportation Index for the FGMR, as applicable, is determined and so approved. Any revision to the FGMR, and/or the Commodity Index and/or Transportation
Index for the FGMR, as applicable, determined and so approved after the Anniversary Date shall be made effective retroactively to the Anniversary Date, subject to the receipt of all regulatory authorizations necessary for such retroactive application in a form satisfactory to each of the Parties in accordance with the standards set forth in Subsections 3.1(a) and 3.1(b). Any credit or additional payment resulting from any such retroactive adjustment of the FGMR, and/or the Commodity Index and/or Transportation
Index for the FGMR, as applicable, shall be reflected in the next Monthly Energy Payment due under this Agreement
(and subsequent Monthly Energy Payments, if necessary).

          (vi)  The third part of the Monthly Energy
Payment will reflect the cost of fuel associated with that portion of the Net Electrical Output attributable to the Third Dispatch Segment and the Fourth Dispatch Segment. An
Interruptible Gas Rate ("IGR") will be applied to the portion of this generation that is fueled by natural gas and/or by liquified natural gas ("LNG"), and an Oil Rate
("OR") will be applied to the portion of this generation that is fueled by oil. The IGR will be set initially on June 1, 1990 at an amount equal to the sum of $2.27/MBtu plus the firm displacement tariff rate, not to exceed
$0.20/MBtu, payable by, or on behalf of, Seller for transportation on the Columbia LNG pipeline to Waldorf, Maryland. Such rate will be adjusted each Billing Period thereafter in accordance with the following formula:

     IGR  =      IGRi * [(%C*CIi) + (%T*TIi)]

Where:           IGR =   Interruptible Gas Rate in
                 effect for the Billing Period
                 (Dollars/MBtu).

     IGRi =      Initial Interruptible Gas Rate.

                 %C   =    71 for the monthly Billing
                 Periods of March through November, and .84 for the monthly Billing Periods of December through February.

     CIi         =    Commodity Index for the IGR:  Shall
                 be calculated as described below.

     %T          =    29 for the monthly Billing Periods
                 March through November, and .16 for the
                 monthly Billing Periods of December
                 through February.

    TIi          =    Transportation Index for the IGR:
                 Shall be calculated as described below.

     The Commodity Index for the IGR will equal the sum of the most recent data for each of the following four (4) published spot gas prices available for the Billing Period that the Commodity Index for the IGR is to be calculated, divided by $6.46/MBtu (which is the sum of the same spot gas prices as published for June 1990).

     1.   Natural Gas Clearinghouse, "Survey of
          Domestic Spot Market Prices" for markets accessed by Columbia Gulf Transmission Company on Onshore
          Laterals, Louisiana;

     2.   Natural Gas Clearinghouse, "Survey of
          Domestic Spot Market Prices" for markets accessed by Tennessee Gas Pipeline Company, Vinton,
          Louisiana;

     3.   Natural Gas Intelligence Gas Price Index,
          "Spot Gas Price" delivered to pipelines thirty
          (30) Day supply transactions for the Appalachian
          Region - contract index price for Columbia Gas
          Transmission Corporation; and

     4.   Natural Gas Week, "Spot Prices on Gas
          Pipeline Systems" Columbia Gas Transmission
          Corporation at Broad Run, W. VA.

In the event that any of the sources of information referred to in the Commodity Index for the IGR is no longer published or otherwise available, the Parties agree to negotiate in good faith to replace such source of information with an appropriate alternate source.

     The Transportation Index for the IGR will be updated for each Billing Period, beginning with the Billing Period in which the Commencement Date occurs, in accordance with the following formula:

      (The CPI for the most recent Month for
              which data have been published)
  TIi = {[-------------------------           -  1] / 2} + 1
                           129.9

Where:          CPI  =    Consumer's Price Index for
                all Urban Consumers, U.S. City Average, or a suitable successor index published monthly by the Bureau of Labor Statistics, U.S Department of Labor.

      129.9     =    The value of the CPI for June,
                1990.

Sample calculations demonstrating the calculation of IGR and associated indices are set forth in Appendix B.

          Either Party may, by written notice to the other
Party given during the period between one hundred and fifty
(150) Days and one hundred and twenty (120) Days prior to either the third anniversary of the Actual Commercial
Operation Date or each subsequent third anniversary of the Actual Commercial Operation Date thereafter ("Anniversary
Date"), request that the IGR, and/or the Commodity Index and/or the Transportation Index for the IGR, be reviewed and revised in accordance with the standards set forth herein. If either Party provides such notice within the specified time period, the Operating Committee shall in good faith undertake such review and revision of the IGR, and/or the Commodity Index and/or Transportation Index for the IGR, as applicable. The purpose of such review of the IGR shall be to determine the current market price of interruptible natural gas delivered to comparable users located within the Washington, D.C. Metropolitan Area at the time of such review and to revise each such component of the IGR, as necessary, to reflect such then-current market price. For the purposes of this Agreement, the Washington, D.C. Metropolitan Area includes the District of
Columbia; Calvert County, Charles County, Frederick County,
Montgomery County, Prince George's County and St. Mary's
County in the State of Maryland; and Arlington County,
Fairfax County, Fairfax City, Loudoun County, Prince
William County, Stafford County, Alexandria City, Falls
Church City, Manassas City and Manassas Park City in the
Commonwealth of Virginia. The purpose of such review of the Commodity Index and/or Transportation Index for the IGR, shall be to determine the most accurate method of tracking changes in the market price of interruptible natural gas delivered to comparable users located within the Washington, D.C. Metropolitan Area at the time of such review and to revise the Commodity Index and/or
Transportation Index for the IGR, as necessary for this purpose. If the Operating Committee cannot agree on appropriate revisions to the IGR, and/or the Commodity
Index and/or Transportation Index for the IGR, as applicable, within sixty (60) days prior to the relevant
Anniversary Date, the Parties shall use their best efforts to resolve the matter in accordance with Subsection 17.1(b) and Section 17.2. Any revision of the IGR, and/or the Commodity Index and/or Transportation Index for the IGR, as applicable, determined in accordance with the provisions of this Subsection 6.2(b)(vi) or Article XVII shall be effective on the relevant Anniversary Date, subject to receipt of all regulatory authorizations (including, but not limited to, approval of such revision by the Maryland
Commission and the District of Columbia Commission) necessary to implement such revision in a form satisfactory to each of the Parties in accordance with the standards set forth in Subsections 3.1(a) and 3.1(b). The Parties agree to cooperate in obtaining all such necessary regulatory authorizations. If a revized IGR has not been determined in accordance with the foregoing procedures and so approved by regulatory authorities prior to the relevant Anniversary
Date, PEPCO shall continue to make payments to Seller thereafter based on an IGR determined in accordance with the IGR provisions of this Agreement and the Commodity
Index and/or Transportation Index for the IGR, that were in effect on the Day prior to the Anniversary Date, until a revised IGR, and/or Commodity Index and/or Transportation
Index for the IGR, as applicable, is determined and so approved. Any revision to the IGR, and/or the Commodity
Index and/or Transportation Index for the IGR, as applicable, determined and so approved after the Anniversary Date shall be made effective retroactively to the Anniversary Date, subject to the receipt of all regulatory authorizations necessary for such retroactive application in a form satisfactory to each of the Parties in accordance with the standards set forth in Subsections
3.1(a) and 3.1(b). Any credit or additional payment resulting from any such retroactive adjustment of the IGR, and/or the Commodity Index and/or Transportation Index for the IGR, as applicable, shall be reflected in the next
Monthly Energy Payment due under this Agreement (and subsequent Monthly Energy Payments, if necessary).
     The OR will be set initially at $3.89/MBtu on June 1, 1990 and will be adjusted each Billing Period thereafter in accordance with the following formula:

OR        =    0Ri * OI

Where:
          0R     =    0il Rate in effect for the
                 Billing Period.

          ORi    =    Initial Oil Rate: $3.89/MBtu.

          OI     =    Oil Index: Shall be calculated
                      as described below.

The Oil Index for the Oil Rate will be based on prices reported in Platt's Oilgram Price Report in the U.S. Tank
Car/Truck Transport table for No. 2 fuel oil. The Index will be the sum of the most recently reported average of the low and high prices of No. 2 fuel oil delivered to Baltimore, Norfolk and Philadelphia, determined as set forth below, divided by 151.41 cents/gallon (which is the sum of the average of the low and high prices for No. 2 fuel oil for the same locations as published in Platt's
Oilgram-Monthly Average Supplement for June 1990). In calculating the numerator of the above Oil Index, the average price for No. 2 fuel oil delivered to each location will be determined by averaging the low and high prices for each such location as published in Platt's Oilgram for each Wednesday in the Billing Period. In the event that any of the sources of information referred to in the Oil Index is no longer published or otherwise available, the Parties agree to negotiate in good faith to replace such source of information with an appropriate additional source. Sample calculations demonstrating the calculation of the OR are set forth in Appendix B.

     Either Party may, by written notice to the other Party given during the period between one hundred and fifty (150) Days and one hundred and twenty (120) Days prior to either the third anniversary of the Actual Commercial Operation Date or each subsequent third anniversary of the Actual Commercial Operation Date thereafter ("Anniversary Date"), request that the OR and/or the Oil Index be reviewed and revised in accordance with the standards set forth herein. If either Party provides such notice within the specified time period, the Operating Committee shall in good faith undertake such review and revision of the OR and/or the Oil Index, as applicable. The purpose of such review of the OR shall be to determine the current market price of the fuel oil component and the transportation component of the OR at the time of such review and to revise each such component of the OR, as necessary, to reflect such then-current market price. The purpose of such review of the Oil Index shall be to determine the most accurate method of tracking changes in the price of each of the components of the OR and to revise the Oil Index, as necessary, for such purpose. If the Operating Committee cannot agree on appropriate revisions to the OR and/or the Oil Index, as applicable, within sixty (60) days prior to the relevant Anniversary Date, the Parties shall use their best efforts to resolve the matter in accordance with Subsection 17.1(b) and Section 17.2. Any revision of the OR and/or the Oil Index, as applicable, determined in accordance with the provisions of this Subsection 6.2(b)(vi) or Article XVII shall be effective on the relevant Anniversary Date, subject to receipt of all regulatory authorizations (including, but not limited to, approval of such revision by the Maryland Commission and the District of Columbia Commission) necessary to implement such revision in a form satisfactory to each of the Parties in accordance with the standards set forth in Subsections 3.1(a) and 3.1(b). The Parties agree to cooperate in obtaining all such necessary regulatory authorizations. If a revised OR and/or Oil Index, as applicable, has not been determined in accordance with the foregoing procedures and so approved by regulatory authorities prior to the relevant Anniversary Date, PEPCO shall continue to make payment to Seller thereafter based on an OR determined in accordance with the OR provisions of this Agreement and the Oil Index that were in effect on the Day prior to the Anniversary Date, until a revised OR and/or Oil Index, as applicable, is determined and so approved. Any revision to the OR and/or Oil Index, as applicable, determined and so approved after the Anniversary Date shall be made effective retroactively to the Anniversary Date, subject to the receipt of all regulatory authorizations necessary for such retroactive application in a form satisfactory to each of the Parties in accordance with the standards set forth in Subsections 3.1(a) and 3.1(b). Any credit or additional payment resulting from any such retroactive adjustment of the OR and/or Oil Index shall be reflected in the next Monthly Energy Payment due under this Agreement (and subsequent Monthly Energy
Payments, if necessary).

           6.3 (a) Loss of Qualifying Facility
Status. It is the intent and understanding of the Parties that the Facility will be a Qualifying Facility throughout the Term of this Agreement. If the Facility nevertheless loses its status as a Qualifying Facility after the Actual
Commercial Operation Date, the Parties' rights and obligations under this Agreement, including but not limited to PEPCO's obligation to make payments in accordance with this Agreement, shall continue, subject to the limitations set forth in Subsection 6.3(b) and further subject to receipt of all governmental and regulatory approvals necessary for such continuation (whether the Facility is a Qualifying Facility or attains another status) in form and substance acceptable to each of the Parties pursuant to the standard set forth in Subsection 6.3(c). PEPCO may terminate this Agreement upon one hundred and eighty (180)
Days written notice given at any time subsequent to five hundred and forty (540) Days following such loss of Qualifying Facility status if all such necessary governmental and regulatory approvals have not been received in a form acceptable to each of the Parties as set forth above. If at any time prior to the effective date of such termination: (i) the Facility regains Qualifying
Facility status and receives all necessary governmental and regulatory approvals therefor in form and substance acceptable to each of the Parties, pursuant to the standard set forth in Subsection 6.3(c), or (ii) the Facility does not regain Qualifying Facility status, but Seller and PEPCO receive all necessary governmental and regulatory approvals in form and substance acceptable to each of the Parties pursuant to the standard set forth in Subsection 6.3(c) for the continued purchase and sale of capacity and energy from the Facility in accordance with the provisions of this Agreement, then the Parties' rights and obligations shall continue in accordance with this Agreement.

          (b)  During any period when the Facility has
lost its status as a Qualifying Facility; (i) the Dispatchable Portion shall be deemed to include the full capacity and Net Electrical Output of the Facility and there shall not be any Limited Dispatch Portion; (ii) the four dispatch segments identified in Subsection 6.2(b)(i) shall remain in effect without change; (iii) the rates payable by PEPCO for the Net Electrical Output of each dispatch segment shall remain in effect except that, subject to conditions imposed by any governmental or regulatory permit or approval relating to the Facility reviewed and approved by PEPCO, Seller may use, and be compensated for, No. 2 fuel oil as the Fuel for the Facility on any Day when the Facility is dispatched by PEPCO and Seller is not able, despite its best efforts, to comply with the deadlines included in the thenprevailing required procedures for monthly and daily nomination of gas transportation service for the Columbia Gas Transmission
Corporation for scheduling transportation of gas to the Facility on such Day. Such best efforts shall include, but not be limited to, reasonable estimates of expected
Facility operation taking into account historical experience, weather conditions, and nonbinding information provided by the PEPCO dispatcher. The Operating Committee shall modify the operating procedures as necessary to reflect the elimination of a Limited Dispatch Portion.

          (c)  A Party shall accept any governmental
or regulatory approval referred to in Subsection 6.3(a) unless such Party reasonably determines that such governmental or regulatory approval would materially impair the operation of the Facility by Seller as a facility that is dispatchable by PEPCO in accordance with the terms and provisions of this Agreement or would otherwise materially impair PEPCO's rights in accordance with the terms and provisions of this Agreement.

              6.4  Other Charges.  Seller shall pay PEPCO
itemized charges for metering and testing requested by Seller in addition to the metering and testing required to be performed by PEPCO under this Agreement.

              6.5  Billing and Payment. (a)  PEPCO shall
prepare and render to Seller (or to any person designated in writing by Seller to PEPCO) within twenty-five (25) Days after the end of each Billing Period: (i) a statement detailing PEPCO's calculation of the Monthly Capacity
Payment and the Monthly Energy Payment due to Seller for such Billing Period, less any undisputed amounts overdue to PEPCO from Seller pursuant to this Agreement and less any amounts owing to PEPCO under Sections 6.4 and 6.6, (ii) payment to Seller in the amount indicated in such statement, and (iii) calculations of the EAF and EFOR of the Facility for the most recent time periods referred to in Subsection 15.1(c) for which data are available.

          (b)  If any undisputed payment from either
Party is not paid when due, there shall be due and payable to the other Party interest thereon from the date on which such payment became overdue and calculated at the prime interest rate(s) then in effect at Citibank of New York, or its successor, plus two percent (2%), from the last Day of the Billing Period(s) for which the overdue payment is owed.

           (c)  If either Party disputes the accuracy
of a bill, the Parties shall use their best efforts to resolve the dispute in accordance with Section 17.1. Any adjustments which the Parties may subsequently agree to make with respect to any such billing dispute shall be made by a credit or additional charge on the next bill rendered.
If the Parties are unable to resolve the dispute in this manner, any amounts disputed on subsequent bills for the same reason may thereafter be withheld pending final resolution of the dispute in accordance with the procedures described in Section 17.2, but the undisputed amount shall be promptly paid.

           (d)  Upon resolution of a disputed amount,
the amount shall be due and payable to the appropriate
Party, with interest thereon from the date on which such amount would otherwise have been overdue hereunder if no dispute had arisen, calculated at the prime interest rate(s) then in effect at Citibank of New York, or its successor, plus two percent (2%). The existence of a dispute as to any bill shall not relieve either Party of compliance with any other provision of this Agreement.

           6.6  Other Payments.  Any amounts, other
than those specified in Sections 6.1 and 6.2, due either
Party under this Agreement shall be paid or objected to within thirty (30) Days following receipt by either Party of an itemized invoice from the other setting forth, in reasonable detail, the basis for such payment. If any undisputed payment shall not be paid when due, there shall be due and payable to the other Party interest from the date on which such payment became overdue and calculated at the prime interest rate(s) then in effect at Citibank of New York, or its successor, plus two percent (2%). PEPCO shall have the option in any invoice it provides to Seller pursuant to this Section to require payment from Seller or to require Seller to treat the amount due as a credit against any amounts PEPCO may then owe Seller under the terms of this Agreement.

                        ARTICLE VII
                   PRE-OPERATION PERIOD

           7.1  Facility Construction and Start-Up.

           (a)  The Construction Start Date shall not
be later than forty-eight (48) Months after the Effective
Date. Seller shall provide PEPCO with written confirmation of the Construction Start Date within ten (10) Days after the occurrence thereof. If the Construction Start Date fails to occur by the time specified above, PEPCO may, at its option, terminate this Agreement immediately by written notice to Seller and PEPCO shall have the right to retain the Development Security as liquidated damages, and any remaining interest accumulated on the Development Security shall be returned or released, as the case may be, to Seller within thirty (30) Days after the date of such termination.

           (b)  Commencing one (1) Month after the
Effective Date and continuing every Month thereafter until the Actual Commercial Operation Date, Seller shall provide a report to PEPCO outlining the progress on development of the Facility.

           (c)  Seller shall provide PEPCO with a
Critical Path Method Schedule within one hundred and twenty
(120) Days after receipt of the orders required under Subsection 3.1(a)(i). Thereafter, Seller shall update and otherwise report progress on implementation of the Critical
Path Method Schedule in the monthly progress reports to be provided by Seller pursuant to Subsection 7.1(b). The CPM
Schedule shall include, as a minimum, the following milestones:

                (i)  Acquisition of the Site or a lease
thereof and required easements;
               (ii)  Acquisition of each major permit,
certificate, order, and other governmental or regulatory authorization required prior to the Construction Start Date and required for the operation of the Facility during start-up and commercial operation;
              (iii)  Acquisition of project financing,
initial Fuel Supply Contract(s), and a Steam Supply Contract;
               (iv)  Issuance of notice to proceed to EPC
Contractors, and contractors or subcontractors for major civil, mechanical, and electrical equipment required by the project;
                (v)  Delivery of major equipment;
               (vi)  Major construction milestones (e.g.,
generator set in place);
              (vii)  Major equipment installed and tested;
and
             (viii)  The Scheduled Commencement Date. The
CPM Schedule shall also track, to the extent possible and to the extent not specified above, all activities to be performed by the project contractors, including but not limited to PEPCO, the EPC Contractor, major equipment vendors, construction contractors, and operation and maintenance contractors, and will identify all major deliverables through permitting, design, construction, testing, start-up and parallel operation with the PEPCO System. The Parties recognize that some of the foregoing information will be revised after the CPM Schedule is first submitted and that such information will be updated as required. Interface points for PEPCO oversight requirements will be delineated in the CPM Schedule. PEPCO shall evaluate the reasonableness of the CPM Schedule and monitor progress of the development of the Facility in order to assess whether the Seller will meet the Actual Commercial Operation Date as an aid to PEPCO's planning process.

          (d)  After the Construction Start Date and
until the Actual Commercial Operation Date has occurred, Seller shall provide PEPCO copies of the routine reports provided to the Financing Parties, which explain construction progress.

          (e)  PEPCO shall have the right to review
the design of the Facility and monitor the construction, start- up, testing and operation of the Facility, including physical inspections at the Site. Seller shall comply with all reasonable requests of PEPCO for access to the Site for such purposes. Seller shall cooperate with PEPCO to ensure that the Facility's power generation equipment and switchgear are designed and installed so that the Facility can safely and successfully operate in parallel with the PEPCO System.

           7.2  Commencement Date.

           (a)  Seller shall provide PEPCO with at
least thirty (30) Days' prior notice of the proposed
Commencement Date. Such notice shall include Seller's intended hourly delivery schedule of Start-up Energy.

           (b)  PEPCO and Seller shall agree on the
Commencement Date and PEPCO shall have the right to have representatives present at the Site on the Commencement
Date; provided, however, that PEPCO reserves the right to reasonably delay the Commencement Date until the requirements of Subsection 7.1(i) have been satisfied or in the event PEPCO is unable to complete the Interconnection
Facilities by such proposed Commencement Date due to Force
Majeure or a failure by Seller to provide information as required by Subsection 9.2(a) or to carry out its obligations under the Interconnection Plan provided pursuant to Subsection 9.2(b) or to make payment of any Interconnection Costs under this Agreement. In such event, PEPCO shall give Seller written notice of the reason for delaying the Commencement Date or the completion of the Interconnection Facilities and the applicable Party shall promptly proceed to rectify the identified problems.

            (c)  Written confirmation of the
Commencement Date shall be sent to PEPCO by Seller within ten (10) Days after the occurrence thereof.

          7.3  Actual Commercial Operation Date.
          (a)  The Actual Commercial Operation Date
shall be no sooner than the Scheduled Commercial Operation Date, (or if the Scheduled Commercial Operation Date has been extended as otherwise permitted under Section 4.4, then the Actual Commercial Operation Date may occur during the period between the Scheduled Commercial Operation Date and the Extended Scheduled Commercial Operation Date) when all of the following conditions have been satisfied:
                (i)  All of the conditions set forth in
Sections 3.1, 3.2 and 3.3 have been satisfied;
               (ii)  Seller has provided PEPCO with
evidence that it has obtained a commitment for the permanent financing for the Facility;
              (iii)  Seller has provided PEPCO at least
thirty (30) Days' prior written notice of the proposed
Actual Commercial Operation Date;
               (iv)  Seller has established the Dependable
Capacity as set forth in Subsection 8.2(a); and
                (v)  Seller has transferred to PEPCO
ownership of the Transmission Facilities and Seller's rights in the Transmission Facilities Site, free and clear of any liens or other encumbrances of title, unless otherwise agreed to by PEPCO. At the time of such transfer, Seller shall provide PEPCO with a warranty that the construction and operation of electric transmission lines is a permitted use on all portions of the Transmission Facilities Site and that Seller has obtained all zoning approvals and other governmental or regulatory approvals required for construction and operation of the Transmission
Facilities by Seller prior to the transfer of the Transmission Facilities to PEPCO pursuant to this Subsection 7.3(a)(v) and for the initial operation of the Transmission Facilities by PEPCO subsequent to such transfer (including, but not limited to, any certificate of public convenience and necessity for the Transmission Facilities required from the Maryland Commission). Prior to such transfer, Seller shall provide PEPCO with such information as PEPCO may reasonably request to evaluate the Transmission
Facilities, the Transmission Facilities Site and such transfer. Such information shall include, but not be limited to: (i) a Phase I EPA environmental assessment of the Transmission Facilities Site
(including but not limited to, identification of the presence of any polychlorinated biphenyls, materials stored in underground storage tanks, hazardous wastes within the meaning of RCRA and hazardous substances within the meaning of CERCLA) current as of the date of such transfer and in form and substance satisfactory to PEPCO, (ii) any required easements or rights of way necessary for construction and operation of the Transmission Facilities (including environmental indemnifications to PEPCO from the parties providing each easement or right of way satisfactory to PEPCO in its sole discretion), and
           (iii) access to the Transmission Facilities Site for the purpose of such inspections, testing, and sampling as PEPCO may require. No transfer of the Transmission Facilities or the Transmission Facilities Site to
PEPCO shall occur unless PEPCO has agreed in writing to accept such transfer. Such agreement shall not be unreasonably withheld.

                       ARTICLE VIII
                     OPERATIONS AND MAINTENANCE

               8.1  Operation of Facility.

          (a)  Seller shall design, construct, operate
and maintain the Facility in accordance with Prudent
Utility Practices and otherwise in accordance with this Agreement.

          (b)  Every operation of the intertie and/or
synchronizing circuit breaker shall occur under the direction of the PEPCO dispatcher. The generation and delivery of electricity shall be in accordance with Appendix F.

         (c)  Seller shall operate the Facility in
parallel with the PEPCO System during the Term of this Agreement, provided that, the Facility is designed, constructed, maintained, and operated in accordance with Prudent Utility Practices and the Guidelines and
Performance Standards for Parallel Operation contained in
Appendix C hereto, including but not limited to, such practices, guidelines and standards relating to synchronization, voltage control, and generation of harmonic frequencies so that operation of the Facility will not have an adverse impact on the voltage level or wave form of the PEPCO System.

         (d)  Seller shall notify PEPCO in a timely
manner of any limitations, restrictions or outages of the Net Electrical Output in accordance with Appendix I.

         (e)  Seller's selection of the operator for
the Facility and the terms and conditions of any operation and maintenance agreement entered into by Seller with respect to the Facility shall be subject to PEPCO's review and approval; provided, however, that PEPCO may only withhold its approval on the bases that the operator lacks appropriate experience with the operation of facilities similar to the Facility or that the operating agreement would materially impair the operation of the Facility by Seller as a facility that is dispatchable by PEPCO in accordance with the terms and provisions of this Agreement or would otherwise materially impair PEPCO's rights in accordance with the terms and provisions of this Agreement.

          8.2  Dependable Capacity; Testing of
               Capacity Rating.

          (a)  Prior to or on the Actual Commercial
Operation Date, Seller shall establish a Dependable
Capacity of two hundred thirty thousand (230,000) kilowatts for the Facility under summer ambient conditions (defined as 92 degrees F. and fifty percent (50%) relative humidity) in accordance with the test of "Net Capability" of Appendix D. The Facility shall also be tested during each Summer Period and each Winter Period occurring during the Term after the Actual Commercial Operation Date in accordance with the procedures set forth in Appendix D to demonstrate the Net Capability of the Facility. The Parties agree that the Dependable Capacity for the Facility under this Agreement shall be established by testing the Net Capability of the Facility as specified by Appendix D and shall be the lower of (i) the Net Capability so tested and certified (stated in kilowatts) and (ii) the Dependable Capacity specified in the first sentence of this subsection.

          (b)  PEPCO shall have the right to require
the Seller to revalidate the Dependable Capacity of the Facility if the Equivalent Availability Factor of the Facility falls below eighty percent (80%) as calculated for any twelve (12)-Month period which commences on or after a one (l)-Year period following the Actual Commercial
Operation Date, or if the Equivalent Forced Outage Rate of the Facility exceeds ten percent (10%) as calculated for any twelve (12)-Month period which commences on or after a one (l)-Year period following the Actual Commercial
Operation Date. Periods during which Seller has declared a Force Majeure to exist or during which an Emergency
Condition exists shall be included in the calculation of the EAF or the EFOR for purposes of this subsection.

           (c)  PEPCO may periodically need recognition
and credit for the generating capacity of the Facility from the PJM Pool or such other power coordinating group to which PEPCO belongs and has contractual responsibilities for providing electrical capacity, or for regulatory or other reporting purposes. If, in order to obtain such recognition, PEPCO must verify the capacity rating of the Facility under the PJM Pool's criteria, or PEPCO procedures implementing such criteria, Seller shall, in addition to the demonstrations of the Dependable Capacity of the Facility during each Summer Period and Winter Period made pursuant to Subsection 8.2(a), perform such actual tests of the Facility's Net Capability as PEPCO may reasonably request upon at least ten (10) Days' prior notice, with due consideration to Seller's obligations under the Steam
Supply Contract.

           (d)  In the event that PEPCO is required to
derate the Net Capability of the Facility in accordance with PJM Pool guidelines, then the Dependable Capacity of the Facility shall automatically be reduced accordingly.

           (e)  If Seller is consistently unable during
the period from June through September in any Calendar Year to provide the full Dependable Capacity when dispatched by PEPCO, due to the unavailability of supplemental firing equipment or other special equipment or methods used by Seller in establishing the Dependable Capacity, then PEPCO may require Seller to reestablish the Dependable Capacity, in accordance with the test of Net Capability in Appendix
D, without such equipment or methods in operation.

            8.3  Schedule and Dispatch of Generation.

           (a)  PEPCO shall dispatch the portion of the
Facility's Dependable Capacity designated as the Limited
Dispatch Portion for a total of one hundred and eight (108)
Hours between 8:00 a.m. Monday and 8:00 p.m. Friday for each Week it is available. At all other times when the Facility is required at less than the Facility's First
Dispatch Segment by PEPCO System dispatch, the Limited
Dispatch Portion may be cycled off by PEPCO's dispatchers.
Seller shall provide PEPCO with (i) an annual schedule of the estimated generating capability and availability of the Limited Dispatch Portion for each Calendar Year no later than November 1st of the prior Calendar Year in accordance with Section 8.4, (ii) a monthly schedule of the estimated generating capability and availability of the Limited
Dispatch Portion no later than one (1) Week prior to the end of the previous Month and (iii) a weekly schedule
(Monday through Sunday) of estimated generating capability and availability of the Limited Dispatch Portion no later than 4:00 p.m. on Thursday of the previous Week and shall inform PEPCO promptly of any material changes in such schedules. PEPCO may request Seller to modify the aforesaid schedules as needed to meet the requirements of the PEPCO
System and shall take into consideration the obligations of Seller under the Steam Supply Contract in requesting such modification. Subject to Prudent Utility Practices, Seller shall use its reasonable efforts to alter these schedules to conform to modifications reasonably requested by PEPCO throughout the Calendar Year. PEPCO shall furnish to Seller PEPCO's estimated dispatch schedule for the Facility and any changes thereto, at the times and in the manner that PEPCO provides such estimated schedules for its own generating facilities.

           (b)  For the portion of the Facility's
Dependable Capacity designated as the Dispatchable Portion,
PEPCO's dispatcher shall have the sole discretion to schedule and control the generation of electricity.
PEPCO's dispatcher shall also have sole discretion to control operation of the intertie circuit breaker. When
PEPCO elects to dispatch the Dispatchable Portion, subject to Prudent Utility Practices and after the Limited Dispatch
Portion, if any, has been fully loaded, PEPCO shall do so as agreed to by the Parties up to the Facility's Available
Capacity. PEPCO will not guarantee any hourly generation level when scheduling the Dispatchable Portion. The
Facility dispatch shall be in accordance with a dispatch plan as mutually agreed by the members of the Operating
Committee. The dispatch plan will be consistent with Prudent Utility Practices.

           (c)  Seller shall purchase and install the
telecommunications equipment and channels for the Facility listed in Appendix F attached hereto, subject to such additions as PEPCO may determine to be appropriate prior to the Actual Commercial Operation Date in accordance with Prudent Utility Practices. At PEPCO's sole expense, from time to time after the Actual Commercial Operation Date
Seller shall install additional equipment as may be reasonably required by PEPCO consistent with Prudent
Utility Practices in order to allow PEPCO to maximize economic and reliable dispatch of the Facility in coordination with the PEPCO system.

           (d)  Seller shall coordinate with PEPCO to
ensure that any Start-up Energy or Test Energy generated by the Facility that Seller proposes to deliver to PEPCO on any Day is delivered at such time during such Day that is most consistent with economic dispatch of the Facility.

           (e)  For purposes of determining payments to
be made pursuant to Section 6.2, the following will apply.
Natural gas or LNG will be used for the First Dispatch
Segment and the Second Dispatch Segment at all times, except as allowed by Subsection 6.3(b). Natural gas or LNG will be used for the Third Dispatch Segment and the Fourth
Dispatch Segment at all times when natural gas or LNG is available. Natural gas will be considered to be available if supply into either the Columbia Gas System or Transco
System is available and interruptible transportation on the respective pipeline is available. Supply availability is intended to mean supply from spot markets (excluding stored natural gas) in the Gulf of Mexico, mid-continent and Appalachian regions which are connected to the Columbia Gas
System or Transco System directly or via major interstate pipeline systems with direct access to these supply sources. Other sources of supply may be included in the future by the Operating Committee.

          (f)  The Fuel Supply Plan is to set forth
Seller's plans to facilitate use of the most economic Fuel in the Facility, among other matters. As of the Effective
Date, the most economic Fuel is natural gas. If, during the Term, No. 2 fuel oil becomes a more economic Fuel than natural gas on a long term basis, the Parties agree to enter into good faith negotiations for the purpose of agreeing to appropriate revisions to the Fuel Supply Plan and to this Agreement in order to continue to facilitate use of the most economic Fuel in the Facility.

            8.4  Annual Notice of Scheduled Maintenance
Outages.  Prior to November 1st of each Calendar Year,
Seller shall submit a proposed schedule of expected maintenance outages for the twenty-four (24) Month period beginning on January 1st of the following Calendar Year.
The schedule shall include estimated times of Facility operation, amounts of electricity production, number of anticipated and Scheduled Outages and reductions of output and the reasons therefor, and the start dates and durations of scheduled maintenance, including a specification of maintenance requiring shutdown or reduction in output of the Facility. PEPCO may request Seller to revise its proposed schedule for the timing and duration of any Scheduled Outages or reduction of output of the Facility, taking into consideration Seller's obligations under the Steam Supply Contract, to accommodate the requirements of PEPCO. Subject to Prudent Utility Practices, Seller shall:
(a) use its best efforts not to schedule maintenance during the periods from June through September and December through February unless requested to do so by PEPCO, (b) use its best efforts to restore the availability of the Facility as soon as possible during unscheduled outages that occur during the periods from June through September and December through February and (c) use its reasonable efforts to accommodate requests made by PEPCO with respect to maintenance activities during other periods throughout the Calendar Year. Seller may request that its proposed maintenance schedule as previously provided to PEPCO pursuant to this Section 8.4 be revised with respect to the timing and duration of any Scheduled Outages or reduction of output of the Facility. PEPCO shall endeavor in good faith to accommodate any such revision requested by Seller that is consistent with the requirements of the PEPCO
System and Prudent Utility Practices.

           8.5  Routine Maintenance.  In accordance
with the requirements of the PEPCO System and Prudent
Utility Practices, Seller agrees to coordinate routine maintenance with PEPCO, including providing PEPCO with:
(a) at least seven (7) Days' notice prior to removing the Facility from service for routine maintenance, which notice shall include the scheduled start date and time and duration of the proposed maintenance outage, or (b) the number of Days that the maintenance can be deferred and the duration of the proposed outage.

           8.6  Annual Maintenance and Inspection
Report. Prior to February 1st of each Calendar Year, Seller shall submit to PEPCO a summary of all maintenance and inspection work performed in the prior Calendar Year, and of all conditions experienced or observed during that Calendar Year that may have a material adverse effect on, or may materially impair the short or long-term operation of, the Facility at the operational levels contemplated by this Agreement. The summary shall also include Seller's proposals for correcting or preventing recurrences of such conditions and for performing such other maintenance and inspection work as is required by Prudent Utility
Practices. PEPCO may provide comments concerning such proposals, provided, however, that PEPCO's making or failing to make comments with respect to operation or maintenance of the Facility shall not be deemed to constitute an endorsement of the operation and maintenance thereof nor a warranty or other assurance by PEPCO of the safety, durability or reliability of the Facility.

            8.7  Maintenance Reserve.

           (a)  Seller agrees to establish and maintain
for the Term in accordance with Subsection 8.7(b), a Maintenance Reserve (the "Maintenance Reserve") with a financial institution with a Thomson BankWatch rating of C or better and assets of at least twenty-five billion dollars ($25,000,000,000.00), and under depository arrangements satisfactory to PEPCO in its sole discretion, to be used exclusively to pay for certain maintenance expenses for the Facility, including any repairs, or replacements that are necessary or appropriate to assure that the Facility will continue to be operated and maintained in accordance with Prudent Utility Practices and the performance standards set forth in this Agreement. The
Maintenance Reserve shall not be subject to any lien or other claim by any person (including, but not limited to, any Financing Party) other than PEPCO. From time to time after the initial posting of the Maintenance Reserve, Seller shall, within thirty (30) Days of PEPCO's request therefor, provide evidence (including, without limitation, legal opinions) reasonably satisfactory to PEPCO of the continuing existence of the Maintenance Reserve.

           (b)  (i)  On or before the first anniversary
of the Actual Commercial Operation Date, Seller shall deposit at least one million dollars ($1,000,000.00) in the Maintenance Reserve. On or before the second anniversary of the Actual Commercial Operation Date, Seller shall deposit an additional one million dollars ($1,000,000.00) in the Maintenance Reserve. On or before the third anniversary of the Actual Commercial Operation Date, Seller shall deposit an additional two million dollars
($2,000,000.00) in the Maintenance Reserve so that by such third anniversary the aggregate amount of funds deposited in the Maintenance Reserve pursuant to this Subsection
8.7(b)(i) shall be four million dollars ($4,000,000.00).
Thereafter, Seller shall maintain the portion of the Maintenance Reserve funded pursuant to this Subsection
8.7(b)(i) at a funding level of four million dollars
($4,000,000.00). To the extent funds are withdrawn from the Maintenance Reserve to pay for maintenance costs, the Maintenance Reserve will be replenished out of the Seller's
Net After-Tax Cash Flow available during the next Month.
If Seller's Net After-Tax Cash Flow is insufficient to fund the Maintenance Reserve at the required levels, any shortfall shall be carried over and be due in the following
Month and subsequent Months until the required funding level of the Maintenance Reserve has been reached. As an alternative to depositing cash in the Maintenance Reserve, Seller may fund the Maintenance Reserve with a letter of credit, in the amounts and at the times specified in this Subsection 8.7(b)(i) and otherwise in form and substance satisfactory to PEPCO in its sole discretion, issued by a financial institution with a Thomson BankWatch rating of C or better and with assets of at least twentyfive billion dollars ($25,000,000,000.00).

             (ii)  (A)  In addition to the amounts
specified in Subsection 8.7(b)(i), Seller shall provide additional funding for the Maintenance Reserve at quarterly intervals, commencing with the Actual Commercial Operation
Date, in the amount of fifty-seven dollars ($57.00) for each hour (or part thereof) of operation of the Facility's combustion turbines during the prior Quarter. The hours of operation for each of the Facility's combustion turbines shall be added together to determine the total hours of operation of the Facility's combustion turbines during said prior Quarter. The quarterly contributions shall continue thereafter as necessary to achieve and maintain a level of funding for the Maintenance Reserve pursuant to this Subsection 8.7(b)(ii)(A) equal to the amounts specified in Appendix K attached hereto for the relevant time periods identified in said Appendix. The portion of the Maintenance Reserve funded pursuant to this Subsection
8.7(b)(ii)(A) may be used to perform manufacturer's recommended maintenance in accordance with the schedule shown generally on Appendix K attached to this Agreement.

            (b)  By written notice to PEPCO prior to the
Actual Commercial Operation Date, Seller may elect to increase the total funding level of the Maintenance Reserve provided pursuant to Subsection 8.7(b)(i) from four million dollars ($4,000,000.00) to five million dollars
($5,000,000.00). If Seller so elects, the deposit that Seller shall be required to make in the Maintenance Reserve on or before the third anniversary of the Actual Commercial
Operation Date shall be increased by one million dollars
($1,000,000.00) over the amount specified in Subsection
8.7(b)(i) (i.e., so that the aggregate amount of funds deposited in the Maintenance Reserve by such date shall be five million dollars ($5,000,000.00)). Thereafter Seller shall maintain the Maintenance Reserve at a funding level of five million dollars ($5,000,000.00) in accordance with the provisions of Subsection 8.7(b)(i). If Seller elects pursuant to this Subsection 8.7(b)(ii)(B) to so increase the funding level of the Maintenance Reserve, then Seller shall not be required to provide the funding for the Maintenance Reserve required under Subsection
8.7(b)(ii)(A).

            (c)  In the event the operating experience
indicates that the amount of funds retained in the Maintenance Reserve should be increased or is greater than necessary for the prudent long term operation of the Facility in accordance with Prudent Utility Practices, the Parties shall undertake good faith negotiations to modify accordingly the funding requirements of Subsection 8.7(b).

            8.8  Special Operational Audits.  PEPCO
further reserves the right to have a special operations and maintenance audit conducted at PEPCO's expense by an independent third party qualified to conduct such audits:
(a) in the event that the Equivalent Availability Factor of the Facility falls below eighty percent (80%), or the Equivalent Forced Outage Rate of the Facility exceeds ten percent (10%), in either case as calculated for any consecutive twenty-four (24) Month period occurring after the date that is one (1) Year after the Actual Commercial
Operation Date, or (b) if circumstances occur in which PEPCO has the right to require Seller to reestablish the Dependable Capacity pursuant to Subsection 8.2(e). If such a special audit is conducted, Seller agrees to implement the recommendations of such independent auditor, to the extent such recommendations are consistent with Prudent
Utility Practices, in a timely and cost effective manner
(but in no event longer than one (1) Year after performance of the audit, unless the Parties reasonably agree that an additional period of time is necessary), or to otherwise make necessary corrections in a manner reasonably satisfactory to the Parties. Periods during which a Force
Majeure is in effect or when an Emergency Condition exists shall be included in the calculation of EAF or EFOR for purposes of this Section 8.8.

            8.9  Modification of Project and Financing
                 Documents.

           (a)  Without the prior written consent of
PEPCO, Seller may not terminate or modify in a material manner the Steam Supply Contract, or the Fuel Supply
Contract(s), or its operation and maintenance arrangements, and may not enter into any new contract or arrangement with respect to such matters, provided, that, PEPCO's consent shall not be required for any additional Fuel Supply
Contract(s) for amounts of Fuel in excess of those required to satisfy Seller's covenant under Section 11.2 of this Agreement. PEPCO shall grant its consent for any such proposed termination, modification or entry unless PEPCO reasonably determines that such termination, modification or entry would materially impair the operation of the Facility by Seller as a facility that is dispatchable by PEPCO in accordance with the terms and provisions of this Agreement or would otherwise materially impair PEPCO's rights in accordance with the terms and provisions of this Agreement. Seller agrees to pay or reimburse PEPCO for all reasonable costs and expenses reasonably incurred by PEPCO in connection with any third party review in accordance with Appendix H up to a maximum of $50,000.00 per review.

           (b)  Without the prior written approval of
PEPCO, Seller may not:  (i) modify any of the Financing
Documents which include provisions that may affect PEPCO's rights under this Agreement, or for which the Financing
Parties have requested PEPCO's consent, or which PEPCO has executed or (ii) enter into any refinancing or additional financing with respect to the Facility. PEPCO's review and approval or disapproval of any such modification, refinancing or additional financing shall be subject to the same standards as set forth in Subsection 3.3(b) for PEPCO's review and approval or disapproval of the Financing
Documents submitted by Seller pursuant to Subsections
3.2(g) and 3.3(b).

             8.10  Operating Committee.

            (a)  Seller and PEPCO agree to establish an
Operating Committee consisting of one (1) representative each of Seller and PEPCO. The Operating Committee shall act only by unanimous agreement or consent. Seller and PEPCO shall designate their respective representatives to the Operating Committee, plus any alternate, by written notice delivered in accordance with Section 19.2. Each
Party's representative on the Operating Committee is authorized to act on behalf of such Party with respect to any matter arising under this Agreement.

           (b)  The Operating Committee shall develop
and implement suitable operating, maintenance, outage and capability reporting, accounting, and recordkeeping policies and procedures to coordinate the operation of the Facility with the operation of the PEPCO System and facilitate the coordination and interaction between the Parties with respect to their performance of the duties and obligations imposed on the Parties hereunder. The
Operating Committee shall not, however, have any authority to modify or otherwise alter the rights and obligations of the Parties under this Agreement.

           (c)  Seller shall keep the Operating
Committee informed on a current basis of its own policies and procedures for operation and maintenance of the Facility and for otherwise implementing this Agreement and shall discuss with the Operating Committee its suggestions and proposals with respect to these matters.

                        ARTICLE IX
                      INTERCONNECTION

           9.1  Interconnection and Transmission
Facilities. (a)  All metering devices specified in Appendix
E and all Interconnection Facilities to be installed on PEPCO's side of the Interconnection Point necessary to enable PEPCO to receive power from the Facility at the Interconnection Point, including, but not limited to, any transformers, switches, relays, other protective devices, communications equipment and safety equipment, and transmission improvements necessary to accommodate the interconnection of the Facility to the PEPCO System shall be planned, designed, constructed, installed, operated and maintained by PEPCO at the expense of Seller (except as otherwise specified in Subsections 10.2(a) and 10.2(b) with respect to responsibility for the expense of inspecting and testing the metering devices). Such amounts shall be paid by Seller to PEPCO pursuant to Section 6.6. All
Interconnection Facilities, other than the metering devices specified in Appendix E, to be installed at the Site or on property not owned by PEPCO shall be planned, designed, constructed, installed, operated and maintained by, and at the expense of, Seller in accordance with PEPCO's requirements.

           (b)  All Transmission Facilities necessary
to transmit power from the line side of the Facility's line disconnect switch to the line side of the line disconnect switch at PEPCO's Burches Hill Substation shall be designed, constructed and installed in accordance with PEPCO's requirements by Seller and at Seller's expense pursuant to Section 9.6. Subject to PEPCO's approval and in accordance with Subsection 7.3(a)(v), prior to the Actual Commercial Operation Date Seller shall transfer ownership of the Transmission Facilities and its rights in the Transmission Facilities Site to PEPCO at no cost to PEPCO. PEPCO shall be responsible for all maintenance of the Transmission Facilities after the date of such transfer.

            9.2  Cost Estimate and Schedule for Design
                 and Construction.

           (a)  Seller shall, no later than two (2)
Years prior to the Scheduled Commencement Date, provide
PEPCO with such information concerning the Facility as PEPCO may reasonably require to prepare an Interconnection
Plan and a cost estimate and schedule for the Interconnection Facilities to be installed by PEPCO. Such information shall include, as a minimum (i) a functional one-line diagram of the Facility showing at least the generator(s), protective relay functions, step-up transformers and circuit breakers proposed by Seller, (ii) a Site plan showing Facility layout, property lines, access road, and proposed boundaries allowed for the switchyard and (iii) confirmation of the Scheduled Commencement Date.

          (b)  As soon as reasonably practicable, but
in any event no later than one hundred and twenty (120)
Days after receipt of the information provided by Seller
pursuant to Subsection   9.2(a), PEPCO shall provide Seller
with (i) an Interconnection Plan, (ii) an estimate of the Interconnection Costs for PEPCO's design, procurement, construction, and installation of the Interconnection
Facilities to be installed by PEPCO, including the metering devices and metering systems required in connection with the performance of this Agreement, which estimate shall include, among other matters, any applicable overhead costs, and (iii) a schedule for all work relating to the Interconnection Facilities to be provided by PEPCO designed to complete such work within a period mutually acceptable to both Parties, but in any event prior to the Scheduled
Commencement Date; provided that: (iv) such plan, estimate, or schedule shall be revised to the extent necessary, consistent with Prudent Utility Practices, as determined by PEPCO if Seller provides revised or additional information which materially affects such plan, estimate, or schedule, (v) engineering analysis confirms the technical feasibility of the proposed interconnection and (vi) such Interconnection Plan is completed at least eighteen (18) Months prior to the Scheduled Commencement
Date.

          (c)  Seller agrees to grant, or cause to be
granted, to PEPCO all necessary rights of way and easements, including adequate and continuing access rights to, and on, the Site or other property of Seller, necessary to install, operate, maintain, replace and/or remove any Interconnection Facilities or Transmission Facilities.
Seller agrees that rights of way and easements shall survive termination or expiration of this Agreement. Prior to the construction, by PEPCO, of the Interconnection
Facilities, Seller agrees to execute such other grants, deeds or documents as PEPCO may require to record such rights of way and easements. PEPCO agrees to grant to Seller on land which PEPCO owns or controls (by right of way) all easements, permits or permission required by Seller to construct and operate the Facility during the Term of this Agreement and to construct and operate the Transmission Facilities prior to the transfer of the Transmission Facilities to PEPCO pursuant to Subsection
7.3(a)(v). Consideration for such grants, deeds or documents shall be the execution of this Agreement and no other consideration shall be required.

          (d)  PEPCO shall complete the construction
and installation of the Interconnection Facilities to be installed by PEPCO in accordance with Prudent Utility
Practices and the schedule established pursuant to Subsection 9.2(b)(iii), as such schedule may be modified as provided above; provided, however, that PEPCO's obligation to complete the construction and installation of such Interconnection Facilities in accordance with such schedule is expressly conditioned on Seller's submission of data in support of the Interconnection Facilities in a timely manner as required by this Agreement and in form and substance meeting the requirements of PEPCO. PEPCO shall provide Seller with notice of changes in such schedule in a timely manner. Failure by PEPCO to complete the Interconnection Facilities by the date specified pursuant to Subsection 9.2(b)(iii) shall not be considered a breach of this Agreement to the extent that such failure can reasonably be attributed to any of the following:

               (i)  Events of Force Majeure;
               (ii)  The failure of Seller to comply with
     Subsection 9.2(c); and
              (iii)  The failure of Seller to make any
     monthly payment of Interconnection Costs to PEPCO pursuant to Section 9.3.

           9.3 Interconnection Costs. All Interconnection Costs incurred by PEPCO in accordance with the estimates provided pursuant to Section 9.2 shall be paid by Seller in the following manner. Within twenty (20) Days after the end of each Month commencing with the Month after PEPCO provides Seller with the Interconnection Plan described in Subsection 9.2(b) and continuing until Seller has paid such Interconnection Costs to PEPCO in full, PEPCO shall submit to Seller a detailed statement of the Interconnection Costs actually incurred by PEPCO during the preceding Month and copies of invoices from third parties relating thereto. Within twenty (20) Days after receipt of such detailed statement, Seller shall pay to PEPCO the Interconnection Costs as specified in such statement.

            9.4  Protective Devices.  Final approval of
the design, construction, and installation of the protective relays, step-up transformers, circuit breakers, and other protective devices that Seller proposes to install on the Facility side of the line disconnect switch insofar as the requirements of PEPCO are concerned, is reserved to PEPCO. Such approval shall not be unreasonably delayed or withheld. PEPCO's approval shall not be required hereunder for the generating equipment (however, information with respect to the generating equipment for the purpose of determining the adequacy of the other equipment and devices described in the preceding sentence shall be provided). PEPCO reserves the right to modify or expand its requirements for protective devices for the Interconnection Facilities in accordance with Prudent
Utility Practices. Except as otherwise provided in Appendix C, each Party shall be responsible for installing equipment necessary to protect its own facilities from possible damage by reason of electrical disturbances or faults caused by the operation, faulty operation, or nonoperation of the other Party's facilities.

           9.5  Access to Facility and Site.  Seller
authorizes and empowers PEPCO and its authorized agents to have reasonable access to the Facility and the Site, upon reasonable prior notice (in light of the circumstances) and subject to Seller's safety rules and regulations, in connection with the design, construction, installation, operation, and maintenance of any of the Interconnection
Facilities or Transmission Facilities and for the purpose of reading and maintaining meters, examining, repairing, or removing any of PEPCO's property, or other purposes related to the operation and maintenance of such Interconnection
Facilities and Transmission Facilities. Such access shall include access to the Seller's maintenance records upon twenty-four (24) Hours notice by PEPCO.

            9.6  Transmission Facilities.  As soon as
reasonably practicable, but in any case no later than two
(2) Years prior to the Scheduled Commencement Date, Seller shall provide PEPCO with the Transmission Facilities Plan, which shall: (a) be consistent with Prudent Utility
Practices, Appendix J, and PEPCO's requirements, (b) identify the Transmission Facilities to be constructed and installed and (c) include a schedule for all work relating to the Transmission Facilities to be provided by Seller designed to complete such work within a period mutually acceptable to both Parties, but in any event prior to the Scheduled Commencement Date. The Transmission Facilities
Plan shall be subject to review and approval or disapproval by PEPCO, which approval or disapproval shall be provided within ninety (90) Days of PEPCO's receipt of the Transmission Facilities Plan. Seller shall be responsible for: (x) obtaining all governmental or regulatory approvals required for construction and operation of the Transmission Facilities by Seller prior to the transfer of the Transmission Facilities to PEPCO pursuant to Subsection
7.3(a)(v) and for the initial operation of the Transmission
Facilities by PEPCO subsequent to such transfer (including, but not limited to, any certificate of public convenience and necessity for the Transmission Facilities required from the Maryland Commission), (y) obtaining all easements and rights of way required for construction and operation of the Transmission Facilities located on land other than land owned by PEPCO as of the Effective Date (including appropriate environmental indemnifications to PEPCO from the parties providing each easement or right of way satisfactory to PEPCO in its sole discretion) and (z) constructing the Transmission Facilities in accordance with the Transmission Facilities Plan, as reviewed and approved by PEPCO. Each governmental or regulatory approval to be obtained by Seller in accordance with Subsection 9.6(x) must be in form and substance satisfactory to PEPCO in its sole discretion.

                         ARTICLE X
                         METERING

             10.1  Metering Devices.

            (a)  The electricity delivered to PEPCO by
Seller pursuant to this Agreement shall be measured by metering devices to be owned, installed, maintained, and read by PEPCO in accordance with Prudent Utility Practices.
For billing and payment purposes, PEPCO will use data collected at PEPCO's control center from signals telecommunicated by the metering devices included in Appendix E.

           (b)  The number, type and general location
of such metering devices shall be as set forth in the Metering Plan contained in Appendix E. All PEPCO metering devices shall be sealed and the seal shall be broken only by PEPCO when such metering devices are to be inspected and tested or adjusted in accordance with Sections 10.2 and 10.3.

           (c)  Upon request from Seller, PEPCO will,
consistent with Prudent Utility Practices, provide Seller with reasonable access to pulse initiating contacts that Seller may use.

          10.2  Inspection of Metering Devices.

           (a)  PEPCO shall inspect and test all
metering devices at its own expense upon installation and thereafter at least as frequently as required by American
National Standards Institute (ANSI) Standard C21.1. PEPCO shall provide Seller with reasonable advance notice of, and permit a representative of Seller to witness and verify, such inspections and tests and any adjustments to be made thereto in accordance with this Section 10.2 and Section
10.3.

           (b)  Upon request by Seller, PEPCO shall
perform additional inspections or tests of any PEPCO metering device. Seller and PEPCO shall agree on a mutually convenient time for such test and PEPCO shall permit a qualified representative of Seller to inspect or witness such testing of any metering device. The reasonable and actual expense of any such requested additional inspection or testing shall be borne by Seller unless, upon such inspection or testing, a metering device is found to register inaccurately by more than the allowable limit for meter accuracy established by the Maryland Commission for retail electric service (which currently is plus/minus two percent (2%) of true registration), in which event the expense of the requested additional inspection or testing shall be borne by PEPCO.

            (c)  If a PEPCO metering device is found to
be defective or inaccurate it shall be adjusted, repaired, replaced, and/or recalibrated by PEPCO. Subject to the provisions of Appendix E, Seller may elect to install and maintain at its own expense, as part of the Facility, back up metering including separate current and potential transformers in addition to those installed and maintained by PEPCO. At all times, Seller agrees to keep all meter locations associated with the Facility clean, clear and accessible to PEPCO and its authorized agents upon reasonable advance notice.

            10.3  Adjustments for Inaccurate Meters.  If
a PEPCO-owned metering device fails to register, or if the measurement made by a metering device is found upon testing to be inaccurate pursuant to the standard set by the Maryland Commission for retail electric service (which currently is plus/minus two percent (2%) of true registration) an adjustment shall be made correcting all measurements by the inaccurate or defective metering device for billing purposes for both the amount of the inaccuracy and the period of the inaccuracy, in the following manner:

            (a)  In the event that the Parties cannot
agree on the amount of the adjustment necessary to correct the measurements made by any inaccurate or defective metering device, the Parties shall use Seller's back-up metering devices, if installed, to determine the amount of such inaccuracy; provided, however, that in the event that Seller's back-up metering devices also are found upon testing to be inaccurate by more than the allowable limits applicable to PEPCO's metering devices under this Section
10.3 and the Parties cannot agree on the amount of the adjustment necessary to correct the measurements made by such inaccurate or defective back-up metering devices, the Parties shall estimate the amount of the necessary adjustment on the basis of deliveries of Net Electrical
Output during periods of similar operating conditions
(e.g., based on the Facility's fuel use records) when the PEPCO metering devices were registering accurately;

            (b)  In the event that the Parties cannot
agree on the actual period during which the inaccurate measurements were made, the period during which the measurements are to be adjusted shall be the shorter of (i) one-half of the period from the last previous test of the metering device, or (ii) the one hundred and eighty (180)
Days immediately preceding the test which found the metering device to be defective or inaccurate; and

            (c)  To the extent that the adjustment
period covers a period of deliveries for which payment has already been made by PEPCO, PEPCO shall use the corrected measurements as determined in accordance with Subsections
10.3(a) or 10.3(b) to recompute the amount due for the period of the inaccuracy and shall subtract the previous payments by PEPCO for this period from such recomputed amount. If the difference is a positive number, that difference shall be paid by PEPCO to Seller; if the difference is a negative number, that difference shall be paid by Seller to PEPCO. Payment of such difference by the owing Party shall be made within the thirty (30) Day time period specified in Section 6.6.

                        ARTICLE XI
               REPRESENTATIONS, WARRANTIES AND
              ADDITIONAL COVENANTS OF SELLER
                AND PEPCO'S REPRESENTATIONS

            11.1  Qualifying Facility.  Seller
represents and warrants that the Facility is a qualifying cogeneration facility under 18 CFR 292.201-292.207.

            11.2  Fuel Supply and Transportation.

            (a)  Seller covenants that at all times,
from the Actual Commercial Operation Date and continuing throughout the Term of this Agreement, Seller will have a reliable supply of Fuel of quality and in quantity sufficient to meet the energy delivery requirements hereunder of the Dispatchable Portion and Limited Dispatch
Portion of the Dependable Capacity, and reliable transportation therefor. Without limiting the nature of the foregoing in any manner, Seller specifically covenants that throughout the Term of this Agreement: (i) Seller will own sufficient reserves of natural gas to satisfy the gas reserve commitment in Appendix M, (ii) Seller will acquire sufficient additional supplies of natural gas and oil from time to time to meet the remaining fuel requirements of its Facility, (iii) Seller will contract for sufficient firm pipeline transportation capacity to transport sufficient volumes of natural gas to meet the fuel requirements for the First Dispatch Segment and the Second Dispatch Segment, and (iv) Seller will obtain sufficient interruptible pipeline transportation capacity to transport the remaining natural gas requirements of the Facility.

            (b)  Seller covenants that at all times,
from the Actual Commercial Operation Date and continuing throughout the Term of this Agreement, Seller reasonably expects that, as determined over the Term of this Agreement, Seller will be able to obtain Fuel on a basis that will enable Seller to recover its variable operating costs, including, but not limited to, those costs required for Fuel and fuel transportation, from the Monthly Energy
Payment which Seller receives from PEPCO pursuant to
Section 6.2 of this Agreement.

            11.3  Operating and Maintenance Standards.
Seller covenants that the Facility will be operated and maintained in accordance with (a) operating and maintenance standards recommended by the Facility's equipment suppliers, (b) Prudent Utility Practices, including without limitation, synchronizing, voltage and reactive power control, (c) operating procedures developed pursuant to Subsections 7.1(h) and 8.10(b), and (d) the requirements of Appendix C.

           11.4  Effects on Voltage.  Seller covenants
that the Facility will be operated in such a manner so as not to have an adverse effect on PEPCO's voltage level or waveform.

           11.5 Electrical Characteristics. Seller covenants that the Facility will be operated with the electrical characteristics specified in Section 5.2.

           11.6  Status and Authorization.  The Seller
represents and warrants:

           (a)  The Seller is a limited partnership
duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified as a foreign entity in good standing in the State of Maryland and in each other jurisdiction where the failure so to qualify would have a material adverse effect upon the business or financial condition of the Seller or the Facility; and the Seller has all requisite power and authority to conduct its business, to own its properties, and to execute, to deliver, and to perform its obligations under this Agreement.

           (b)  The execution, delivery and performance
by the Seller of this Agreement have been duly authorized by all necessary partnership action, and do not and will not (i) require any consent or approval of the holders of partnership interests in Seller, other than those which have been obtained (evidence of which shall be, if it has not theretofore been, delivered to PEPCO), or (ii) result in a breach or constitute a default under the Seller's certificate of limited partnership or partnership agreement, any indenture, contract or agreement to which it is a party or by which it or its properties may be bound, or (iii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Seller.

           (c)  No authorization or approval by any
governmental or other official agency is necessary for the due execution and delivery of this Agreement by Seller.

           (d)  This Agreement is a valid, legal and
binding obligation of the Seller, enforceable in accordance with its terms.

           (e)  There is, as of the date of execution
of this Agreement, no pending or threatened action or proceeding affecting the Seller before any court, governmental agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of the Seller or the ability of the Seller to perform its obligations hereunder, or which purports to affect the legality, validity or enforceability of this Agreement.

           11.7  Permits; Compliance with Laws.

           (a)  Seller shall, at its expense, acquire,
and maintain in effect, from any and all federal, state and local agencies, commissions and authorities with jurisdiction over Seller, the Facility, and/or the Transmission Facilities, all permits, licenses, approvals and other governmental authorizations, and complete or have completed all inspections and environmental impact studies, in each case and to the degree necessary (i) for the construction, operation and maintenance of the Facility, for the construction and operation of the Transmission
Facilities by Seller prior to the transfer of the Transmission Facilities to PEPCO pursuant to Subsection
7.3(a)(v), and for the initial operation of the Transmission Facilities by PEPCO subsequent to such transfer, (ii) for Seller to perform its obligations under this Agreement, and (iii) to obtain and maintain certification as a Qualifying Facility. Seller also shall, at its expense, provide such support for PEPCO's applications for approval of this Agreement by the District of Columbia Commission and the Maryland Commission as may be reasonably requested by PEPCO.

          (b)  Seller shall, at all times, conform to
all applicable laws, ordinances, rules and regulations applicable to it, to the Facility and/or to the Transmission Facilities.

           11.8  Certificates.  Seller agrees that,
upon request of PEPCO, it shall deliver or cause to be delivered from time to time to PEPCO certifications of its officers, accountants, engineers, or agents as to such matters as PEPCO may reasonably request.

           11.9  Continuity of Existence.  Seller and
its general partner each agrees to preserve and keep in force and effect its existence and all franchises, licenses and permits necessary to the proper conduct of its business, including without limitation the business of constructing, owning and operating the Facility.

          11.10  Books and Records; Information.

           (a)  Seller will keep proper books of record
and account in which full correct entries will be made of all dealings or transactions of or in relation to its business and affairs, in accordance with generally accepted accounting principles consistently applied.

           (b)  Sixty (60) Days prior to the Scheduled
Commercial Operation Date, and within one hundred and twenty (120) Days after the end of each Calendar Year thereafter, Seller shall furnish to PEPCO copies of a report from Seller's independent auditors stating that they are not aware of any material modifications that should be made in order for Seller's most recent annual audited financial statements to be in conformance with generally accepted accounting principles consistently applied. If any report from Seller's auditors provided to PEPCO includes any qualification, Seller shall provide PEPCO with a copy of Seller's annual audited financial statements to which such report refers.

           11.11  PEPCO'S Representations.  PEPCO
hereby represents that:

           (a)  this Agreement has been duly
authorized, executed and delivered by PEPCO, and is in full force and effect on the date hereof; and

           (b)  this Agreement is a valid, legal and
binding obligation of PEPCO, enforceable in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) to the extent that the remedies of specific performance, injunctive relief and other forms of equitable relief are subject to equitable defenses, the discretion of the court before which any proceeding therefor may be brought, and the principles of equity in general.

                        ARTICLE XII
                       TAXES; FINES

           12.1  Taxes.
           (a)  Except as specified in Subsection
15.2(b)(i) and as otherwise specified below, the payment of any and all present or future federal, state, county, or municipal taxes, or other lawful taxes imposed by any other entity in connection with the design, construction, operation or maintenance of the Facility or in connection with the design and construction of the Transmission
Facilities shall be the sole and exclusive responsibility and obligation of Seller.

           (b)  The Parties agree to oppose by all
reasonable lawful means any federal, state, county or municipal tax that is sought to be imposed upon the purchase or sale of the Dependable Capacity or Net
Electrical Output from the Facility, provided, however, that any such tax which nevertheless is imposed upon Seller
(other than any taxes which Seller is required by law to collect from PEPCO in connection with this Agreement) shall be the sole and exclusive responsibility and obligation of Seller and any such tax which nevertheless is imposed upon PEPCO (other than any taxes which PEPCO is required by law to collect from Seller in connection with this Agreement) shall be the sole and exclusive responsibility and obligation of PEPCO.

           12.2  Fines.

           (a)  Any fines, penalties or other costs
incurred by Seller or its agents, employees or subcontractors for noncompliance by Seller, its agents, employees, or subcontractors with the requirements of any laws, rules, regulations, licenses, permits, approvals or other governmental requirements shall not be reimbursed by PEPCO but shall be the sole responsibility of Seller.

          (b)  If such fines, penalties or other costs
are assessed against PEPCO by any government agency or court due to noncompliance by Seller or its agents, employees, or subcontractors with any laws, rules, regulations, licenses, permits, approvals or other governmental requirements or if the work of Seller or any part thereof is delayed or stopped by order of any government agency or court due to the noncompliance of Seller or its agents, employees or subcontractors with any such laws, rules, regulations, licenses, permits, approvals or other governmental requirements, Seller shall indemnify and hold harmless PEPCO against any and all losses, liabilities, damages, and claims suffered or incurred because of the failure of Seller, its agents, employees or subcontractors to comply therewith. Seller shall also reimburse PEPCO for any and all legal or other expenses
(including attorneys' fees) reasonably incurred by PEPCO in connection with such losses, liabilities, damages or claims.

           (c)  If such fines, penalties or other costs
are assessed against Seller by any government agency or court due to noncompliance by PEPCO or its agents, employees or subcontractors with any laws, rules, regulations, licenses, permits, approvals or other governmental requirements or if the work of PEPCO or any part thereof is delayed or stopped by order of any government agency or court due to the noncompliance of PEPCO or its agents, employees or subcontractors with any such laws, rules, regulations, licenses, permits, approvals or other governmental requirements, PEPCO shall indemnify and hold harmless Seller against any and all losses, liabilities, damages, and claims suffered or incurred because of the failure of PEPCO, its agents, employees or subcontractors to comply therewith. PEPCO shall also reimburse Seller for any and all legal or other expenses
(including attorneys' fees) reasonably incurred by Seller in connection with such losses, liabilities, damages or claims.

                       ARTICLE XIII
                         INSURANCE

          13.1  Insurance Required
           (a)  Seller shall obtain, or cause to be
obtained by its EPC Contractor, prior to the commencement of on-Site construction activities with respect to the Facility (and prior to the commencement of construction activities with respect to the Transmission Facilities), and shall maintain in effect thereafter until the Actual
Commercial Operation Date the following insurance policies and coverages with respect to the Facility, and with respect to the Transmission Facilities prior to the transfer of such Transmission Facilities to PEPCO pursuant to Subsection 7.3(a)(v), in form and substance reasonably satisfactory to PEPCO:

                (i)  "Comprehensive General Liability
     Insurance," occurrence form, in the amount of at least twenty million dollars ($20,000,000.00) annual aggregate for all locations, including but not limited to coverage for demolition of any building or structure, collapse, blasting, excavation below surface of the ground, operations, latent defects, active malfunctions, broad form contractual liability covering all liabilities assumed under the EPC contract, property damage and personal injury;
               (ii)  "Workers' Compensation Insurance"
     which complies with the law of the State of Maryland and "Employers' Liability Insurance" with limits of at least five hundred thousand dollars ($500,000.00);
              (iii)  "Comprehensive Automobile Insurance"
     with bodily injury and property damage combined single limit of at least one million dollars ($1,000,000.00) per occurrence and in the aggregate. Such insurance shall include owned, non-owned, hired and rented vehicles;
               (iv)  "Completed Operations Insurance" for a
     period of two (2) Years after the Actual Commercial
     Operation Date;

                (v)  "Comprehensive Builders All Risk
     Insurance" covering physical loss or damage including, but not limited to, that caused by flood, earthquake, windstorm, subsidence, comprehensive boiler and machinery with testing exclusion deleted, vandalism, malicious mischief, explosion, collapse and underground hazards, erection, installation and testing, while in transit, while in storage and until completed and accepted in its entirety by Seller; and

               (vi)  Any other insurance required by
     applicable law or which may otherwise be required by the Financing Parties.

           (b)  Seller shall obtain from the Actual
Commercial Operation Date and shall maintain in effect thereafter throughout the Term of this Agreement the following insurance policies and coverages with respect to the Facility, in form and substance reasonably satisfactory to PEPCO:

                (i)  "Comprehensive or Commercial General
     Liability Insurance" with bodily injury and property damage combined single limits of at least one million dollars ($1,000,000.00) per occurrence and two million dollars ($2,000,000.00) in the aggregate, where applicable, including but not limited to coverage for "Completed Operations Liability", "Contractual
     Liability" and "Broad Form Property Damage";
               (ii)  "Workers' Compensation Insurance"
     which complies with the law of the State of Maryland and "Employers' Liability Insurance" with limits of at least five hundred thousand dollars ($500,000.00);
              (iii)  "Comprehensive Automobile Insurance"
     with bodily and property damage combined single limit of at least one million dollars ($1,000,000.00) per occurrence and in the aggregate, covering owned, non owned, hired and rented vehicles;
               (iv)  "All Risks Property Coverage
     Insurance" and "Boiler and Machinery Insurance" against damage to the Facility in amounts not less than the construction cost of the Facility or its replacement cost, whichever is greater, subject to deductibles of no more than five hundred thousand dollars ($500,000.00);
                (v)  "Excess Umbrella Liability Insurance"
     with a limit of at least ten million dollars
     ($10,000,000.00) per occurrence and in the aggregate, where applicable, in excess of the limits of insurance provided in Subsections 13.1(b)(i) through
     13.1(b)(iii) above; and

             (vi)  "Business Interruption Insurance" to
    provide funds to cover all of Seller's costs to the extent that such costs would not be eliminated or reduced by the failure of the Facility to operate
    (including but not limited to rent or mortgage payments, interest and principal payments on loans or bonds, salaries, and wages) for a period of at least eighteen (18) Months after a deductible period not to exceed two (2) Months. The nominal amount of coverage required by Subsections 13.1(b)(iv) and 13.1(b)(vi) shall be updated every five (5) years on the anniversary of the Actual Commercial Operation Date as agreed upon by the Parties in good faith negotiations consistent with replacement cost values and gross earning revenues.

          13.2  Substitute Coverages.  If the
designated coverages, or other relatively comparable coverages, are unavailable on reasonable commercial terms, Seller shall provide to PEPCO detailed information as to the maximum amount of available coverage that it is able to purchase on reasonable commercial terms; and shall be required to obtain PEPCO's consent as to the adequacy of said coverage under the circumstances prevailing at that time, which consent PEPCO will not unreasonably withhold.

          13.3  Scope of Insurance.  Seller shall cause
the insurers providing the coverages described in Section
13.1 to amend or endorse each such "Comprehensive or Commercial General Liability Insurance" and "Excess
Umbrella Liability Insurance" policy to (a) include PEPCO, its directors, officers, and employees as additional insureds, (b) provide that such insurance is primary with respect to the interest of PEPCO, its directors, officers and employees and that any other insurance maintained by PEPCO, its officers, directors and employees is excess and not contributory to the insurance provided under Section
13.1, (c) include a waiver of all rights of subrogation against PEPCO, its directors, officers and employees, (d) contain a severability of interest provision, (e) provide that none of PEPCO, its directors, officers or employees shall be liable for the payment of premiums under such policy, (f) provide that complete copies of all inspection or other reports required or performed for the insurer shall be provided to PEPCO within thirty (30) Days of delivery to Seller, and (g) provide for at least thirty
(30) Days' written notice to PEPCO prior to the cancellation, termination, nonrenewal or material change of such insurance.

          13.4  Evidence of Insurance.  Seller shall
cause such insurers or the agents thereof to provide PEPCO with certificates of insurance evidencing the policies and endorsements described in Sections 13.1 and 13.3 initially at the times specified in Subsections 3.2(k) and 3.2(n) and annually thereafter. Failure to provide such certificates shall not relieve Seller of the insurance requirements described herein, nor shall failure to obtain or maintain such insurance relieve, or in any way reduce, any obligation or liability imposed on Seller elsewhere in this Agreement.

          13.5  Application of Proceeds.  For the Term
of this Agreement, and subject to the requirements of the Financing Documents reviewed and approved by PEPCO pursuant to Subsections 3.2(g), 3.3(b), 3.3(d) or 8.9(b) or the exercise of any rights or remedies of the Financing Parties under such Financing Documents, Seller shall either apply the proceeds of any such insurance policies for damages to the Facility, as well as the proceeds of any condemnation awards or proceeds from any other recovery with respect to the Facility, to the repair of the Facility, or, if the Facility is not repaired, Seller shall use such proceeds to pay PEPCO the liquidated damages, which are due to PEPCO, pursuant to Article IV to the extent such damages are not adequately provided by the Development Security or Interconnection Security, unless Seller and PEPCO shall otherwise agree.

           13.6  Primary or Excess Insurance.  Any
insurance required by this Article XIII may be satisfied by any combination of primary or excess insurance at Seller's option.

                        ARTICLE XIV
                       FORCE MAJEURE

          14.1  Effect of Force Majeure.  Subject to
the limitations set forth in this Agreement, in the event that either Party is rendered unable by reason of an event of Force Majeure in effect after the Closing Date, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then upon such Party's giving notice and full particulars of such event as soon as practicable after the occurrence thereof, the obligations of such Party (except for the obligation to pay sums of money owing hereunder for periods prior to the event of Force Majeure) shall be suspended to the extent of such Force Majeure condition, and such Party shall not be deemed to be in breach of this Agreement, for the period of such Force Majeure condition up to a maximum of: (a) three hundred and sixty (360) Days, if such condition occurs subsequent to the Closing Date but before the Actual
Commercial Operation Date, or (b) five hundred and forty
(540) Days, if such condition occurs subsequent to the Actual Commercial Operation Date. Notwithstanding the foregoing, Force Majeure shall not be applicable to any of the occurrences specified in Article XV, except: (y) the events of default covered by Subsection 15.1(b), or (z) to the extent that Force Majeure is explicitly provided for in Subsection 15.1(c).

          14.2  Force Majeure Defined.  For purposes of
this Agreement, Force Majeure shall mean an event, condition, or circumstance beyond the reasonable control and without the fault or negligence of the Party claiming
Force Majeure, which, despite all reasonable efforts of the Party claiming Force Majeure to prevent it, causes a material delay or disruption in the performance of any obligation imposed hereunder. Force Majeure shall include, without limitation, acts of God, natural disasters, fires, earthquakes, lightning, floods, storms, civil disturbances, riots, war, the action of a court or action or failure to act on the part of any governmental body having or asserting jurisdiction that is binding upon the Parties and has been opposed by all reasonable lawful means, strikes, lockouts or other labor disputes, or any other such causes or events to the extent beyond the reasonable control, and without the fault or negligence, of the Party relying thereon as justification for not performing an obligation or complying with any condition required of such Party under this Agreement. Under no circumstances will lack of finances be construed to constitute Force Majeure.

           14.3  Notification and Obligation to Remedy
the Cause of Force Majeure. In the event of the occurrence of a Force Majeure after the Closing Date, which prevents a Party from performing its obligations hereunder, such Party shall (i) immediately notify the other Party in writing of such Force Majeure, (ii) not be entitled to suspend performance of any greater scope or longer duration than is required by the Force Majeure, (iii) use its best efforts to mitigate the effect of such event of Force Majeure, remedy its inability to perform and resume full performance hereunder, (iv) keep such other Party apprised of such efforts on a continual basis and (v) provide written notice of the resumption of performance hereunder provided, however, that the settlement of any strike, lockout or labor dispute constituting a Force Majeure shall be within the sole discretion of the Party to this Agreement involved in such strike, lockout or labor dispute and the requirement that a Party must use its best efforts to remedy the cause of the Force Majeure and/or mitigate its effects and resume full performance hereunder shall not apply to strikes, lockouts, or labor disputes.

           14.4  Limitations on Force Majeure; Right to Terminate.
           (a)  Notwithstanding any provision of this
Agreement, in no event will any condition of Force Majeure:
(i) extend the Actual Commercial Operation Date for the
Facility beyond June 1, 1997, or (ii) extend the dates for posting Development Security, Interconnection Security, or
Performance Security beyond those set forth in Sections
4.1, 4.2 and 4.5, respectively.

          (b)  In no event will any condition of Force
Majeure extend this Agreement beyond the Term specified in
Article II. If any condition of Force Majeure excuses a Party's performance for a time period greater than: (i) three hundred and sixty (360) Days in the event a Force
Majeure occurring during the period between the Closing
Date and the Actual Commercial Operation Date, or (ii) five hundred and forty (540) Days during the period after the Actual Commercial Operation Date, the Party not excused by such Force Majeure may terminate this Agreement immediately by written notice to the other Party, without further obligation, or extend such period at its sole discretion.

                        ARTICLE XV
                  TERMINATION AND DEFAULT

           15.1  Event of Default.  The occurrence of
any one of the following shall constitute an Event of
Default:

          (a)  Either Party fails to make timely
payment of any amounts due to the other Party under this Agreement, which failure continues for a period of sixty
(60) Days after notice of such non-payment, provided, however, that the failure to make such payment shall not be an Event of Default during any period in which the payment is being disputed in good faith pursuant to Section 6.5; or

          (b)  Either Party fails to comply with a
material provision of this Agreement, which failure continues for a period of sixty (60) Days after notice of such non-performance, unless such non-performance cannot reasonably be cured within the sixty (60) Day notice period and the defaulting Party is thereafter diligently pursuing remedial efforts with regard to the failure, in which case the defaulting Party will have an additional period of sixty (60) Days or such other additional reasonable time period as the Parties may mutually agree upon in light of the circumstances to cure such default. Notwithstanding the foregoing, the provisions of this Subsection l5.1(b) shall not be applicable to: (i) Events of Default that are subject to any other subsection of this Section 15.1, (ii) any failure which automatically terminates or entitles
PEPCO to immediately terminate this Agreement pursuant to any other provision of this Agreement, in which case such failure shall, unless waived by PEPCO, constitute an immediate Event of Default, or (iii) loss of Qualifying
Facility status by the Facility; or

          (c)  Any (i) reduction of the Equivalent
Availability Factor of the Facility to less than fifty percent (50%), or (ii) increase in the Equivalent Forced
Outage Rate for the Facility to greater than twenty percent
(20%), as calculated in either such case for a period of more than eighteen (18) consecutive Months, exclusive of:
(i) any periods (not to exceed eighteen (18) Months) in which one or more Emergency Conditions is in effect; and
(ii) any periods (not to exceed eighteen (18) Months) in which one or more events of Force Majeure is in effect.
PEPCO shall include with the monthly billing statement provided to Seller pursuant to Subsection 6.5(a), calculations of the Equivalent Availability Factor and Equivalent Forced Outage Rate of the Facility for the most recent time periods referred to in this Subsection l5.1(c) for which data are available; or

          (d)  Seller sells any Dependable Capacity or
Net Electrical Output from the Facility to any party other than PEPCO; or

          (e)  The Closing Date does not occur by
December 1, 1994; or

          (f)  By order of a court of competent
jurisdiction, a receiver or liquidator or trustee of either
Party or of a substantial part of the assets of either
Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) Days, or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or a substantial part of the assets of such Party shall have been sequestered, and such decree shall not have been dismissed, revoked, stayed, or discharged within sixty (60)
Days after the entry thereof, or if an order for relief shall be entered by a court of competent jurisdiction against a Party in an involuntary case pursuant to any of the provisions of the Federal Bankruptcy Code (Title 11,
Bankruptcy, U.S. Code), as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, which order shall not have been dismissed within sixty (60) Days after such entry, provided, however, that, if the Actual Commercial Operation Date has occurred, the failure to dismiss, revoke, stay or discharge any such action within such sixty (60) Day period shall not be an Event of Default for as long as: (i) Seller is pursuing a motion for rehearing or reconsideration or an appeal of such order or decree, and (ii) the Facility is continuing to operate in a manner consistent with this Agreement; or

          (g)  Either Party shall file a voluntary
petition under bankruptcy or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law, or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Code (Title 11, Bankruptcy, U.S. Code), as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make an assignment of a substantial part of its assets for the benefit of its creditors, or if a Party shall become unable to pay its debts generally as they become due, or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or a substantial part of its assets; or

           (h)  The Site or the Facility is taken, in
whole or in part, by the exercise by a person or entity of the right of eminent domain or its equivalent unless (i) such person or entity agrees to be bound by this Agreement and demonstrates to the reasonable satisfaction of PEPCO that it is capable of fulfilling the requirements of this Agreement or (ii) Seller demonstrates to the reasonable satisfaction of PEPCO that Seller's rights to operate the Facility and PEPCO's rights under this Agreement are not materially impaired; or

           (i)  The Development Security, the
Interconnection Security, the Performance Security or the
Maintenance Reserve is not provided in accordance with this Agreement; or

           (j)  The Development Security, the
Interconnection Security, the Performance Security, or the
Maintenance Reserve that has been provided in accordance with this Agreement becomes materially and adversely impaired through no fault or action or inaction of PEPCO, which impairment continues for a period of sixty (60) Days after PEPCO's notice to Seller of such impairment (such impairment shall be deemed to include, but shall not be limited to, instances when the financial institution or other entity that has been used by Seller to provide a form of security or reserve no longer satisfies the objective criteria for such institutions or entities set forth in this Agreement); or

          (k)  Any tampering by Seller, or its
employees, agents, contractors or subcontractors of any tier with the Interconnection Facilities on PEPCO's side of the Interconnection Point or the Transmission Facilities on the line side of the Facility's line disconnect switch without the prior written consent of PEPCO (except in situations where such actions are taken to prevent immediate injury, death, or property damage, and Seller uses its best efforts to provide PEPCO with advance notice of the need for such actions), which Seller does not stop immediately after receiving notice of such tampering from PEPCO; or

          (l)  The Fuel Supply Contract(s) shall cease
to be effective in substantially the form initially furnished to PEPCO as the result of modification or termination, or the Financing Documents or the Steam Supply
Contract in the forms initially provided to PEPCO shall be amended or modified, or Seller shall have entered into a replacement for any such contract or an additional such contract, unless consent to the modification or termination of any such Fuel Supply Contract, Financing Document or
Steam Supply Contract, or to any additional such contract, has been obtained in accordance with the provisions of
Section 8.9 or is not required pursuant to such section; or

          (m)  Seller shall fail to use the
supplemental firing capability of the Facility or other special equipment or methods used by Seller in establishing the Dependable Capacity to generate Net Electrical Output when the Facility is dispatched by PEPCO at levels up to 230 MW that require supplemental firing or such other special equipment or methods, provided that there is no physical equipment limitation preventing use of the supplemental firing capability, or such other special equipment or methods, of the Facility, which failure continues for a period of thirty (30) Days after notice from PEPCO for such failure.

          15.2  Remedies for Default.

          (a)  If an Event of Default occurs, the non
breaching Party may, in addition to any rights described in specific sections and subsections of this Agreement, terminate this Agreement by giving notice of such default and intention to terminate to the other Party, which termination shall be effective no earlier than the 30th Day following the date of said notice (except for terminations pursuant to termination rights provided in Subsections
3.1(d), 3.1(e), 4.1(b), 4.1(c), 6.3(a), 7.1(a) or 14.4(b),
in which case such termination shall be effective immediately upon such notice or as otherwise set forth in each such Subsection), whereupon both Parties shall be relieved of all obligations and liabilities under this Agreement, except for payment of amounts due before the effective date of termination or except as otherwise explicitly provided in this Agreement. The period between the giving of notice of intention to terminate and the effective termination date shall not constitute an additional cure period and the non-breaching Party's right to terminate will not be affected by any actions of the breaching Party during such period. If, pursuant to its rights under this Agreement, PEPCO terminates this Agreement prior to the Actual Commercial Operation Date, the amounts specified in Sections 4.1 and 4.2 or Section
15.3, as the case may be, in event of such termination shall be liquidated damages and shall be the sole and exclusive remedy of either Party. Except as otherwise provided in this Subsection 15.2(a), the nonbreaching Party may exercise any rights or remedies it has at law or in equity, including but not limited to bringing suit for monetary damages (unless this Agreement provides for liquidated damages for the harm caused by the default), injunctive relief and specific performance.

          (b)  (i)  In addition to all of PEPCO's
rights under this Section 15.2, but subject to the rights of any Financing Party under Financing Documents reviewed and approved by PEPCO pursuant to Subsections 3.2(g), 3.3(b), 3.3(d) or 8.9(b) so long as such Financing
Documents are in effect, in the case of an Event of Default by Seller and if operation of the Facility is not assumed by any Financing Party or assignee of the Financing Party within one hundred and twenty (120) Days after such Event of Default (the "Financier Period"), PEPCO shall have the right, but under no circumstances the obligation, either:
(A) to purchase the Facility at fair market value as determined in accordance with the valuation procedures contained in Appendix G, or (B) to assume responsibility for the operation and/or the construction of the Facility so as to assure the uninterrupted availability of electric power, in which case PEPCO shall also assume liability for the costs associated with operating or constructing the Facility (including, but not limited to, obligations to the Financing Parties) after the date that PEPCO assumes operating or construction responsibility. Seller shall assure that the Financing Documents specifically acknowledge this right of PEPCO. PEPCO's obligation to make Monthly Capacity Payments and Monthly Energy Payments to Seller pursuant to Sections 6.1 and 6.2 shall terminate when PEPCO assumes responsibility for the construction and/or operation of the Facility, if such obligations have not previously terminated. Within ninety (90) Days after the sooner to occur of the expiration of the Financier
Period or the date upon which the Financing Parties notify PEPCO that they will not exercise this right, PEPCO shall notify Seller whether PEPCO elects to purchase the Facility or to assume responsibility for the construction and/or operation of the Facility pursuant to this Subsection 15.2(b)(i). If PEPCO notifies Seller within such period that PEPCO intends to exercise its right to purchase the Facility or to assume responsibility for the construction and/or operation of the Facility, Seller shall immediately enter into good faith negotiations with PEPCO with the objective of reaching a purchase agreement or a construction and/or operating agreement, as the case may be, on terms and conditions acceptable to each Party within two hundred and seventy (270) Days after expiration of the Financier Period, and Seller shall not negotiate with any other person for such purposes during this period. It is the intent of the Parties that the terms and conditions of any such construction and/or operating agreement shall include, as appropriate, provision for Seller to resume operation of the Facility if Seller is able to demonstrate to PEPCO's satisfaction that Seller is able to perform its obligations under this Agreement and to operate the Facility in accordance with this Agreement. During such two hundred and seventy (270) Day period, Seller shall provide PEPCO with the opportunity to inspect, examine, and audit all records necessary to evaluate the operational viability of the Facility and Seller's obligations. In the event that PEPCO exercises its option to assume responsibility for construction and/or operation of the Facility pursuant to this Subsection 15.2(b)(i), the Parties agree and acknowledge that PEPCO shall be liable only for those obligations of Seller in connection with the Facility arising after the date on which PEPCO assumes such construction and/or operation responsibility. PEPCO in no event shall be liable for any of Seller's obligations prior to such date.

           (ii)  In no event shall PEPCO's election to
assume responsibility for constructing and/or operating the Facility be deemed to be a transfer of title in the Facility, or a transfer of Seller's obligations as owner thereof arising from the period prior to PEPCO's assumption of construction and/or operating responsibility for the Facility.

           (iii)  During any period in which PEPCO
operates the Facility, PEPCO shall exercise its reasonable efforts, consistent with Prudent Utility Practices, to produce and deliver electrical energy, subject to the Facility being operable at the time of PEPCO's takeover, or later being made operable by repairs or otherwise.

          15.3  Termination Due to Market Forces.
           (a)  In addition to the termination rights
which PEPCO has been granted in other provisions of this Agreement, PEPCO may terminate its obligations under this Agreement at any time prior to the Actual Commercial
Operation Date by giving notice to Seller if such termination results from a material change or material changes in circumstances (including, but not limited to, a change in load growth, technology or legislation) which is recognized in PEPCO's least cost planning process. Upon receipt of notice from PEPCO pursuant to this Subsection
15.3(a), Seller will use its good faith efforts to stop incurring further costs in connection with the development of the Facility. Seller and PEPCO will negotiate in good faith for a period of one hundred and eighty (180) Days after the date of such notice in an effort to modify this Agreement to make provision for the circumstances then existing (including, but not limited to, PEPCO's then effective avoided costs and the circumstances that led
PEPCO to give such notice). In considering any such modifications, the Parties will make an effort to maintain the relative balance of benefits and burdens reflected in this Agreement. If the Parties are unable to reach agreement on appropriate modifications to this Agreement during the one hundred and eighty (180) Day negotiating period, this Agreement shall terminate at the end of such one hundred and eighty (180) Day period. If the Parties are able to reach agreement on a modified Agreement, they each shall expeditiously seek all necessary governmental and regulatory approvals for such modified Agreement.
Approvals to be obtained by PEPCO, including but not limited to approvals from the District of Columbia
Commission and the Maryland Commission, must be in a form satisfactory to each Party in its sole discretion.
Approvals to be obtained by Seller must be in a form satisfactory to each Party in accordance with the standards set forth in Subsection 3.1(b). If all such approvals have not been obtained in a form satisfactory to each of the Parties in accordance with the standards referenced above within two hundred and seventy (270) Days of the Parties' agreement on a modified Agreement, this Agreement shall terminate.

          (b) If this Agreement is terminated pursuant to Subsection l5.3(a), PEPCO shall pay to Seller, as liquidated damages and as Seller's sole and exclusive remedy for such termination: (i) an amount equal to the reasonable incremental costs incurred by Seller up to and including the effective date of such termination in connection with the development of such Facility and (ii) a fixed fee of (A) three million dollars ($3,000,000.00) if PEPCO gives notice of termination pursuant to the first sentence of Subsection 15.3(a) prior to December 1, 1994 or
(B) five million dollars ($5,000,000.00) if PEPCO gives notice of termination pursuant to the first sentence of Subsection 15.3(a) on or after December 1, 1994. Seller shall be obligated to endeavor in good faith to mitigate such costs through such actions as sale of work or assets related to the Facility, prompt cancellation of commitments with respect to the Facility, or sale of capacity and energy from the Facility to another purchaser. If PEPCO so elects in its notice of termination, PEPCO may assign its rights and obligations under this Agreement to another power purchaser subject to the prior consent of Seller and the Financing Parties, which consent shall not be unreasonably withheld. Within thirty (30) Days of termination of this Agreement pursuant to Subsection
15.3(a), Seller shall provide PEPCO with a detailed listing of the costs for which it is seeking reimbursement under this provision. PEPCO shall have the right to audit and verify such costs, at its own expense, and Seller shall make its records, personnel and outside auditors available to PEPCO to facilitate such audit. Both Parties agree that such amount shall constitute fair and reasonable compensation to Seller for the loss of the benefit of Seller's bargain with respect to the Facility and waive any argument or defense as to the validity of this payment provision on the grounds that it is unfair, unreasonable, inadequate or should be void as a penalty.

                        ARTICLE XVI
               INDEMNIFICATION AND LIABILITY

          16.1  Indemnification.
          (a)  Except as otherwise specifically
provided in this Agreement, or unless the damage or injury arises out of, results from, or is caused by the breach of this Agreement by a Party or by the negligence or misconduct of a Party's own officers, directors, employees, agents, contractors, or subcontractors, neither Party shall be liable to the other for any claims, losses, costs, expenses, or damages of any kind or character (including loss of use of property), in connection with damages or destruction of property or personal injury (including death) arising out of the performance of this Agreement, including, but not limited to, the design, construction, maintenance, or operation of property, facilities, or equipment owned or used by the other Party, or the use of, misuse of, or contact with the electric energy delivered hereunder.

          (b)  Each Party shall indemnify and hold the
other Party, and its officers, directors, affiliates, agents, employees, contractors and subcontractors, harmless from and against any and all claims, demands, actions, losses, liabilities, expenses (including reasonable attorneys' fees), suits and proceedings of any nature whatsoever for personal injury, death, or property damage to third parties, except workers compensation claims, caused by any act or omission of the indemnifying Party's own officers, directors, affiliates, agents, employees, contractors or subcontractors that arise out of or are in any manner connected with the performance of this Agreement, except to the extent such injury or damage is attributable to the negligence or willful misconduct of, or breach of this Agreement by, the Party seeking indemnification hereunder.

           (c)  Seller shall also defend, indemnify and
hold PEPCO, and its officers, directors, affiliates, agents, employees, contractors and subcontractors, harmless from and against any and all damages, claims, demands, judgments, losses, costs and expenses (including, but not limited to, reasonable attorneys' fees) under CERCLA, RCRA or any other applicable federal, state, or local environmental laws or regulations, or under federal or state common law, arising out of any condition, whether known or unknown, of the Site or the portion of the Transmission Facilities Site that is not on property owned by PEPCO as of the Effective Date, or arising out of Seller's ownership or operation of the Facility or the Transmission Facilities, including without limitation the discharge, dispersal, release, storage, treatment, generation, disposal or escape of pollutants or other toxic or hazardous substances from the Facility or the Transmission Facilities, the contamination of the soil, air, surface water or groundwater at or around the Site or the Transmission Facilities Site, or any pollution abatement, replacement, removal, or other decontamination or monitoring obligations with respect thereto, except to the extent such damages are attributable to the negligence or willful misconduct of, or breach of this Agreement by, PEPCO, its officers, directors, affiliates, agents, employees, contractors or subcontractors. Seller further agrees to reimburse any costs incurred by PEPCO in enforcing this defense, indemnification, and hold harmless agreement, including PEPCO's reasonable attorneys' fees.

          (d)  Seller shall also defend, indemnify and
hold PEPCO, and its officers, directors, affiliates, agents, employees, contractors and subcontractors, harmless from and against any and all damages, claims, demands, judgments, losses and expenses (including, but not limited to, reasonable attorneys' fees) that arise out of or are in any way connected with use and operation of the Transmission Facilities prior to the transfer of ownership of the Transmission Facilities to PEPCO in accordance with Subsection 7.3(a)(v) of this Agreement.

          (e)  In no case shall PEPCO be liable for
damage or destruction of property, facilities, or equipment operated by Seller as the result of PEPCO's dispatch of the Facility.

          16.2  Consequential Damages.  Except to the
extent that the liquidated damages specifically provided for in this Agreement may be so considered or as otherwise expressly provided in Subsection 4.2(a), neither Party shall be liable to the other Party for any indirect, incidental, consequential, punitive, or liquidated damages as a result of the performance or non-performance of the obligations imposed pursuant to this Agreement, including failure to deliver or purchase Dependable Capacity and Net
Electrical Output hereunder, irrespective of the causes thereof, including fault or negligence.

                       ARTICLE XVII
                    DISPUTE RESOLUTION

           17.1  Senior Officers.

           (a) The Operating Committee is authorized to resolve any dispute arising under this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of the Parties hereto to make decisions by mutual agreement.

           (b)  If the Operating Committee is unable to
resolve a dispute under this Agreement, such dispute shall be referred by the Operating Committee directly to a senior officer designated by Seller and a senior officer designated by PEPCO for resolution.

           (c)  The Parties hereto agree to attempt to
resolve all disputes arising hereunder promptly, equitably, and in a good faith manner and further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information, and data pertaining to any such dispute.

           17.2  Maryland Commission.

           (a) In the event that the Parties are unable to resolve any dispute arising under this Agreement in accordance with the procedures set forth in Section 17.1, the Parties shall submit such dispute to the Maryland
Commission for expedited resolution before pursuing any other rights or remedies that may be available at law or in equity, unless such dispute involves the existence of a default hereunder, in which event the Party alleging the default may immediately pursue such other rights or remedies without first having to submit such matter to the Maryland Commission.

           (b)  Any decision rendered by the Maryland
Commission with respect to any dispute of the Parties shall be subject to appeal in the normal manner for appeals from other decisions of the Maryland Commission.

           (c)  In the event that the Maryland
Commission formally declines to render a decision resolving a dispute of the Parties, as evidenced by a formal Maryland
Commission determination to such effect, or the Maryland
Commission fails to render a decision on the dispute within one hundred and eighty (180) Days, or one hundred and twenty (120) Days in the case of a dispute solely involving the amount of payment due hereunder, of the submission of such dispute to the Maryland Commission by the Parties, either Party may then remove the dispute from the Maryland
Commission (and both Parties hereby agree that in such an event neither Party will assert or support any claim that the Maryland Commission has the appropriate jurisdiction) and pursue in any other forum having jurisdiction any other rights or remedies that may be available at law or in equity, including, but not limited to, compensation for monetary damages (in the case of harms for which liquidated damages are not available pursuant to this Agreement), injunctive relief, and specific performance.

                       ARTICLE XVIII
   OPTION TO PURCHASE FACILITY; RIGHTS OF FIRST REFUSAL

          18.1 Option to Purchase Transfer Interest. If at any time during the Term, Seller desires to sell, transfer, convey or otherwise dispose of a Transfer Interest for which Seller has not received a bona fide offer, Seller shall so notify PEPCO and PEPCO shall have the right to purchase such Transfer Interest in the Facility at the fair market value of the Transfer Interest as determined by the Parties in good faith negotiation. PEPCO shall notify
Seller within sixty (60) Days of PEPCO's receipt of such notice whether PEPCO intends to exercise such purchase right. If PEPCO notifies Seller that it does intend to exercise such purchase right, Seller and PEPCO shall negotiate in good faith to consummate such purchase and Seller shall not negotiate with any other party regarding the sale of the Transfer Interest until the earlier of:
(y) the date that Seller and PEPCO agree that their negotiations are terminated or (z) one hundred and eighty
(180) Days after Seller's receipt of PEPCO's notice declaring its intent to purchase the Transfer Interest.
Upon reasonable notice to Seller, PEPCO shall have the right to investigate and inspect the Facility, the Site, and all books and records pertaining to the Facility and the Site during the period following PEPCO's notice to Seller declaring its intent to purchase the Transfer
Interest until negotiations related thereto are terminated pursuant to this Section 18.1. Except as otherwise provided in Section 18.4, it is intended that no sale or transfer will be made to PEPCO pursuant to this Section 18.1 if Seller and PEPCO are unable through negotiations conducted in good faith to reach agreement on the price and other terms of such sale or transfer.

          18.2  Right of First Refusal to Purchase Transfer
Interest. In the event that Seller receives a bona fide offer from a third party to purchase a Transfer Interest and Seller desires to sell to said third party pursuant to the terms of such offer, Seller shall so notify PEPCO and PEPCO shall have the right of first refusal to purchase the Transfer Interest at a price equal to and on the same, or substantially the same, terms as offered to the third party; provided that, PEPCO shall reimburse Seller for any negotiation expenses reasonably incurred by Seller in its consideration of such third party's offer. Within sixty
(60) Days of PEPCO's receipt of Seller's notice, PEPCO shall notify Seller whether PEPCO intends to exercise its right of first refusal to purchase the Transfer Interest.
In the event that PEPCO so notifies Seller of its intent to exercise its right of first refusal, Seller and PEPCO agree to negotiate in good faith as expeditiously as possible to consummate such purchase and Seller shall not negotiate with such third party or any other party regarding the sale of the Transfer Interest until the earlier of: (a) the date that Seller and PEPCO agree that their negotiations are terminated or (b) one hundred and twenty (120) Days after Seller's receipt of PEPCO's notice of its intent to exercise its right of first refusal. Upon reasonable notice to Seller, PEPCO shall have the right to investigate and inspect the Facility, the Site, and all books and records pertaining to the Facility and the Site during the period following PEPCO's written notice to Seller declaring its intent to purchase the Transfer Interest until negotiations related thereto are terminated pursuant to thin Section 18.2.

          18.3 Right of First Refusal to Purchase Interest in Seller. If at any time during the Term, a transfer or sale of any interest in Seller ("Seller Interest") is planned or proposed, the Owner of such Seller Interest
("Owner") shall so notify PEPCO in writing and PEPCO shall have the right to purchase such Seller Interest:
          (a) (i) if the Owner has not received a bona fide offer for such Seller Interest, at the fair market value of the Seller Interest determined by PEPCO and Owner in good faith negotiations and upon such other terms and conditions determined by the Parties through negotiation. Within sixty (60) Days of PEPCO's receipt of any such notice from Owner, PEPCO shall notify Owner in writing whether PEPCO intends to exercise its right to purchase the Seller Interest.
     In the event that PEPCO notifies Owner of its intent to purchase the Seller Interest, the Owner and PEPCO shall negotiate in good faith to consummate such purchase, and the Owner shall not negotiate with any other party regarding the sale of the Seller Interest until the earlier of: (A) the date that PEPCO and Owner agree that their negotiations are terminated or
     (B) one hundred and eighty (180) Days after Owner's receipt of PEPCO's notice of intent to purchase the Seller Interest. Except as otherwise provided in
     Section 18.4, it is intended that no sale or transfer will be made to PEPCO pursuant to this Subsection
     18.3(a)(i) if the Owner and PEPCO are unable through negotiations conducted in good faith to reach agreement on the price and other terms of such sale or transfer.
              (ii)  Notwithstanding the foregoing, Seller
     shall have been deemed to have fulfilled its obligations under Subsection 18.3(a)(i) if Seller, without having received a bona fide offer for a Seller
     Interest: (A) provides PEPCO and other interested persons simultaneously an offering memorandum in which Seller offers to sell such Seller Interest and solicits bids therefor and (B) provides PEPCO with a right of first refusal to purchase such Seller
     Interest in accordance with the provisions of Subsection 18.3(b).
          (b) if the Owner has received a bona fide offer for such Seller Interest, at a price equal to and on the same, or substantially the same terms as, such bona fide offer; provided that PEPCO shall reimburse
     Owner for any negotiation expenses reasonably incurred by Owner in its consideration of such third party's offer. Within sixty (60) Days after PEPCO's receipt of written notice from Owner of such a bona fide offer for a Seller Interest, PEPCO shall notify Owner in writing whether PEPCO intends to exercise its right of first refusal to purchase the Seller Interest. In the event that PEPCO so notifies Owner of its intent to exercise its right of first refusal, Owner and PEPCO agree to negotiate in good faith an expeditiously as possible to consummate such purchase and Owner shall not negotiate with such third party or any other party regarding the sale of the Seller Interest until the earlier of: (i) the date that Owner and PEPCO agree that their negotiations are terminated or (ii) one hundred and twenty (120) Days after Owner's receipt of PEPCO's notice of its intent to exercise its right of first refusal.

Upon reasonable notice to Seller and Owner, PEPCO shall have the right to investigate and inspect the Facility, the Site, and all books and records pertaining to the Facility and the Site during the period following PEPCO's written notice to Owner declaring its intent to purchase the Seller
Interest until negotiations related thereto are terminated pursuant to this Section 18.3. Prior to the execution of this Agreement, PEPCO and the owners of all interests in Seller shall enter into a separate agreement, in form and substance satisfactory to PEPCO in its sole discretion, confirming and implementing the rights granted to PEPCO in this Section
18.3 and Sections 18.4, 18.5 and 18.6. Any person or entity that subsequently acquires an interest in Seller shall, immediately upon such acquisition, enter into such an agreement with PEPCO, and the failure to do so may be treated by PEPCO as an immediate Event of Default under
Article XV of this Agreement.

              18.4  Seller's Right to Convey Transfer
Interest; Owner's Right to Convey Seller Interest. In the event that: (a) PEPCO elects by written notice to Seller or Owner, as applicable, not to exercise PEPCO's option to purchase under Section 18.1 or PEPCO's right of first refusal under Section 18.2 or 18.3, (b) PEPCO fails to provide to Seller or Owner, as applicable, written notice of PEPCO's intention to exercise such option to purchase or right of first refusal within the applicable time period allotted for PEPCO's response under Section 18.1, 18.2, or 18.3, or (c) PEPCO and Seller or Owner, as applicable, have agreed that their negotiations have terminated or the negotiation period set forth in Section 18.1, 18.2, or 18.3 has expired, then for a period of one (1) Year after such election, failure, agreement, or expiration, as the case may be, Seller or Owner, as applicable, shall have the right to transfer such Transfer Interest or Seller
Interest, as the case may be, to a third party provided that: (y) the price is no lower than that, and the terms are not materially more favorable to the transferee than those, offered to PEPCO and (z) PEPCO has approved the transferee as a party that is financially and technically capable of operating the Facility and providing Dependable
Capacity and Net Electrical Output to PEPCO in accordance with the terms of this Agreement. If Seller or Owner proposes to transfer the Transfer Interest or Seller
Interest, as the case may be, to a third party at a price that is lower than that, and/or on terms that are materially more favorable to the transferee than those, offered to PEPCO, then PEPCO shall be given a right of first refusal to purchase such Transfer Interest (pursuant to Section 18.2) or Seller Interest (pursuant to Subsection
18.3(b)), as the case may be, at the same price and on the same, or substantially the same terms, as offered to the third party.

              18.5  Limitations on Option to Purchase and
Rights of First Refusal. PEPCO shall not have a right of first refusal or option to purchase under Section 18.1, 18.2, or 18.3: (a) when such transfer is (i) a transfer of a security interest in Seller or the Facility to a Financing Party providing financing for the Facility in accordance with the Financing Documents reviewed and approved by PEPCO pursuant to Subsections 3.2(g), 3.3(b), 3.3(d) or 8.9(b), (ii) a transfer of a Transfer Interest or a Seller Interest to such Financing Party(ies) upon foreclosure on such Transfer Interest or Seller Interest pursuant to the Financing Documents, under the circumstances set forth in Subsection 18.6(b)(iii), or
(iii) a transfer of a Transfer Interest or a Seller
Interest acquired by such Financing Party(ies) as described in Subsection 18.5(a)(ii), or the transfer of a Transfer
Interest or a Seller Interest to a third party under a foreclosure sale, in either case under the circumstances set forth in Subsection 18.6(b)(iii); or (b) in the case of the right of first refusal granted pursuant to Section 18.2 or 18.3, with respect to a proposed transfer of less than all interests in the Facility, the Site or Seller, if the exercise of such right of first refusal would materially jeopardize existing regulatory approvals.

           18.6  PEPCO General Transfer Rights.
           (a)  Notwithstanding the foregoing sections
of this Article XVIII, Seller may not sell, convey, transfer, or otherwise dispose of the Facility and/or the Site or any material part thereof or any interest therein to any other party without the prior written consent of PEPCO, which such consent shall not be unreasonably withheld. Under no circumstances may Seller or any owner of an interest in Seller assign or transfer any interest in Seller, which assignment or transfer would result in a change in control of either Seller or the Facility, without the prior written consent of PEPCO, which consent shall not be unreasonably withheld. PEPCO shall not withhold its consent for any assignment or transfer that would result in a change in control of either Seller or the Facility unless
PEPCO reasonably determines that the parties that would control Seller or the Facility after such assignment or transfer are not financially and technically capable of operating the Facility in accordance with the terms of thin
Agreement. For purposes of this Section 18.6: (i) any transfer or assignment of any general partnership interest,
(ii) any transfer or assignment of any ten percent (10%) or greater limited partnership interest or (iii) any transfer of an interest that will result in the transferee holding in the aggregate a ten percent (10%) or greater limited partnership interest, shall constitute a change in control.

          (b)  (i)  Prior to exercising any of their
rights to foreclose on the Facility and/or the Seller, the Financing Parties shall notify PEPCO whether the capacity and associated energy of the Facility will continue to be sold to PEPCO in accordance with the terms and provisions of this Agreement following such foreclosure. If the Financing Parties notify PEPCO that the capacity and associated energy of the Facility will continue to be sold to PEPCO in accordance with the terms and provisions of this Agreement, the Financing Parties may exercise their rights to foreclose on the Facility and/or the Seller, or may assign their rights in the Facility and/or the Seller to a third party following foreclosure, or may proceed with a foreclosure sale to a third party, subject to PEPCO's prior consent. The Financing Parties, any third party to which the Financing Parties may assign their rights in the Facility and/or the Seller, and/or, as appropriate, any third party that may purchase the Facility or the Seller at foreclosure, shall agree in writing, in a form reasonably satisfactory to PEPCO, to continue to sell the capacity and associated energy of the Facility to PEPCO in accordance with the terms and provisions of this Agreement.

            (ii)  If the Financing Parties notify
PEPCO pursuant to Subsection 18.6(b)(i) that the capacity and associated energy of the Facility will not continue to be sold to PEPCO following foreclosure on the Facility and/or the Seller, then PEPCO shall have the right to purchase the Facility at its fair market value as determined by PEPCO and the Financing Parties in good faith negotiations in accordance with the procedures set forth in Appendix P attached to this Agreement. Within thirty (30)
Days after PEPCO's receipt of such notice from the Financing Parties, PEPCO shall notify the Financing Parties and the Seller whether PEPCO intends to pursue its right to purchase the Facility. If PEPCO notifies the Financing
Parties and the Seller that PEPCO intends to pursue such right, PEPCO shall have the right to purchase the Facility in accordance with the provisions of Appendix P attached to this Agreement within two hundred seventy (270) Days after its notice to the Financing Parties and the Seller.

            (iii)  PEPCO shall not have a right of
first refusal or an option to purchase with respect to a transfer of a Transfer Interest or a Seller Interest as set forth in Subsections 18.5(a)(ii) and 18.5(a)(iii) if:
(A) the Financing Parties have notified PEPCO in accordance with Subsection 18.6(b)(i) that the capacity and the associated energy of the Facility will continue to be sold to PEPCO in accordance with the terms and provisions of this Agreement after foreclosure and such agreement with PEPCO has been acknowledged in writing, in form reasonably satisfactory to PEPCO, by the Financing Parties, any third party to which the Financing Parties have assigned their rights in the Facility and/or the Seller, and/or, as appropriate, any third party that has purchased the Facility and/or the Seller at foreclosure, or (B) PEPCO notifies the Financing Parties and the Seller pursuant to Subsection 18.6(b)(ii) that PEPCO does not intend to pursue its right to purchase the Facility, or (iii) PEPCO, in accordance with the procedures set forth in Appendix P attached to this Agreement, elects not to purchase the Facility.

             (iv)  The Financing Parties shall
explicitly acknowledge and agree in writing with PEPCO to the provisions of this Subsection 18.6(b).

                        ARTICLE XIX
                       MISCELLANEOUS

            19.1  Assignment.  Neither this
Agreement, nor any of the rights or obligations hereunder, may be assigned, transferred, or delegated by either Party without the express prior written consent of the other
Party, which consent shall not be unreasonably withheld;
provided, however, that (i) such consent shall not be required prior to an assignment to a wholly-owned subsidiary of such Party and (ii) Seller may assign its rights and/or obligations under this Agreement to the Financing Parties as required for financing purposes, subject to PEPCO's right to review and approve the Financing Documents pursuant to Subsections 3.2(g), 3.3(b),
3.3(d) and 8.9(b) and provided, further, that, in each case
(x) any assignee shall expressly assume assignor's obligations hereunder, including but not limited to in the case of an assignment by Seller, making the representations, warranties and additional covenants set forth in Article XI hereof, (y) no such assignment shall impair any security given by Seller hereunder and (z) unless expressly agreed by the other Party, no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event its assignee fails to perform.

            19.2  Notices.  Except as otherwise
specified in this Agreement, any notice, demand for information, or documents required or authorized by this Agreement to be given to a Party shall be given in writing and shall be either: (a) personally delivered, (b) mailed by registered or certified mail (return receipt requested) postage prepaid, (c) sent by overnight delivery service
(with a receipt for delivery), or (d) sent by telefacsimile with a signed acknowledgment of receipt by return facsimile, to such Party at the following address:

For Seller:                     For PEPCO:
President                       Manager, Supply Side Resources
Panda Energy Corporation        PEPCO
4100 Spring Valley              1900 Pennsylvania Avenue, N.W.
Suite 1001                      Washington, D.C.  20068
Dallas, TX  75244               Telephone:  (202) 872-3044
Telephone:  (214) 980-7519      Telefacsimile:  (202) 331-6185
Telefacsimile:  (214) 980-6815


                                With a copy to:

                                Vice-President, Energy Policy and
                                  Development
                                PEPCO
                                1900 Pennsylvania Avenue, N.W.
                                Washington, D.C.  20068

Each Party's designation of such person and/or address may be changed at any time by such Party upon written notice given pursuant to the requirements of this section. A notice served by mail shall be effective upon receipt.

             19.3 CHOICE OF LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND AND, TO THE EXTENT APPLICABLE, FEDERAL LAW, WITHOUT REGARD TO ANY APPLICABLE CONFLICT OF LAWS PROVISIONS. THE PARTIES HEREBY SUBMIT TO THE JURISDICTION OF COURTS LOCATED IN, AND VENUE IS HEREBY STIPULATED TO BE IN, BALTIMORE, MARYLAND.

             19.4 Entire Agreement. This Agreement, including the appendices hereto, and the "Agreement With Respect to Transfers of Interests in Panda-Brandywine, L.P." (entered into by PEPCO, Panda Energy Corporation and Panda Brandywine Corporation and acknowledged and agreed to by Seller) of even or approximately even date herewith constitute the entire understanding between the Parties and supersede any and all previous understandings between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns.

           19.5  Further Assurances.  If either Party
determines in its reasonable discretion that any further instruments, assurances or other things are necessary or desirable to carry out the terms of this Agreement, the other Party will execute and deliver all such instruments and assurances and do all things reasonably necessary or desirable to carry out the terms of this Agreement; provided, however, that PEPCO's obligations under this Section shall be subject to PEPCO's right to review and approve Financing Documents under Subsections 3.2(g), 3.3(b), 3.3(d) and 8.9(b), and any Financing Documents required to be executed by PEPCO shall be subject to approval by PEPCO in its sole discretion.

          19.6 Waiver. No waiver by either Party of the performance of any obligation under this Agreement or with respect to any default or any other matter arising in connection with this Agreement shall be deemed a waiver with respect to any subsequent performance, default or matter.

          19.7 Modification or Amendment. No modification, amendment or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both Parties.

          19.8 Severability. After the approvals required under Subsection 3.1(a) have been obtained, if any term or provision of this Agreement or the application thereof to any person, entity or circumstance shall to any extent be declared invalid or unenforceable by any competent agency or court, the remainder of this Agreement, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each other term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
In the event that any such term or provision of this Agreement or the application thereof to any person, entity or circumstance shall be so declared invalid or unenforceable, the Parties agree to negotiate in good faith in an effort to reach agreement on appropriate revisions to this Agreement to restore the relative benefits and burdens of the Parties as originally incorporated in this Agreement.

          19.9 Counterparts. This Agreement may be executed in several counterparts, and all such counterparts shall constitute one agreement binding on both Parties hereto and shall have the same force and effect as an original instrument, notwithstanding that both Parties may not be signatories to the same original or the same counterpart.

          19.10 Confidential Information. The Parties agree that this Agreement contains confidential commercial information and, therefore, shall not be disclosed to any third party without the consent of both Parties. Further, any information provided by a Party to the other Party pursuant to this Agreement and labeled "CONFIDENTIAL" shall be used by the receiving Party solely in connection with the purposes of this Agreement and shall not be disclosed by the receiving Party to any third party, except with the providing Party's consent, and upon request of the providing Party shall be returned thereto. Notwithstanding the above, the Parties acknowledge and agree that this Agreement and any such information may be disclosed to the Financing Parties, suppliers and potential suppliers of Fuel and major equipment to the Facility and other third parties as may be necessary for PEPCO and Seller to perform their obligations under this Agreement (including, but not limited to, consultants retained by PEPCO to review Seller's Fuel Supply Plan, Fuel Supply Contract(s), or other contracts or arrangements with respect to fuel for the Facility). To the extent that such disclosures are necessary, the Parties also agree that they shall endeavor in disclosing the Agreement and any such information to seek to preserve the confidentiality of such disclosures. This provision shall not prevent either Party from providing this Agreement or any confidential information received from the other Party to any court or governmental body as may be required by such court or body, provided that, if feasible, the disclosing Party shall have given prior notice to the other Party of such required disclosure and, if so requested by such other Party, shall have used all reasonable efforts to oppose the requested disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality. Without limiting the scope of the foregoing, the Parties explicitly agree to use all reasonable efforts to maintain the confidentiality of this Agreement in any filings with, or submissions to, any governmental or regulatory authorities.

          19.11 Independent Contractors. The Parties are independent contractors. Nothing contained herein shall be deemed to create an association, joint venture, partnership, or principal/agent relationship between the Parties hereto or impose any partnership obligation or liability on either Party. Neither Party shall have any right, power or authority to enter into any agreement or commitment, act on behalf of, or otherwise bind the other Party in any way.

          19.12 Third Parties. This Agreement is intended solely for the benefit of the Parties, and nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party to this Agreement.

          19.13 Headings. The headings contained in this Agreement are solely for the convenience of the Parties and should not be used or relied upon in any manner in the construction or interpretation of this Agreement.

          19.14  Press Releases.  Prior to the Actual
Commercial Operation Date, neither Party shall issue any press release referring to this Agreement without coordination with, and the prior approval of the other Party.

          19.15 Survival of Rights. Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including, without limitation, warranties, remedies, promises of indemnity and confidentiality.

          19.16 Incorporated Provisions. PEPCO has an Areawide Contract with the General Services Administration (GS-00 P-90-BSD-
0027) (hereinafter referred to as the "Areawide Contract") which requires PEPCO to comply with the following Federal Acquisition Regulations ("FAR") clauses: (1) 52.222-26 Equal Opportunity (Apr.
1984), 48 C.F.R. 52.222-26 (1990); (2) 52.222-35 Affirmative Action
for Special Disabled and Vietnam Era Veterans (Apr. 1984), 48 C.F.R. 52.222-35 (1990); (3) 52.222-36 Affirmative Action for Handicapped Workers (Apr. 1984), 48 C.F.R. 52.222-36 (1990); (4) 52.219-8
Utilization of Small Business Concerns and Small Disadvantaged Business Concerns (Jun. 1985), 48 C.F.R. 52.219-8 (1989); and (5)
52.223-2 Clean Air and Water (Apr. 1984), 48 C.F.R.  52.223-2 (1990).

          To the extent that these and any other government contract clauses are required to be incorporated by reference and made part of this Agreement pursuant to the terms of the clauses themselves, the existence of the Areawide Contract or by operation of law, such clauses are hereby so incorporated and made part of the Agreement. Seller agrees to comply with the requirements of any such government contract clause to the extent that the clause applies to Seller and Seller is not otherwise exempt from these requirements.

          19.17 Sections. Unless otherwise specified, references in this Agreement to numbered Sections and Subsections shall be to Sections and Subsections of this Agreement.

                            ARTICLE XX
                  NO WARRANT OF FACILITY BY PEPCO

          20.1 No Implied Warranty. Notwithstanding any other provision of this Agreement, PEPCO's review and/or approval of any material or information submitted to PEPCO under this Agreement (including but not limited to any governmental or regulatory permit or approval) and any review, inspection or monitoring of the Facility or of the design and/or construction thereof by PEPCO and PEPCO's participation in the Operating Committee shall not be deemed to constitute either a waiver of any requirement of this Agreement or an endorsement of the design of the Facility nor a warranty or other assurance by PEPCO of the safety, durability or reliability of the Facility.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                              POTOMAC ELECTRIC POWER COMPANY

Attest:
                              By:  Paul Dragoumis
                              Title:  Executive Vice President


                              PANDA-BRANDYWINE, L.P.
                              By It's General Partner,
Attest:                       Panda Brandywine Corporation


                              By:  Robert W. Carter
                              Title:  Chairman, Chief Executive Officer





The undersigned, Panda Brandywine Corporation, the general partner in Panda-Brandywine, L.P., is executing this Power Purchase
Agreement for the limited purpose of acknowledging and agreeing to
comply with the provisions of Section   11.9 of this Agreement.


                              PANDA BRANDYWINE CORPORATION

Attest:
                              By:  Robert W. Carter
                              Title:  Chairman, Chief Executive Officer







                          APPENDIX G
                PROCEDURES FOR DETERMINATION OF
                     FAIR MARKET VALUE OF
                           FACILITY

           The then current net fair market value of the Facility shall be determined in accordance with the following procedures if upon the occurrence of an Event of Default by Seller, PEPCO notifies Seller of its intent to purchase the Facility pursuant to section 15.2(b) of the Agreement:

           1. PEPCO shall, at PEPCO's expense, submit to the Seller, within twenty (20) days of the receipt by the Seller of PEPCO's notice of intent to purchase the Facility, an appraisal of the then current net fair market value of the Facility repared by a nationally recognized engineering or consulting firm elected by PEPCO.

           2. In the event that Seller disagrees with the appraisal submitted by PEPCO, Seller shall promptly notify PEPCO to that effect and, within twenty (20) days of submittal of the appraisal by PEPCO, Seller shall obtain, at Seller's expense, its own appraisal of the current net fair market value of the acility prepared by a nationally recognized engineering or consulting firm selected by Seller.

           3. If the Parties or the two (2) appraisers cannot reach a consensus on the current net fair market value of the Facility within ten (10) Days of the submission of Seller's appraisal to PEPCO, then the two (2) appraisers shall designate a third similarly qualified appraiser within five (5) Days after the end of such ten (10) Day period. PEPCO and Seller shall share equally the expenses of the third appraiser. The current net fair market value of the Facility shall be the average of the values submitted by any two (2) of the three (3) appraisers which are nearest to each other (or, if the two (2) extreme values are equidistant from the middle value, the middle value), which average (or middle value) shall be presented to PEPCO and Seller. If an average (or middle value) has not been determined within fifteen (15) Days of the designation of the third appraiser, PEPCO and Seller may mutually agree to terminate such appriasal process and to initiate a new process to determine the current net fair market value of the Facility (either pursuant to the procedures set forth in this Appendix or otherwise), provided, however, that PEPCO and Seller and/or the appraisers must reach agreement on the purchase price within one hundred and twenty (120) Days after Seller's receipt of PEPCO's notification of its intent to pursue its right to purchase the Facility under Subsection 15.2(b)

           4. Seller shall provide the appraisers with reasonable access to the Facility (including the Site) and to records anclicable to the Facility (including the Site) during normal business hours in order to enable the appraisers to conduct their appraisals. Seller shall provide PEPCO, its officers, employees, agents, and consultants with reasonable access to the Facility (including the Site) during normal business hours to conduct such inspections (including but not limited to soil sampling and other environmental audits and inspections) and review of records as PEPCO may deem appropriate in evaluating whether to acquire the Facility (including the Site).

           5. Following the establishment of the current net fair market value of the Facility pursuant to the procedures set forth in this Appendix G, PEPCO shall have up to ninety
(90) Days to provide Seller with irrevocable notice of whether PEPCO will purchase the Facility at such net fair market value. PEPCO's determination of whether to purchase the Facility shall be in PEPCO's sole discretion.

           6. In the event PEPCO elects to purchase the Facility pursuant to Subsection 15.2(b) of the Agreement and paragraph 5 above, Seller shall provide PEPCO good and marketable title to the Facility free and clear of all liens, conditions, easements, encumbrances or restrictions other than those which existed at the time of the appraisal process and which were not expressly excluded by the appraisers in establishing the current net fair market value of the Facility, as well as any other such encumbrance which PEPCO specifically and expressly agrees to assume; provided, however, that as long as the Financing documents remain in effect, Seller shall not sell the Facility to PEPCO hereunder unless: (i) PEPCO agrees to assume all of Seller's then-outstanding obligations under the Financing Documents with respect to the Facility, (ii) if PEPCO seeks to purchase and Seller agrees to sell the Facility free and clear of the Financing Documents, the net proceeds available to Seller must at a minimum be sufficient, and shall be used, to satisfy in full all of its then outstanding obligations under the Financing Documents (including without limitation any prepayment fees) with respect to the Facility, or (iii) the Financing Parties otherwise consent to the sale. PEPCO's purchase of the Facility shall be consummated at a settlement to be scheduled at a time and place mutually agreeable to the Parties. Seller and PEPCO shall execute and deliver at settlement all documents necessary to transfer, assign and convey to PEPCO all of Seller's right, title and interest in the Facility. PEPCO shall pay to Seller at settlement the amount specified in paragraph 5 hereof in cash, by certified check or by wire transfer of funds.

           7. Capitalized terms used in this Appendix shall have the meanings assigned to those terms in the Agreement, unless otherwise defined herein. Notices and other materials to be provided to the Parties hereunder shall be provided in accordance with the requirements set out in Section 19.2 of the Agreement.




                       APPENDIX K

           CONTRIBUTIONS TO MAINTENANCE RESERVE
             PURSUANT TO SUBSECTION 8.7(b)(ii)



                  Deposits      Withdrawals
                     to            from
                Maintenance     Maintenance
 Hours            Account         Account          Balance

8,000          $  696,000     $  475,000           $221,000

16,000            696,000        470,000           447,000

24,000            696,000        960,000           183,000

32,000            696,000        475,000           404,000

40,000            696,000        470,000           630,000

48,000            696,000      1,320,000             6,000
               ----------     ----------
               $4,176,000     $4,170,000
               ==========     ==========

(Schedule will repeat each 48,000 hours)









                     APPENDIX N
         EQUIVALENT AVAILABILITY FACTOR ("EAF")

        N
           (PHm + SCAm - EUHm)
        m=1
EAF =   _______ _ _____ ___ _ _________ _______
        N
                        PHm
       m=1

Where:

m = Month

N = Number of Months in the calculation period

PH =      Period Hours: Total hours in the month.

          SCA =     Simple Cycle Adjustment: The total
          Net Electrical Output in simple cycle mode for the Month as provided for in Subsection
          6.2(b)(iv) of the Agreement divided by the average Available Capacity for the Month(4).

EUH =     Equivalent Unavailable Hours
          = UOH + POH + MOH + EUDH + EPDH + EMDH
Where:

          UOH =     Unplanned Outage Hours: Sum of the
          time, in hours, during which the Facility experienced a full unplanned outage including outage events with codes U1, U2, U3, and SF(1,2)

          POH =     Planned Outage Hours: Sum of the
          time, in hours, during which the Facility experienced a full planned outage or full planned outage extensions including outage events with codes PO and SE(1,2)

          MOH =     Maintenance Outage Hours: Sum of the
          time, in hours, during which the Facility experienced a full maintenance outage including outage events with code MO(1,2)

          EUDH =    Equivalent Unplanned Deration Hours:
          The sum of the products of the time (hours) and size (MW-net) for each unplanned derating of the Facility (deration events with codes D1, D2, and D3) divided by the average Available
          Capacity for the Month(1,3,4)

          EPDH =    Equivalent Planned Deration Hours:
          The sum of the products of the time (hours) and size (MW-net) for each planned derating of the Facility or extension thereof deration events with codes PD and DE) divided by the average
          Available Capacity for the Month(1,3,4)

          EMDH =    Equivalent Maintenance Deration
          Hours: The sum of the products of the time
          (hours) and size (MW net) for each mintenance
          aerating of the Facility or extension thereof
          (deration events with codes D4 and DE) divided
          by the average Available Capacity for the Month
          (1,3,4)

Notes:
(1) Outage and aeration events and their associated codes are defined in Appendix I in the Generating Unit
Event Reporting procedure.

(2) The Facility experiences a full outage event when it cannot supply electrical energy in the combined-cycle mode of operation.

(3) The Facility experiences a aeration event when its ability to supply electrical output in the combined cycle mode of operation is limited to below its Available
Capacity. The length of a aeration event excludes hours coincident with full planned, unplanned, or maintenance
Outage Events.

(4) The average Available Capacity is defined as the Available Capacity calculated for an ambient temperature equal to the average of the weekday peak hour temperatures for the Month, excluding those weekdays which are holidays recognized by PEPCO (as identified pursuant to Section 1.6 of the Agreement).



                  APPENDIX O
    EQUIVALENT FORCED OUTAGE RATE ("EFOR")

          N
               (UOHm + EUDHm  - SCAm)
          m=1
EFOR =    _______ __ ________________________ _________
          N
               (SHm + UOHm + EUDERSm)
          m=1
Where:

m =  Month
N =  Number of Months in the calculation period

UOH = Unplanned Outage Hours: Sum of the time, in hours, during which the Facility experienced a full unplanned outage including outage events with codes U1, U2, U3, and SF.(1,2)

EUDH = Equivalent Unplanned Deration Hours: The sum of the products of the time (hours) and size (MW net) for each unplanned derating of the Facility
          (deration events with codes D1, D2 and D3) divided by the average Available Capacity for the Month(1,3,4).

EUDHRS =  Equivalent Unplanned Deration Hours During Reserve
          Shutdown: The sum of the products of the length (hours) and size (MW net) for each unplanned derating of the Facility (Deration Events with codes D1, D2, and D3) which occurred during reserve shutdown divided by the average Available Capacity for the Month(1,3,4,5).

SCA = Simple Cycle Adjustment: The total Net Electrical Output of the Facility in simple cycle mode for the Month as provided for in Subsection 6.2(b)(iv) of the Agreement divided by the average Available Capacity for the Month(4).

SH = Service Hours: Sum of the time, in hours, when the Facility was electrically connected to the PEPCO
          System.

Notes:

     (1) Outage and aeration events and their associated codes are defined in Appendix I in the Generating Unit
          Event Reporting procedure.

     (2) The Facility experiences a full outage event when it cannot supply electrical energy in the combined-cycle mode.

     (3) The Facility experiences a deration event when its ability to supply electrical output in the combined-cycle mode of operation is limited to below its Available Capacity. The length of a deration event excludes hours coincident with full planned, unplanned, or maintenance outage events.

     (4) The average Available Capacity is defined as the Available Capacity calculated for an ambient temperature equal to the average of the weekday peak hour temperatures for the Month, excluding those weekdays which are holidays recognized by PEPCO (as identified pursuant to Section 1.6 of the Agreement).

     (5) Hours when the Facility is available but not dispatched. Reserve shutdown hours are equal to Period
          Hours less Service Hours less all full planned, unplanned, and maintenance outage hours.



                             APPENDIX P
                    VALUATION PROCEDURES FOR PEPCO'S
               BUYOUT RIGHTS UNDER SUBSECTION 18.6(b)(ii)

The fair market value of the Facility shall be determined in accordance with the following procedures if PEPCO notifies the Financing Parties and the Seller of its intent to pursue its right to purchase the Facility pursuant to Subsection 18.6(b)(ii).

1. PEPCO and the Financing Parties shall negotiate for a period of sixty (60) Days after receipt by the Financing Parties of PEPCO's notification of PEPCO's intent to pursue its right to purchase the Facility pursuant to Subsection 18.6(b)(ii) in an effort to agree upon the purchase price. If PEPCO and the Financing
Parties cannot agree upon the purchase price within such sixty (60) Day period, then, within the next ten (10)
Days, PEPCO and the Financing Parties each shall, at its own expense, select an appraiser from a nationally recognized engineering or consulting firm.

2. If the two (2) appraisers cannot reach a consensus on the fair market value of the Facility within ten (10)
Days of the submission of the matter to them by PEPCO and the Financing Parties, then the two (2) appraisers shall designate a third similarly qualified appraiser within five (S) Days after the end of such ten (10) Day period. PEPCO and the Financing Parties shall share equally the expenses of the third appraiser. The fair market value of the Facility shall then be the average of the values submitted by any two (2) of the three (3) appraisers which are nearest to each other (or, if the two (2) extreme values are equidistant from the middle value, the middle value), which average (or middle value) shall be presented to PEPCO and the Financing
Parties hereto. If an average (or middle value) has not been determined within fifteen (15) Days of the designation of the third appraiser, PEPCO and the Financing Parties may mutually agree to terminate such appraisal process and to initiate a new process to determine the fair market value of the Facility (either pursuant to the procedures set forth in this Appendix or otherwise), provided, however, that PEPCO and the Financing Parties and/or the appraisers must reach agreement on the purchase price within one hundred and twenty (120) Days after the Financing Parties' and Seller's receipt of PEPCO's notification of its intent to pursue its right to purchase the Facility under Subsection 18.6(b)(ii).

3. Notwithstanding any other considerations, a bona fide offer received by the Financing Parties from a third party not affiliated or otherwise related to, or associated with, the Financing Parties, which offer is acceptable to the Financing Parties in their sole discretion, shall be presumptive evidence of fair market value.

4. PEPCO and the Financing Parties shall use all reasonable efforts to arrive at a mutually agreeable determination of the fair market value of the Facility as expeditiously as possible, and shall negotiate in good faith to arrive at such determination. The
Financing Parties and the Seller shall provide the appraisers with reasonable access to the Facility
(including the Site) and to records applicable to the Facility (including the Site) during normal business hours in order to enable the appraisers to conduct their appraisals. The Financing Parties and the Seller shall provide PEPCO, its officers, employees, agents, and consultants with reasonable access to the Facility
"including the Site) during normal business hours to conduct such inspection (including but not limited to soil sampling and other environmental audits and inspections) and reviews of records as PEPCO may deem appropriate in evaluating whether to acquire the Facility.

5. Following the establishment of the fair market value of the Facility pursuant to the procedures set forth in this Appendix P, PEPCO shall have up to thirty
(30) Days to provide the Financing Parties and the Seller with irrevocable notice of whether PEPCO will purchase the Facility at such fair market value. PEPCO's determination of whether to purchase the Facility shall be in PEPCO's sole discretion.

6. In the event PEPCO elects to purchase the Facility, pursuant to Subsection 18.6(b)(ii) and paragraph 5 above, PEPCO shall purchase the Facility free and clear of all liens, conditions, easements, encumbrances or restrictions other than those which existed at the time of the appraisal process or which PEPCO specifically agrees to assume. The appraisers must take all such liens, conditions, easements, encumbrances or restrictions into account in establishing the fair market value of the Facility. The Financing Parties in the Financing Documents shall recognize PEPCO's rights as set forth herein, and in Subsection 18.6(b)(ii).
PEPCO's purchase of the Facility shall be consummated at a settlement to be scheduled within two hundred and seventy (270) Days from the receipt by the Financing
Parties and the Seller of PEPCO's notice of its intention to pursue its right to purchase the Facility pursuant to Subsection 18.6(b)(ii), at a time and place mutually agreeable to PEPCO and the Financing Parties.
The Financing Parties, the Seller and PEPCO shall execute and deliver at settlement all documents necessary to transfer, assign and convey to PEPCO all of the right, title and interest in the Facility. PEPCO shall pay to the Financing Parties (or to the Seller, if so instructed by the Financing Parties) at settlement the amount specified in paragraph 5 hereof in cash, by certified check or by wire transfer of funds.

7. Capitalized terms used in this Appendix shall have the meanings assigned to those terms in the Agreement, unless otherwise defined herein. Notices and other materials to be provided to PEPCO, the Financing Parties and the Seller hereunder shall be provided in accordance with the requirements set out in Section 19.2 of the Agreement, at the following addresses:

PEPCO:
Manager, Supply Side Resources
PEPCO
l900 Pennsylvania Avenue, N.W.
Washington, D.C. 20068
Telephone: (202) 872-3044
Telefacsimile: (202) 331-6185

With a copy to:

Vice-President, Energy Policy
and Development
PEPCO
1900 Pennsylvania Avenue, N.W.
Washington, D.C. 20068

SELLER

President
Panda Energy Corporation
4100 Spring Valley
Suite 1001
Dallas, Tx 75244
Telephone: (214) 980-7159
Telefacsimile: (214) 980-6815
FINANCING PARTIES: (To be
provided by Seller after the Closing Date)

8. The Seller shall cooperate with PEPCO and the Financing Parties to implement the provisions of this Appendix P and PEPCO's right to purchase the Facility in accordance with Subsection 18.6(b)(ii). The Seller shall be bound by any determination made by PEPCO and the Financing Parties as to the fair market value of the Facility or any other terms and conditions of the transfer of the Facility to PEPCO.